Exhibit 10.1

DELAYED DRAW TERM LOAN AND BRIDGE LOAN CREDIT AGREEMENT

among

PAR PETROLEUM CORPORATION

as Borrower,

THE OTHER CREDIT PARTIES HERETO from time to time,

THE LENDERS PARTY HERETO from time to time,

as Lenders,

and

JEFFERIES FINANCE LLC,

as Administrative Agent

July 11, 2014

i

APPENDICES:

Appendix I – Definitions

EXHIBITS:

Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	Form of Responsible Officer’s Certificate
Exhibit C	–	Properties to be Encumbered
Exhibit D	–	Form of Mortgage
Exhibit E-1	–	Form of Term Note
Exhibit E-2	–	Form of Bridge Note
Exhibit F	–	Form of HPE Pledge Agreement
Exhibit F-1	–	Form of Limited Recourse Guaranty
Exhibit F-2	–	Form of Negative Pledge Agreement

Exhibit G	–	Borrowing Request
Exhibit H(1)	–	U.S. Tax Compliance Certificate (Non-Partnerships)
Exhibit H(2)	–	U.S. Tax Compliance Certificate (Partnerships)
Exhibit I	–	Form of Amended and Restated Pledge and Security Agreement
Exhibit J	–	Form of Perfection Certificate

SCHEDULES:

Schedule I	–	Commitments
Schedule II	–	Notice Information
Schedule 4.5	–	Existing Debt
Schedule 4.12(a)	–	California Oil and Gas Properties
Schedule 4.12(b)	–	Real Property and Property
Schedule 4.15	–	Violations of Intellectual Property Rights
Schedule 4.19	–	Hedging Contracts
Schedule 4.20	–	Material Agreements
Schedule 4.21	–	Equity Interests; Subsidiaries
Schedule 4.23	–	Insurance
Schedule 5.19	–	Conditions Subsequent
Schedule 6.1	–	Liens
Schedule 6.3	–	Agreements Restricting Liens and Distributions
Schedule 6.6	–	Transactions with Affiliates
Schedule 6.7	–	Investments
Schedule 6.21	–	Deposit Accounts

ANNEXES:

Annex 1	–	Bridge Interest Rate Schedule

v

DELAYED DRAW TERM LOAN AND BRIDGE LOAN CREDIT AGREEMENT

This Delayed Draw Term Loan and Bridge Loan Credit Agreement dated as of July 11, 2014, is among Par Petroleum Corporation, a Delaware corporation (“Borrower”), the Guarantors party hereto from time to time (together with the Borrower, each a “Credit Party” and collectively, the “Credit Parties”), the lenders party hereto from time to time (the “Lenders”), and Jefferies Finance LLC, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).

Recitals

A. WHEREAS, the Credit Parties, the Administrative Agent, and the lenders party thereto from time to time, entered into that certain Delayed Draw Term Loan Credit Agreement dated as of August 31, 2012 (as amended by the First Amendment to Delayed Draw Term Loan Credit Agreement dated as of September 28, 2012, as amended by the Waiver and Second Amendment to Delayed Draw Term Loan Credit Agreement dated as of November 29, 2012, as amended by the Third Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of December 28, 2012, as amended by the Fourth Amendment to Delayed Draw Term Loan Credit Agreement dated as of April 19, 2013, as amended by the Fifth Amendment to Delayed Draw Term Loan Credit Agreement dated as of June 4, 2013, as amended by the Sixth Amendment to Delayed Draw Term Loan Credit Agreement dated as of June 12, 2013, as amended by the Seventh Amendment to Delayed Draw Term Loan Credit Agreement dated as of June 17, 2013, as amended by the Eighth Amendment to Delayed Draw Term Loan Credit Agreement and Omnibus Amendment Agreement dated as of June 24, 2013, as amended by the Ninth Amendment to Delayed Draw Term Loan Credit Agreement dated as of August 1, 2013, as amended by the Tenth Amendment to Delayed Draw Term Loan Credit Agreement dated as of September 25, 2013, as amended by the Eleventh Amendment to Delayed Draw Term Loan Credit Agreement dated as of January 23, 2014, as amended by the Side Letter Agreement dated as of May 29, 2014 and as amended by the Twelfth Amendment to Delayed Draw Term Loan Credit Agreement dated as of May 30, 2014 (as so amended, the “Existing Credit Agreement”));

B. WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated to, among other things, provide for a Bridge Loan of up to $75 million and Term Loans of up to $50 million (inclusive of the Existing Term Loans (hereinafter defined) outstanding immediately after giving effect to this Agreement), in each case, subject to the terms and conditions set forth herein; and

C. WHEREAS, the Term Lenders that are “Lenders” under the Existing Credit Agreement have agreed to so amend and restate the Existing Credit Agreement and to make such Term Loans and the Bridge Lenders have agreed to make such Bridge Loan, in each case, subject to the terms and conditions set forth herein.

Agreements

For good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, Credit Parties, Lenders and Administrative Agent hereby agree as follows:

ARTICLE I.

DEFINITIONS, ACCOUNTING TERMS AND CONSTRUCTION

Section 1.1 Certain Defined Terms. As used in this Agreement, the capitalized terms defined above shall have the meanings set forth therein and the other capitalized terms used in this Agreement shall have the meanings set forth on Appendix I (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined).

Section 1.2 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Administrative Agent and/or the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with the preparation of the latest financial statements furnished to the Administrative Agent and/or the Lenders hereunder. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the preparation of the annual or quarterly financial statements furnished to the Administrative Agent and/or the Lenders pursuant to Section 5.6 most recently delivered prior to or concurrently with such calculations. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4 Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, restated, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph, article and/or section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph, article and/or section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 1.5 Amended and Restated. It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests and Liens securing all Obligations (as defined in the Existing Credit Agreement) of the Credit Parties under the Existing Credit Agreement, that all of the Obligations and other Debt of the Credit Parties hereunder and thereunder be secured by the Liens created by the Loan Documents, that the Term Loan Obligations and Bridge Loan Obligations be secured by pari passu security interests in and Liens on the Collateral and that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made in accordance with the terms of Section 10.1 of the Existing Credit Agreement. In addition, unless specifically amended hereby or amended or amended and restated in connection herewith, each of the Loan Documents shall continue in full force and effect and, from and after the Closing Date, all references to the “Agreement” or “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

Section 1.6 Reaffirmation and Grant of Security Interests.

(a) Each Guarantor, subject to the terms and conditions contained herein and in the other Loan Documents, has (i) guarantied the Obligations and (ii) created Liens in favor of the Administrative Agent for the benefit of the Secured Parties on the Collateral to secure the Guaranteed Obligations and all of its other obligations under the Loan Documents. Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to this Agreement. Each Credit Party hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee and/or secure, as the case may be, to the fullest extent possible in accordance with such Loan Document, the payment and performance of the Obligations (including the Guaranteed Obligations), as the case may be, including, without limitation, the payment and performance of all such applicable Obligations that are joint and several obligations of any Credit Party now or hereafter existing, and (ii) grants to the Administrative Agent for the benefit of the Secured Parties a continuing Lien on and security interest in and to such Credit Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of all Obligations (including the Guaranteed Obligations) subject to the terms and conditions contained herein and in the Loan Documents (whether at stated maturity, by acceleration or otherwise).

(b) Each Credit Party acknowledges and agrees that the Loan Documents (as amended, restated, amended and restated, supplemented or otherwise modified in connection herewith) to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the Existing Credit Agreement.

ARTICLE II.

CREDIT FACILITIES

Section 2.1 Term Loan.

(a) Existing Term Loans. The parties hereto acknowledge and agree that the Term Lenders on the Closing Date held an aggregate principal amount of $34,463,549.77 of New Tranche B Loans immediately after capitalizing all un-capitalized PIK-B Interest (as defined in the Existing Credit Agreement) accrued on account of the New Tranche B Loans but before giving effect to this Agreement. The Credit Parties and Term Lenders agree (and the Bridge Lenders acknowledge) that such New Tranche B Loans are hereby converted to Term Loans for all purposes hereunder, such that, as of the Closing Date and immediately after giving effect to this Agreement (but before the making of any Advances hereunder), an aggregate principal amount of $34,463,549.77 of Term Loans were outstanding (collectively, and expressly excluding the New Term Loans (hereinafter defined), the “Existing Term Loans”).

(b) New Term Loans.

(i) Term Loan Commitments. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Lender severally, and not jointly, agrees to make its Pro Rata Share of the new Term Loans available to the Borrower in Dollars during the Term Loan Availability Period in accordance with Sections 2.1(b) and 2.1(c) hereof (such new Term Loans made by the Term Lenders, the “New Term Loans”); provided, however, (i) with regard to each Term Lender individually, the sum of such Term Lender’s Pro Rata Share of the aggregate principal amount of the outstanding New Term Loans (excluding all Term Loan PIK Interest) shall not at any time exceed such Term Lender’s Term Loan Commitment, which is set forth in Schedule I attached hereto, (ii) with regard to the Term Lenders collectively, the sum of the aggregate principal amount of the Advances (excluding all Term Loan PIK Interest and any payments on account of such Advances) made hereunder shall not at any time exceed the Total Term Loan Commitment, (iii) in no event shall any Advance be made hereunder which would exceed the amount of the Borrowing Availability then available and (iv) the Term Lenders shall not be required to make more than three (3) Advances hereunder (and each of such Advances shall be made in accordance with Section 2.1(c) hereof). Upon any Term Lender funding its entire Term Loan Commitment in accordance with the provisions hereof, such Term Lender will have no further commitment to fund New Term Loans hereunder. The failure of any Term Lender to make any New Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any Term Lender to make any New Term Loan required to be made by such Term Lender). Amounts repaid or prepaid on any Term Loan shall not be reborrowed.

(ii) Each Term Lender shall make the New Term Loans by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m., New York City time, on the date of such Borrowing and, with respect to the First Advance, upon satisfaction of the conditions precedent set forth in Sections 3.1 and 3.2 hereof, and, with respect to the Second Advance and Third Advance, upon satisfaction of the conditions precedent set forth in Section 3.2 hereof, the Administrative Agent shall promptly credit and/or remit the amounts so received to an account as directed by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived by Term Lenders, return the amounts so received to the respective Term Lenders.

(iii) The Administrative Agent shall only be required to advance funds to the Borrower with respect to the New Term Loans to the extent that the Administrative Agent shall have received such funds from the Term Lenders.

(iv) To request the New Term Loans, the Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent and each Term Lender three (3) Business Days before the date of such Borrowing (or four (4) Business Days before the date of such Borrowing if the Borrowing Request is received after 1:00 p.m. New York City time, by the Administrative Agent or any Term Lender) (or such shorter period of time before such Borrowing agreed to by Administrative Agent and Term Lenders). The Borrowing Request shall be irrevocable and shall specify the following information in compliance with the foregoing provisions of Section 2.1:

(A) the aggregate amount of such requested Borrowing;

(B) the date of such Borrowing, which shall be a Business Day;

(C) the location and number of Borrower’s account to which funds are to be disbursed; and

(D) with respect to the First Advance, the conditions set forth in Sections 3.1 and 3.2 have been satisfied (or waived by the Term Lenders and, in the case of the condition set forth in Section 3.2(i) hereof, the Administrative Agent) as of the date of the notice and, with respect to the Second Advance and the Third Advance, that the conditions set forth in Section 3.2 have been satisfied (or waived by the Term Lenders), in each case, as of the date of the notice.

(v) Promptly following receipt of a Borrowing Request in accordance with this Section 2.1, the Administrative Agent shall advise each Term Lender of the details thereof.

(c) Advances. Subject to the other terms and conditions set forth herein (including without limitation, the provisions set forth in Section 2.1(b) hereof), the New Term Loans shall be advanced to Borrower as follows:

(i) upon satisfaction (or waiver by the Term Lenders and in the case of Section 3.2(i) hereof, the Administrative Agent) of the conditions precedent set forth in Sections 3.1 and 3.2, an initial Advance of a New Term Loan in an amount equal to the lesser of (x) the amount of the Borrowing Request and (y) the remaining amount of Borrowing Availability (“First Advance”) provided that the Borrower hereby irrevocably directs the Term Lenders to use a portion of the proceeds of the First Advance to pay the Closing Payment in full and as such, each Term Lender who funds the First Advance shall net fund its Pro Rata Share of the First Advance to facilitate the payment to such Term Lender of its Pro Rata Share of the Closing Payment;

(ii) after the Closing Date but prior to the expiration of the Term Loan Availability Period, upon satisfaction of the conditions set forth in Section 3.2, a second advance of a Term Loan in an amount equal to the lesser of (x) the amount of the Borrowing Request and (y) the remaining amount of Borrowing Availability (“Second Advance”); and

(iii) after the Closing Date but prior to the expiration of the Term Loan Availability Period, upon satisfaction of the conditions set forth in Section 3.2, a third advance of a Term Loan in an amount equal to the lesser of (x) the amount of the Borrowing Request and (y) the remaining amount of Borrowing Availability (“Third Advance”).

(d) All Term Loan Obligations shall become due and payable on the Term Loan Maturity Date.

Section 2.2 Bridge Loan.

(a) Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Bridge Lender severally, and not jointly, agrees to make its Pro Rata Share of the bridge loan available to the Borrower in Dollars during the Bridge Loan Availability Period in accordance with Section 2.2(a) and Section 2.2(b) hereof (the bridge loan made (or contemplated to be made) in accordance with this Section 2.2, the “Bridge Loan”) provided, however, (i) with regard to each Bridge Lender individually, the sum of such Bridge Lender’s Pro Rata Share of the aggregate principal amount of the outstanding Bridge Loan (excluding all Bridge Loan PIK Interest) shall not at any time exceed such Bridge Lender’s Bridge Loan Commitment, which is set forth in Schedule I attached hereto, (ii) with regard to the Bridge Lenders collectively, the sum of the aggregate principal amount of the Bridge Loan made by all Bridge Lenders (excluding all Bridge Loan PIK Interest) shall not at any time exceed the Total Bridge Loan Commitment, and (iii) the Bridge Lenders shall not be required to make more than one (1) Bridge Loan hereunder. Upon any Bridge Lender funding its entire Bridge Loan Commitment in accordance with the provisions hereof, such Bridge Lender will have no further commitment to fund any portion of the Bridge Loan hereunder. The failure of any Bridge Lender to make any portion of the Bridge Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any Bridge Lender to make any portion of the Bridge Loan required to be made by such Bridge Lender). Amounts repaid or prepaid on the Bridge Loan shall not be reborrowed.

(i) Each Bridge Lender shall make its portion of the Bridge Loan by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m., New York City time, on the date of such Borrowing and, upon satisfaction of the conditions precedent set forth in Section 3.3 hereof, the Administrative Agent shall promptly credit and/or remit the amounts so received to an account as directed by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived by the Bridge Lenders, return the amounts so received to the respective Bridge Lenders.

(ii) The Administrative Agent shall only be required to advance funds to the Borrower with respect to the Bridge Loan to the extent that the Administrative Agent shall have received such funds from the Bridge Lenders.

(iii) To request the Bridge Loan, the Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent and each Bridge Lender three (3) Business Days before the date of such Borrowing (or four (4) Business Days before the date of such Borrowing if the Borrowing Request is received after 1:00 p.m. New York City time, by Administrative Agent or any Bridge Lender) (or such shorter period of time before such Borrowing agreed to by Administrative Agent and Bridge Lenders). The Borrowing Request shall be irrevocable and shall specify the following information in compliance with the foregoing provisions of Section 2.2:

(A) the aggregate amount of the requested Borrowing;

(B) the date of such Borrowing, which shall be a Business Day;

(C) the location and number of the account(s) to which funds are to be disbursed; and

(D) the conditions set forth in Section 3.3 have been satisfied (or waived by Bridge Lenders and, in the case of the condition set forth in Section 3.3(j) hereof, the Administrative Agent) as of the date of the notice.

(b) Promptly following receipt of a Borrowing Request in accordance with this Section 2.2, the Administrative Agent shall advise each Bridge Lender of the details thereof.

(c) Subject to the other terms and conditions set forth herein (including without limitation, the provisions set forth in Sections 2.2(a) and 2.2(b) hereof) and solely to the extent that the conditions set forth in Section 3.3 have been satisfied (or waived by the Bridge Lenders) prior to the expiration of the Bridge Loan Availability Period, upon Borrower’s delivery of the Borrowing Request (requesting the Bridge Loan) in accordance with the provisions hereof, the Bridge Loan shall be advanced to Borrower in an amount equal to the lesser of (x) the amount of such Borrowing Request and (y) the amount of the Total Bridge Loan Commitment.

(d) All Bridge Loan Obligations shall become due and payable on the Bridge Loan Maturity Date.

Section 2.3 Funding Limitations. For the avoidance of doubt, Administrative Agent shall have no Commitments (to make any Loans) in its capacity as Administrative Agent and Administrative Agent’s requirement to make the Loans (from proceeds of the Loans received from the applicable Lenders) in accordance with the provisions hereof shall be limited to the funds that it receives from the Lenders (to fund their respective Loan(s)).

Section 2.4 Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of (i) the Term Lenders, the unpaid principal amount of the Term Loans and all other Term Loan Obligations on the Term Loan Maturity Date and (ii) the Bridge Lenders, the unpaid principal amount of the Bridge Loan and all other Bridge Loan Obligations on the Bridge Loan Maturity Date. All payments or repayments of the Loans made pursuant to this Section 2.4(a) shall be made in Dollars.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the portion of the Loans funded by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of the Loans made hereunder; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded in the absence of manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In the event of a conflict between records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that the portion of the Loans funded by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit E-1 or Exhibit E-2, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such applicable form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered as signs).

Section 2.5 Fees and Original Issue Discount.

(a) Administrative Fee. Borrower shall pay (i) the Administrative Agent an annual administrative fee (the “Administrative Fee”) as set forth and in accordance with the terms and provisions of the Administrative Agent Fee Letter and (ii) the Lenders a closing payment (the “Closing Payment”) as set forth and in accordance with the terms and provisions of the Closing Payment Letter. The Administrative Fee and the Closing Payment, each, shall be earned in full on the Closing Date and shall be payable in accordance with the provisions of the Administrative Agent Fee Letter or the Closing Payment Letter, as applicable. Neither the Administrative Fee nor the Closing Payment shall in any way limit Borrower’s obligations to pay any other amount hereunder, or reimburse the Administrative Agent or the Lenders for any cost or expense, under the Loan Documents.

(b) Term Loan.

(i) Reserved.

(ii) Original Issue Discount. The New Term Loans shall be issued with an original issue discount of 5% such that the Term Lenders shall lend 95 cents of each $1 of New Term Loans made pursuant to Sections 2.1(b) and (c) hereof.

(iii) Term Loan Exit Fee. Any Term Loan prepaid or repaid (whether voluntary or mandatory) after the third anniversary of the Closing Date shall be accompanied by an exit fee equal to three percent (3%) of the amount so prepaid or repaid, which amount prepaid or repaid shall include, for the avoidance of doubt, any capitalized Term Loan PIK Interest (such exit fee, the “Term Loan Exit Fee”). The Term Loan Exit Fee shall be fully earned and due and payable in cash on the date on which such prepayment or repayment is made. For the avoidance of doubt, the Term Loan Exit Fee shall be due in connection with any repayment or prepayment of any of the Term Loan Obligations after the third anniversary of the Closing Date whether or not such prepayment or repayment (x) is optional by the Borrower, (y) occurs as a result of a mandatory prepayment pursuant to Section 2.8, or (z) occurs pursuant to or following an acceleration of the Term Loan Obligations as set forth in Sections 7.2 or 7.3 including, but not limited to, as a result of the Administrative Agent’s or the Lenders’ exercise of their rights and remedies following the occurrence of an Event of Default and/or during a Debtor Relief Law proceeding.

(c) Bridge Loan.

(i) Commitment Fee. On the date on which the First Advance is made, the Borrower shall pay to each Bridge Lender in cash, its Pro Rata Share of a commitment fee in the amount of $1,875,000 (the “Commitment Fee”) provided that Borrower shall not pay to (x) Chatham Asset High Yield Master Fund, LTD its Pro Rata Share of the Commitment Fee until it has submitted its IRS Forms W-8BEN-E and US Tax Compliance Certificate to Administrative Agent and (y) Omega Charitable Partnership, L.P its Pro Rata Share of the Commitment Fee until (1) each of the partners of Omega Charitable Partnership, L.P has submitted to Administrative Agent its W-9 or W-8BEN (if such partner is a foreign individuals) or W8-BEN-E (if such partner is any other foreign entity) and (2) Omega Charitable Partnership, L.P has submitted to Administrative Agent its US Tax Compliance Certificate if any of its partners is relying on the portfolio interest exception . The Commitment Fee shall be fully earned and nonrefundable on the Closing Date, whether or not the Bridge Loan is made hereunder.

(ii) Funding Fee. On the date on which the Bridge Loan is made, the Borrower shall pay to each Bridge Lender that funds its Pro Rata Share of the Bridge Loan, a funding fee, in cash, in an amount equal to two percent (2%) of the principal amount of the Bridge Loan funded by such Bridge Lender (the “Funding Fee”). The Funding Fee shall be fully earned and nonrefundable on the date on which the Bridge Loan is made. Notwithstanding the foregoing, each Bridge Lender shall be permitted to elect that the Funding Fee be paid in the form of original issue discount when the Bridge Loan is made rather than in the form of a cash payment on the date on which the Bridge Loan is made provided that each such Bridge Lender notifies the Borrower in writing of such election at least two (2) Business Days before the Bridge Loan is made.

(iii) Extension Fee. If any portion of the Bridge Loan is made and remains outstanding on the Extension Date, the Borrower shall pay to each Bridge Lender that made its Pro Rata Share of such Bridge Loan, an extension fee (the “Extension Fee”) in an amount equal to two and one half percent (2.50%) of the aggregate principal amount of the portion of the Bridge Loan owed to such Bridge Lender on the Extension Date (including all additional principal that represents Bridge Loan PIK Interest), which fee shall be fully earned and due and payable by the Borrower on the Extension Date.

(iv) Bridge Loan Exit Fee. If any portion of the Bridge Loan is prepaid or repaid (whether voluntary or mandatory) after the Extension Date, such prepayments shall be made, together with an exit fee (an “Bridge Loan Exit Fee”), in cash, in an amount equal to (a) in the case of prepayments or repayments made after the Extension Date to and including the second anniversary of the Closing Date, two percent (2%) of the aggregate principal amount of the portion of the Bridge Loan prepaid or repaid on such date which amount prepaid or repaid shall include, for the avoidance of doubt, any capitalized Bridge Loan PIK Interest and (b) in the case of prepayments or repayments made on any date after the second anniversary of the Closing Date, five percent (5%) of the aggregate principal amount of the portion of the Bridge Loan prepaid or repaid on such date which amount prepaid or repaid shall include, for the avoidance of doubt, any capitalized Bridge Loan PIK Interest. The Bridge Loan Exit Fee shall be fully earned and due and payable in cash on the date on which such prepayment or repayment is made.

Section 2.6 Interest.

(a) Term Loan Interest.

(i) The Term Loans shall bear interest, at the election of the Borrower, subject to the terms and conditions hereof, as follows (“Term Loan Interest”):

(A) at a rate per annum equal to ten percent (10%), which shall accrue daily from and including the Closing Date and be payable in cash on a quarterly basis in accordance with Section 2.6(d) hereof (“Term Loan Cash Interest”); or

(B) at a rate per annum equal to twelve percent (12%) which shall accrue daily from and including the Closing Date and be paid in kind and capitalized (and thereby added to principal, which shall thereafter accrue interest) on the last day of each fiscal quarter of the Borrower (“Term Loan PIK Interest”);

(ii) Term Loan Interest shall be payable as Term Loan PIK Interest unless the Administrative Agent and each Term Lender shall have received a written notice from Borrower electing to pay Term Loan Cash Interest at least thirty (30) days prior to the date on which the next interest payment is due.

(b) Bridge Loan Interest.

(i) The Bridge Loan shall bear interest, subject to the terms and conditions hereof, as follows:

(A) from and including the Closing Date to but excluding July 1, 2015, at a rate per annum equal to nine percent (9%) which shall accrue daily and be paid in kind and capitalized (and thereby added to principal, which shall thereafter accrue interest) on the last day of each fiscal quarter of the Borrower (any such interest paid in kind by adding such amounts to the outstanding principal amount of the Bridge Loan, the “Bridge Loan PIK Interest”);

(B) from and including July 1, 2015, at a rate per annum equal to eleven percent (11%), which shall accrue daily and be payable in cash in accordance with Section 2.6(d) hereof and which interest rate shall increase by 0.50% per annum immediately after the end of each three month period thereafter (any such interest accruing on the Bridge Loan and payable in cash, the “Bridge Loan Cash Interest”) provided that from and including July 1, 2015 to but excluding July 1, 2016, the Borrower may at its sole election, pay up to fifty percent (50%) of the interest due and payable on any such quarterly Interest Payment Date during such period in the form of Bridge Loan PIK Interest provided that (x) the interest rate due upon the Borrower so electing to pay Bridge Loan PIK Interest shall increase by 0.75% in excess of the then applicable interest rate, as depicted in the Bridge Interest Rate Schedule attached hereto as Annex 1 and (y) the Administrative Agent and Bridge Lenders shall have received a written notice of Borrower’s election to pay Bridge Loan PIK Interest within ten (10) Business Days prior to the next quarterly Interest Payment Date. From and after July 1, 2016, all interest accruing in respect of the Bridge Loan shall be paid in cash at the interest rate otherwise applicable in regards to Bridge Loan Cash Interest.

(c) Notwithstanding the foregoing, from and after the date that an Event of Default shall have occurred and be continuing, (i) all outstanding Obligations shall, to the extent permitted by applicable law, bear interest at a rate per annum equal to the interest rate then in effect as provided in Sections 2.6(a) and 2.6(b) hereof plus two percent (2%) per annum from the initial date on which such Event of Default occurred (the “Default Rate”) and (ii) all interest accrued and accruing shall be payable in cash on demand.

(d) Interest accruing on the (i) Term Loans pursuant to Section 2.6(a)(i)(A) shall be payable in arrears on each Interest Payment Date in accordance with Section 2.6(a)(i)(A); provided that (A) interest accrued at the Default Rate pursuant to Section 2.6(c) shall be payable on demand and (B) in the event of any repayment or prepayment of the Term Loans (or any portion thereof), all interest accrued on the principal amount repaid or prepaid under Sections 2.6(a)(i)(A) and 2.6(a)(i)(B) (in the case of Section 2.6(a)(i)(B), to the extent such interest has not been capitalized) shall be payable on the date of such repayment or prepayment and (ii) Bridge Loan payable in cash shall be payable in arrears on each Interest Payment Date; provided that (A) interest accrued at the Default Rate pursuant to Section 2.6(c) shall be payable on demand and (B) in the event of any repayment or prepayment of the Bridge Loan (or any portion thereof), all interest accrued on the principal amount repaid or prepaid (including any accrued Bridge Loan PIK Interest which has not been capitalized yet) shall be payable on the date of such repayment or prepayment.

(e) All interest hereunder shall be computed on the basis of a year of 365 or 366 days, as the case may be, and in shall be payable quarterly for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.7 Termination of Commitments; Reduction of Commitments. All outstanding unfunded (x) Bridge Loan Commitments shall automatically terminate upon the expiration of the Bridge Loan Availability Period and (y) Term Loan Commitments shall automatically terminate upon the expiration of the Term Loan Availability Period. The Borrower may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time permanently reduce in part, any of the Commitments; provided, (i) any such partial reduction of the Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount and (ii) all reductions in Commitments shall be pro rata as among the same Class of Loan. The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, specifying the Class of Commitments to be so reduced (and the amount of such reduction within such Class), and such termination or reduction of the applicable Commitments shall be effective on the date specified in the Borrower’s notice.

Section 2.8 Optional and Mandatory Prepayments.

(a) Optional Payments.

(i) Subject to Sections 2.5(a)(iii) above and 2.8(a)(iii) below, the Borrower, at its option, may voluntarily repay the Term Loan Obligations, in whole or in part at any time. Each such repayment shall be accompanied by all accrued and unpaid interest on the portion of the Term Loan Obligations being repaid (including, but not limited to, all uncapitalized Term Loan PIK Interest accrued on account of such amount repaid) through the Repayment Date and the Term Loan Exit Fee due in accordance with Sections 2.5(a)(iii) above and 2.8(a)(iii) below; provided that each partial repayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 or, if less, the outstanding principal amount of the Term Loan Obligations.

Subject to Sections 2.5(b)(iv) above and 2.8(a)(iii) below, the Borrower, at its option, may voluntarily repay the Bridge Loan Obligations, in whole or in part at any time. Each such repayment shall be accompanied by all accrued and unpaid interest on the portion of the Bridge Loan Obligations being repaid (including, but not limited to, all uncapitalized Bridge Loan PIK Interest accrued on account of such amount repaid) through the Repayment Date and the Bridge Loan Exit Fee due in accordance with Sections 2.5(b)(iv) above and 2.8(a)(iii) below; provided that each partial repayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 or, if less, the outstanding principal amount of the Bridge Loan Obligations.

(ii) If the Borrower elects to repay the Loans pursuant to this Section 2.8(a), at least five (5) days prior to the Repayment Date (unless a shorter notice shall be agreed to in writing by the Administrative Agent and the Lenders) but not more than sixty (60) days before the Repayment Date, the Borrower shall notify the Administrative Agent in writing (which writing may be by electronic communication in accordance with Section 10.2(b)) of the Repayment Date, the principal amount of such Loans (or the portion thereof) to be repaid and the amount of the Term Loan Exit Fee and/or Bridge Loan Exit Fee to be paid, and deliver to the Administrative Agent, no later than two (2) Business Days prior to the Repayment Date, an Officer’s Certificate stating that such repayment will comply with the conditions contained in this Section 2.8(a). Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.

(iii) Once the notice of repayment described in Section 2.8(a)(ii) is provided, the Loans (or the portion thereof) to be prepaid shall become irrevocably due and payable on the Repayment Date, including the applicable Term Loan Exit Fee and/or Bridge Loan Exit Fee, as applicable, plus interest accrued through the Repayment Date; provided, however that notwithstanding the foregoing, the Borrower may revoke its notice of repayment if such repayment was conditioned on a financing or refinancing and such financing or refinancing is not consummated.

(b) Reserved.

(c) Asset Sales.

(i) Not later than ten (10) Business Days following the receipt of any Net Cash Proceeds of any Disposition of any Property of any Credit Party or any of its Subsidiaries (other than the Excluded Subsidiaries (unless the Equity Interests of such Excluded Subsidiary constitutes Collateral in which case the proceeds from the sale of any of such Equity Interests shall be applied in accordance with this Section 2.8(c)) and except for Dispositions of the JV Interests or Dispositions of the type described in Sections 2.8(c)(iii), (d), (e), (f) and (g)) now owned or hereafter acquired, the Borrower shall send a written notice to Administrative Agent and each Lender specifying that it intends to use such Net Cash Proceeds to apply to the Obligations, the proposed repayment date, the principal amount of the applicable Loans to be repaid, the amount of accrued interest due in connection therewith and the amount of any Bridge Loan Exit Fee and/or Term Loan Exit Fee due and payable in connection therewith and within twenty (20) days after receipt of such Net Cash Proceeds, Borrower shall apply 100% of such Net Cash Proceeds to make repayments of the Bridge Loan Obligations and Term Loan Obligations in accordance with Sections 2.8(h) and (i); provided that no such repayment shall be required under this Section 2.8(c)(i) with respect to (A) Dispositions for fair market value resulting in no more than an aggregate of $2,000,000 in Net Cash Proceeds per year, (B) any Disposition to the extent no Obligations are then outstanding on the date of receipt of such Net Cash Proceeds, or (C) Dispositions permitted by Section 6.4(b) other than Sections 6.4(b)(iii)(A) and (B), 6.4(b)(vi), 6.4(b)(vii), and 6.4(b)(xiii) (other than in regards to joint ventures that constitute Excluded Subsidiaries); and provided, further that, so long as no Default or Event of Default shall have occurred and be continuing or arise therefrom, the Borrower shall have the option upon written notice stating its intention to the Administrative Agent and each Lender (or by filing materials with the SEC stating Borrower’s intention and contemporaneously delivering such materials to the Administrative Agent and each Lender) within ten (10) Business Days of receipt of Net Cash Proceeds from such Disposition, directly or through one or more Credit Party, to invest or commit to invest such Net Cash Proceeds, (I) within one (1) year of receipt thereof to the costs of replacement of the properties or assets that are the subject of such Disposition or the cost of purchase or construction of other assets useful in the business of the Credit Parties or of the general type used in the business of the Credit Parties, in each case, to the extent that the replacement properties and assets and/or such other assets so purchased or constructed constitute Collateral subject to the Lien granted pursuant to the Security Instruments in favor of the Administrative Agent for the benefit of the Secured Parties in accordance with Sections 5.8, 5.11, 5.12 and 6.15, including through Acquisitions permitted hereunder; provided that if any amount is so committed to be reinvested within such one-year period, but is not reinvested within the later to occur of (x) six (6) months of the date of such commitment and (y) the end of such one-year period, the Borrower shall repay the Obligations in accordance with this Section 2.8(c)(i) in accordance with the procedures outlined above without giving further effect to such reinvestment right or (II) as a capital contribution or loan to the JV Company within twenty (20) Business Days of receipt thereof; provided that if any amount is so committed to be reinvested but is not reinvested within twenty (20) Business Days of receipt of such Net Cash Proceeds, the Borrower shall repay the Obligations in accordance with this Section 2.8(c)(i) in accordance with the procedures outlined above without giving further effect to such reinvestment right; and

(ii) Not later than one (1) Business Day following the receipt of any Net Equity Proceeds from the Disposition of any JV Interests, such Credit Party shall (or, shall cause its applicable Subsidiary to), subject to the Intercreditor Agreement, apply 100% of such Net Equity Proceeds to make repayments of the Obligations, if any are then outstanding, in accordance with Sections 2.8(h) and (i); provided that no such repayment shall be required under this Section 2.8(c)(ii) with respect to (A) any such Disposition to the extent no Obligations are then outstanding on the date of receipt of such Net Equity Proceeds, (B) any such Dispositions for fair market value resulting in no more than an aggregate of $1,000,000 in Net Equity Proceeds through the Stated Term Loan Maturity Date or (C) any such Disposition which results in the receipt by Credit Parties or their applicable Subsidiary of any Equity Interests with a fair market value equal to or greater than the fair market value of the JV Interests sold, as evidenced by a fairness opinion prepared by an investment bank, satisfactory to the Requisite Term Lenders and Requisite Bridge Lenders, in form and substance satisfactory to the Requisite Term Lenders and Requisite Bridge Lenders.

(iii) After the Contemplated Acquisition has been consummated, not later than one (1) Business Day following the receipt of any Net Equity Proceeds from the Disposition of any Equity Interests in Koko’oha Investments, Inc., Borrower shall cause any applicable Credit Party or Subsidiary to apply 100% of such Net Equity Proceeds to repay the Obligations, if any are then outstanding, in accordance with Sections 2.8(h) and (i); provided that no such repayment shall be required under this Section 2.8(c) with respect to any such Disposition to the extent no Obligations are then outstanding on the date of receipt of such Net Equity Proceeds.

(iv) Each repayment of any or all of the Loans shall be applied according to Sections 2.8(h) and (i). Repayments under this Section 2.8(c) shall be accompanied by accrued interest (including, but not limited to, all uncapitalized Bridge Loan PIK Interest and/or Term Loan PIK Interest, as applicable, accrued on account of such amount repaid) to the extent required by Section 2.6 and any Term Loan Exit Fee and/or Bridge Loan Exit Fee due in connection with such repayment. For the avoidance of doubt, Borrower shall be excused from making any prepayment of Loans required to be made pursuant to Section 2.8(c)(i) within the time periods set forth in Section 2.8(c)(i) to the extent that (A) it has delivered written notice to Administrative Agent and each Lender within ten (10) Business Days of receipt of Net Cash Proceeds from such Disposition stating its intention to reinvest the Net Cash Proceeds as set forth in such Section 2.8(c)(i) (or by filing materials with the SEC stating Borrower’s intention and contemporaneously delivering such materials to the Administrative Agent and each Lender) or (B) Borrower is not otherwise required to prepay the Obligations pursuant to Section 2.8(c)(i) hereof provided further that (i) the Borrower is otherwise entitled to invest or reinvest the Net Cash Proceeds pursuant to Section 2.8(c)(i) hereof and (ii) this sentence shall not be construed to limit the Borrower’s obligation to prepay the Loans to the extent that the Borrower fails to invest the applicable Net Cash Proceeds within the time periods set forth in Section 2.8(c)(i).

(v) Without limiting or otherwise modifying the perfection requirements with respect to Deposit Accounts (as defined in the Pledge and Security Agreement) set forth in the Pledge and Security Agreement, promptly upon delivering written notice to Administrative Agent and each Lender (or by filing materials with the SEC stating Borrower’s intention and contemporaneously delivering such materials to the Administrative Agent and each Lender) stating its intention to invest or reinvest the Net Cash Proceeds from a Disposition, all of such Net Cash Proceeds to be invested or reinvested pursuant Section 2.8(c)(i) shall be remitted to a Deposit Account that constitutes a Collateral Account until such amounts are so invested or reinvested.

(d) Debt Issuance.

(i) Not later than five (5) Business Days following the receipt of any Net Cash Proceeds (by any Credit Party or any applicable Subsidiary of a Credit Party) from any Debt Issuance (or from any Permitted Subordinated Debt permitted under Section 6.2(i)(i)) by any Credit Party or any of the Subsidiaries of the Credit Parties (other than the Excluded Subsidiaries with the exception of, upon the consummation of the Contemplated Acquisition, Koko’oha Investments, Inc. and its Subsidiaries, including without limitation the Mid Pac Entities), the Borrower shall send a written notice to Administrative Agent and each Lender specifying that it intends to use such Net Cash Proceeds to apply to the Obligations, the proposed repayment date, the principal amount of the applicable Loans to be repaid, the amount of accrued interest due in connection therewith and the amount of any Bridge Loan Exit Fee and/or Term Loan Exit Fee due and payable in connection therewith and, within twenty (20) days after receipt of such Net Cash Proceeds (by any Credit Party or any applicable Subsidiary of a Credit Party), Borrower shall apply 100% of such Net Cash Proceeds to make repayments of the Bridge Loan Obligations and Term Loan Obligations in accordance with Sections 2.8(h) and (i) hereof.

(ii) Each repayment under this Section 2.8(d) of any or all of the Loans shall be applied according to Sections 2.8(h) and (i) hereof. Repayments shall be accompanied by accrued interest (including, without limitation, any uncapitalized Bridge Loan PIK Interest and/or uncapitalized Term Loan PIK Interest, as applicable, accrued on account of the amount repaid) to the extent required by Section 2.6 and any Term Loan Exit Fee and/or Bridge Loan Exit Fee due in connection with such repayment.

(iii) Neither any prepayment made under this Section 2.8(d) nor any prepayment that Term Lenders elect not to receive pursuant to Section 2.8(i) hereof, shall be construed as a waiver or cure of any Default or Event of Default arising as a result of the incurrence of any Debt Issuance.

(e) JV Distributions. Not later than one (1) Business Day following the receipt of any cash Dividends or other distributions by any Credit Party (derived directly from the operations of the JV Company and not from any proceeds of Debt) in respect of any Credit Party’s ownership of the JV Interests, the Borrower shall make repayments of any outstanding Obligations in accordance with Sections 2.8(h) and (i) in an aggregate principal amount equal to 100% of such cash Dividends or other distributions; provided, however, that (i) the Borrower shall only be required to make such repayment after a Credit Party has received aggregate cash Dividends or other distributions totaling in excess of $500,000 in respect of any Credit Party’s ownership of the JV Interests and (ii) no such repayment shall be required under this Section 2.8(e) to the extent that such Dividends or other distributions are intended to be used by Borrower or the applicable Credit Party to pay Taxes attributable to such JV Interests that are owed by the Borrower or the applicable Credit Party and such Dividends and distributions are in fact so used.

(f) Casualty Events. Not later than ten (10) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Credit Party or any of its Subsidiaries (excluding the Excluded Subsidiaries), Borrower shall send a written notice to Administrative Agent and each Lender specifying its intent to use such Net Cash proceeds to apply to the Obligations, the proposed repayment date, the principal amount of the applicable Loans to be repaid, the amount of accrued interest due in connection therewith and the amount of any Bridge Loan Exit Fee and/or Term Loan Exit Fee due and payable in connection therewith and, within twenty (20) days after receipt of such Net Cash Proceeds, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to the Obligations in accordance with Sections 2.8(h) and (i) hereof; provided that no such repayment shall be required under this Section 2.8(f) with respect to any Disposition of property which constitutes a Casualty Event resulting in no more than $250,000 in Net Cash Proceeds per Casualty Event to the extent that the aggregate amount of Net Cash Proceeds from such Casualty Events does not exceed $500,000 in any fiscal year; provided, further:

(i) so long as no Default or Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so prepaid on such date to the extent that the Borrower shall, following the receipt of such Net Cash Proceeds, have delivered a certificate to the Administrative Agent and each Lender within ten (10) Business Days stating that such proceeds are expected to be applied to the costs of replacement or repair of the properties or assets that are the subject of such Casualty Event or the cost of purchase or construction of other assets useful in the business of the Credit Parties or of the general type used in the business of the Credit Parties, including through Acquisitions permitted hereunder and, in each case, otherwise in compliance with the terms of this Agreement no later than one (1) year after receipt of the Net Cash Proceeds from such Casualty Event; provided that, if the Property subject to the Casualty Event constitutes Collateral under any Security Instrument, then the replacement properties and assets and/or such other assets so purchased or constructed shall constitute Collateral subject to the Lien granted pursuant to the Security Instruments in favor of the Administrative Agent, for the benefit of the other Secured Parties in accordance with Sections 5.8, 5.11, 5.12 and 6.15, including through Acquisitions permitted hereunder; provided further that if any amount is so committed to be reinvested within such one-year period, but is not reinvested within the later to occur of (x) six (6) months of the date of such commitment and (y) the end of such one-year period, the Borrower shall repay the Obligations in accordance with this Section 2.8(f) in accordance with the procedures outlined above without giving further effect to such reinvestment right; and

(ii) for the avoidance of doubt, Borrower shall be excused from making any prepayment of Loans required to be made pursuant to the first paragraph of Section 2.8(f) within the time periods set forth in the first paragraph of this Section 2.8(f) to the extent that it has delivered written notice to Administrative Agent and each Lender within ten (10) Business Days of receipt of Net Cash Proceeds from such Disposition stating its intention to reinvest the Net Cash Proceeds as set forth in this Section 2.8(f) (or by filing materials with the SEC stating Borrower’s intention and contemporaneously delivering such materials to the Administrative Agent) provided that (i) the Borrower is otherwise entitled to invest or reinvest the Net Cash Proceeds pursuant to this Section 2.8(f) hereof and (ii) this sentence shall not be construed to limit the Borrower’s obligation to prepay the Loans to the extent that the Borrower fails to invest the applicable Net Cash Proceeds within the time periods set forth in this Section 2.8(f).

(iii) If a Casualty Event occurs at any Excluded Subsidiary whose Equity Interest is pledged to secure the Obligations, the Credit Parties shall cause such Excluded Subsidiary to use the Net Cash Proceeds from such Casualty Event to pay the costs of replacement or repair of the properties or assets that are the subject of such Casualty Event and/or the cost of purchase or construction of other assets by such Excluded Subsidiary which are useful in the business of such Excluded Subsidiary or of the general type used in the business of such Excluded Subsidiary.

(iv) Each repayment of any or all of the Loans under this Section 2.8(f) shall be applied according to Sections 2.8(h) and (i) hereof. Repayments shall be accompanied by accrued interest (including, without limitation, any uncapitalized Bridge Loan PIK Interest and/or uncapitalized Term Loan PIK Interest, as applicable, accrued on account of the amount repaid) to the extent required by Section 2.6 and any Term Loan Exit Fee and/or Bridge Loan Exit Fee due in connection with such repayment.

(v) Without limiting or otherwise modifying the perfection requirements with respect to Deposit Accounts (as defined in the Pledge and Security Agreement) set forth in the Pledge and Security Agreement, promptly upon delivering notice to Administrative Agent (or by filing materials with the SEC stating Borrower’s intention and contemporaneously delivering such materials to the Administrative Agent and each Lender) stating its intention to invest or reinvest the Net Cash Proceeds from a Casualty Event, all of such Net Cash Proceeds to be invested or reinvested pursuant to Section 2.8(f) shall be remitted to a Deposit Account that constitutes a Collateral Account until such amounts are so invested or reinvested.

(g) Equity Issuances. No later than five (5) Business Days following the date of receipt by the Borrower of any Net Equity Proceeds, the Borrower shall send a written notice to Administrative Agent and each Bridge Lender specifying its intent to use such Net Equity Proceeds to apply to the outstanding Bridge Loan Obligations (if any), the proposed repayment date, the principal amount of the Bridge Loans to be repaid, the amount of accrued interest due in connection therewith and the amount of any Bridge Loan Exit Fee due and payable in connection therewith and, within fifteen (15) days after receipt of such Net Equity Proceeds, the Borrower shall apply 100% of such Net Equity Proceeds to the outstanding Bridge Loan Obligations in accordance with Section 2.8(h) hereof until paid in full. Each repayment of any or all of the Loans under this Section 2.8(g) shall be applied according to Sections 2.8(h) hereof. Repayments shall be accompanied by accrued interest (including, without limitation, any uncapitalized Bridge Loan PIK Interest accrued on account of the amount repaid) to the extent required by Section 2.6 and any Bridge Loan Exit Fee due in connection with such repayment.

(h) Application of Repayments.

(i) Reserved.

(ii) Amounts to be applied pursuant to Sections 2.8(c), (d), (e) and (f) to the repayment of the Obligations shall be applied as follows: (i) First, towards payment of the Bridge Loan Exit Fee which is due in connection with such repayment, if any, until paid in full, (ii) Second, towards payment of interest and fees (other than the Bridge Loan Exit Fee) then due hereunder on account of the outstanding Bridge Loan in connection with such prepayment (including any accrued Bridge Loan PIK Interest in regards to such prepayment but not yet capitalized), until paid in full, (iii) Third, towards payment of the principal amount of the Bridge Loan then outstanding hereunder, until paid in full, (iv) Fourth, towards payment of any Term Loan Exit Fee which is due in connection with such repayment, until paid in full, (v) Fifth, towards payment of interest and fees (other than the Term Loan Exit Fee) then due hereunder on account of the outstanding Term Loans in connection with such prepayment (including any accrued Term Loan PIK Interest in regards to such prepayment but not yet capitalized), until paid in full, and (vi) Sixth, towards the principal amount of the Term Loans then outstanding hereunder, until paid in full, provided that, notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, upon receipt by Administrative Agent of a written direction from the Term Lenders holding at least seventy five percent (75%) of the outstanding unfunded Term Loan Commitments and outstanding principal amount of the Term Loans, all amounts to be applied to the Term Loan Obligations and the Bridge Loan Obligations pursuant to Sections 2.8(c), (d), (e) and (f) shall be applied as follows: (x) First, on a pro rata basis, towards payment of any Bridge Loan Exit Fee and Term Loan Exit Fee which are due in connection with such repayment, if any, until paid in full, (y) Second, on a pro rata basis, towards payment of the interest and fees (other than the Bridge Loan Exit Fee and the Term Loan Exit Fee) then due hereunder on account of the outstanding Bridge Loan and outstanding Term Loans in connection with such prepayment (including any accrued Bridge Loan PIK Interest and accrued Term Loan PIK Interest in regards to such prepayment but not yet capitalized), until paid in full, (z) Third, on a pro rata basis, towards payment of the principal amount of the Bridge Loan and Term Loan then outstanding hereunder, until paid in full. All amounts payable to Bridge Lenders under clauses (i), (ii) and (iii) of the immediately preceding sentence shall be distributed ratably among the Bridge Lenders in accordance with their Pro Rata Share of the outstanding Bridge Loan Obligations. All amounts payable to Term Lenders under clauses (iv), (v) and (vi) of the sentence before the immediately preceding sentence shall be distributed ratably among the Term Lenders in accordance with their Pro Rata Share of the outstanding Term Loan Obligations.

(i) Term Lender’s Election Regarding Prepayments. Each Term Lender shall be permitted to elect not to accept any mandatory prepayment otherwise payable pursuant to Sections 2.8(c), (d), (e) and/or (f) hereunder so long as such Term Lender notifies the Borrower and Administrative Agent in writing of such election at least three (3) Business Days before such payment is due hereunder. In the event that any Term Lender declines any portion of the mandatory prepayment otherwise payable to it under Sections 2.8(c), (d), (e), and/or (f) hereunder, such amount of the prepayment shall be permitted to be retained by Borrower to be used for any purpose not prohibited hereunder and shall not be required to be applied to prepay all or any portion of the Obligations pursuant to Sections 2.8(c), (d), (e), or (f) hereunder.

(j) Zell Change of Control. The Borrower shall provide the Administrative Agent and each Lender with written notice of the occurrence of any Zell Change of Control within ten (10) days after the occurrence of such Zell Change of Control. Twenty (20) days after the occurrence of a Zell Change of Control, (i) all outstanding Bridge Loan Obligations shall become due and payable at 101% of the principal amount of such Bridge Loan Obligations (plus all accrued interest, fees and other amounts outstanding at such time) and (ii) all outstanding Term Loan Obligations shall become due and payable at 101% of the principal amount of such Term Loan Obligations (plus all accrued interest, fees and other amounts outstanding at such time); provided that (A) each Term Lender may elect not to receive such payment to the extent that it so notifies the Administrative Agent and Borrower at least two (2) Business Days before the Term Loan Obligations become due and payable as a result of the Zell Change of Control and (B) a Zell Change of Control shall not be deemed to have occurred (i) if no Bridge Loan is then outstanding or (ii) after the Stated Bridge Loan Maturity Date (as defined herein on the Closing Date) unless any portion of the Bridge Loan remains outstanding at such time. For the avoidance of doubt, the Borrower’s prepayment obligation under this Section 2.8(j), shall be pari passu as between the Term Loan Obligations and Bridge Loan Obligations.

Section 2.9 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any recipient to any Taxes (other than Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the portion of the Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other recipient of making, converting to, continuing or maintaining its portion of the Loans or of maintaining its obligation to make its portion of the Loans, or to reduce the amount of any sum received or receivable by such Lender, or other recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, or other recipient, the Borrower will pay to such Lender or other recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the portion of the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.9 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.9 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall not begin earlier than the date of effectiveness of the Change in Law.

Section 2.10 Breakage Payments. In the event of the failure to borrow or prepay the Loans (or any portion thereof) on the date specified in any notice delivered pursuant hereto then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but excluding consequential damages and loss of anticipated profits), if any, attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.11 Payments Generally; Pro Rata Treatment; Sharing of Set Off.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Sections 2.9, 2.10 or 2.12, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent (at the direction of the Requisite Term Lenders and Requisite Bridge Lenders), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, 19th Floor, New York, New York 10022, Attn: Account Officer – Par Petroleum (or to such deposit account as directed by Administrative Agent), except that payments pursuant to Sections 2.9, 2.10, 2.12, 8.8 and 10.4 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars, except as expressly specified otherwise.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the priorities set forth in Section 7.6 in the case of proceeds received by the Administrative Agent in respect of any sale of, collection from or realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies) (i) first, towards payment of the Term Loan Exit Fee and/or Bridge Loan Exit Fee which is due in connection with any repayment, until paid in full, (ii) second, towards payment of interest (including, but not limited to, any outstanding Term Loan PIK Interest and/or Bridge Loan PIK Interest not yet capitalized) and fees (other than the Term Loan Exit Fee and Bridge Loan Exit Fee) then due hereunder, until paid in full, and (iii) third, towards payment of principal then due on account of the Loans and all other Obligations, with all such amounts distributed on a pro rata basis among the parties entitled thereto in accordance with the amounts of principal, interest and fees then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Obligations resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its portion of the Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the respective portions of the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in the Loans (or its portion thereof) to any assignee or participant. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation. If under applicable Debtor Relief Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.11(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.11(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received notice in writing from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may in its sole discretion assume that the Borrower has made such payment on such date in accordance herewith and may in its sole discretion, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Requisite Lenders in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.11(c), 2.11(d) or 8.8, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.12 Taxes.

(a) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Taxes, except as required under applicable law. If any applicable law (as determined in good faith discretion of an applicable Credit Party) requires the deduction or withholding of any Tax from any such payment by a Credit Party, then the applicable Credit Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.12) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, the Credit Parties shall pay any Recording Taxes to the relevant Governmental Authority in accordance with applicable law and shall jointly and severally indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of Recording Taxes paid by the Administrative Agent or such Lender, as the case may be and reasonable expenses arising therefrom or with respect thereto, whether or not such Recording Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate accompanied by reasonable detail as to the amount of such payment or liability delivered to the Credit Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) The Credit Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by, or withheld or deducted from a payment to, such Administrative Agent or Lender, as the case may be, on or with respect to any payment by or on account of any obligation of a Credit Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12 and reasonable expenses arising therefrom or with respect thereto), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate accompanied by reasonable detail as to the amount of such payment or liability delivered to the Credit Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes and in any event within thirty (30) days of any such payment being due, by a Credit Party to a Governmental Authority pursuant to this Section 2.12, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, as determined in the sole good faith discretion of the Foreign Lender, shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments under this Agreement to be made without withholding or at a reduced rate; provided, however, that if any Foreign Lender has determined that it is not entitled to an exemption from or reduction of withholding tax, then the failure of such Foreign Lender to deliver such documentation shall not alter, reduce or modify in any way the payment obligations of any Credit Party as set forth in this Agreement, including without limitation the obligations set forth in Section 2.12(a) and Section 2.12(c) of this Agreement. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in the following portion of this Section 2.12(e) or in Section 2.12(f) or Section 2.12(g)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it is legally entitled to do so, as determined in the sole good faith discretion of the Foreign Lender, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (or, in regards to the Term Lenders as of the Closing Date, by the date on which the conditions precedent are satisfied under Section 3.2 and, in regards to the Bridge Lenders as of the Closing Date, by the date on which the conditions precedent are satisfied under Section 3.3) (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. federal withholding tax;

(ii) executed originals of IRS Form W-8ECI (or successor form);

(iii) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY(or any successor forms), accompanied by IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable (or successor form), W-9 or such other appropriate documentation from each beneficial owner, together with any information, if any, required to be transmitted with such form, and any other certificate or statement of exemption required under the Code or the regulations issued thereunder, to establish that such party is not acting for its own account with respect to a portion of any sums payable to such party; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit H(2) on behalf of each such direct and indirect partner;

(iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H(1) or H(2), as applicable, to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form);

(v) a new Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to confirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payments hereunder, or to establish that such party is not acting for its own account with respect to a portion of any such sums payable to such party;

(f) Any Lender that is not a Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date it become a party hereto, and at such other times as may be necessary in the determination of the Borrower in its reasonable discretion, two executed originals of U.S. Internal Revenue Service Forms W-9 (or any successor forms) properly completed and duly executed by such party certifying that such Lender is exempt from U.S. federal backup withholding tax.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h) If the Administrative Agent or a Lender (or an assignee) determines in its sole discretion that it has received a refund of Indemnified Taxes as to which it has been actually indemnified by any Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 2.12, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.12 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Credit Party, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within a reasonable time (not to exceed twenty (20) days) after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.12(h) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to the Borrower or any other Person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party the payment of which would place such Person in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the Indemnified Taxes giving rise to such refund had never been paid in the first instance.

(i) Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(j) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender from any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (j).

Section 2.13 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Obligations. If any Lender requests compensation under Section 2.9, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its portion of the Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.9 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.9, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.13(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all of its interests, rights and obligations under this Agreement to an Eligible Assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.6, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (assuming for this purpose that the portion of the Loans of such Lender was being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts including the Term Loan Exit Fee or Bridge Loan Exit Fee, as applicable); (iii) such assignment does not conflict with applicable law; (iv) in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, and (v) in the case of any such assignment resulting from a claim for compensation under Section 2.9 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender is a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Sections 2.11(c) or 7.4 shall be applied at such time or times as the Requisite Lenders shall instruct the Administrative Agent (or, in the case of payments to the Administrative Agent, as determined by the Administrative Agent) as follows: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (ii) second, to the payment of any amounts owing to the Lenders (other than the Defaulting Lender) as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (iii) third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of the Loans and (y) such Loans were made at a time when the conditions set forth in Sections 3.1, 3.2 and/or 3.3 were satisfied or waived, such payment shall be applied solely to pay the portion of the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of the portion of the Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to this Agreement for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee to such Defaulting Lender that otherwise would have been required to have been paid to that Defaulting Lender).

Section 2.15 Usury Recapture.

(a) If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the portion of the Loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

(b) If, when the Loans made hereunder is repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the portion of the Loans made hereunder by such Lender the interest rates charged under Section 2.6 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

(c) Notwithstanding the foregoing or any other term in this Agreement and the Loan Documents to the contrary, it is the intention of each Lender and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding principal amount of the Loans (or portion thereof) made hereunder by such Lender or be refunded to Borrower.

ARTICLE III.

CONDITIONS

Section 3.1 Conditions to the Making of the First Advance and Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of each Term Lender to fund its Pro Rata Share of the First Advance shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 3.1 (and, in the case of the First Advance, Section 3.2 hereof) unless any such condition is waived, in writing by each Term Lender (and, in the case of the condition set forth in Section 3.2(i) hereof, the Administrative Agent):

(a) Documentation. Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent and each Lender, and, where applicable, in sufficient copies for the Administrative Agent and each Lender:

(i) this Agreement, any Note if requested by a Lender pursuant to Section 2.4(e) payable to such Lender in the amount of its Commitment, the Pledge and Security Agreement, the First Amendment to Pledge Agreement, the Closing Payment Letter and each of the other Loan Documents, as they may be amended, and all attached exhibits and schedules hereto and thereto;

(ii) customary opinion(s) of Credit Parties’ counsel dated as of the date of this Agreement covering the matters as Lenders may reasonably request;

(iii) certificates of a Responsible Officer of each Credit Party as of the date of this Agreement (A) attesting to the resolutions of the Board of Directors of such Credit Party approving the execution, delivery and performance of the Loan Documents to which such Credit Party is a party, (B) certifying and attaching the Organizational Documents of such Credit Party (C) certifying to and attaching all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, any Note, and the other Loan Documents and (D) certifying the names and true signatures of the officers of such Credit Party, if applicable, authorized to sign this Agreement, any Notes and the other Loan Documents to which such Credit Party is a party;

(iv) certificates of insurance that comply with the requirements of Section 5.2;

(v) UCC searches in the jurisdiction of the chief executive office and state of incorporation or formation of each Credit Party and each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent’s security interest (on behalf of the Secured Parties) in the Collateral;

(vi) appropriate UCC-1 and UCC-3 financing statements (as applicable) covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(vii) certificates of good standing for each Credit Party in each jurisdiction in which such Credit Party is organized, which certificate shall be dated as of a date within fifteen (15) days prior to the Closing Date;

(viii) certificates of good standing for each Credit Party in each jurisdiction in which such Credit Party is qualified to do business (other than as covered in clause (vii) immediately above), where its failure to be duly qualified or licensed would cause a Material Adverse Change, which certificates shall be dated as of a date within ten (10) days prior to the Closing Date;

(ix) a certificate dated as of the date of this Agreement from the Responsible Officer of the Borrower stating that (A) all representations and warranties of each Credit Party set forth in this Agreement are true and correct in all material respects as of such date (except in the case of representations and warranties that are made solely as of an earlier date or time, which representations and warranties shall be true and correct as of such earlier date or time and except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” shall be true and correct in all respects); (B) as of the date hereof, no Default has occurred and is continuing; and (C) the conditions in this Section 3.1 have been satisfied;

(x) a certified and executed copy of the Purchase Agreement;

(xi) Reserved;

(xii) Reserved; and

(xiii) Reserved.

(b) Reserved.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Borrower and its Subsidiaries, both before and after giving effect to the Contemplated Acquisition, shall be as set forth on Schedule 4.21.

(d) Reserved.

(e) Security Instruments. Administrative Agent shall have received all appropriate evidence required by Administrative Agent and Lenders in their sole discretion necessary to determine that, after giving effect to the filings to be made on the Closing Date, Administrative Agent (for the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect, including without limitation, the delivery to the Administrative Agent of any certificated Equity Interests issued by HPE.

(f) Reserved.

(g) Leases. Each of the Leases identified in Schedule 4.12(b) attached hereto (the “Existing Leases”) shall have been duly executed by the respective parties thereto, shall be in full force and effect with no modifications thereto that have not been approved by Lenders, and shall be in form and substance satisfactory to the Lenders. The Administrative Agent shall have received a certified, fully executed copy of each of the Existing Leases to be subject to the Mortgage to be delivered in accordance with Schedule 5.19 hereof.

(h) The following items or documents shall have been delivered to the Administrative Agent by the Borrower and shall be in form and substance satisfactory to the Lenders:

(i) Taxes. evidence satisfactory to the Requisite Lenders that such Credit Party has paid all Taxes payable in connection with recording any Mortgage (or amendment to existing Mortgages) in the appropriate real estate records.

(ii) Reserved.

(i) No Default. No event or condition exists that would constitute a Default or Event of Default before or after giving effect to this Agreement.

(j) Reserved.

(k) No Proceeding or Litigation, No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Loan Documents, the Purchase Documents or any transaction contemplated hereby and/or thereby or (ii) which, in any case, in the judgment of Requisite Lenders, could reasonably be expected to result in a Material Adverse Change.

(l) Consents, Licenses, Approvals, etc. Administrative Agent shall have received true copies (certified to be such by the applicable Credit Party or other appropriate party) of all consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents. In addition, each Credit Party shall have all such material consents, licenses and approvals required in connection with the continued operation of such Credit Party, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material and adverse conditions on this Agreement, the other Loan Documents and/or the actions contemplated hereby and/or thereby.

(m) Reserved.

(n) USA PATRIOT Act. Each Credit Party shall have delivered to the Administrative Agent and each Lender that is subject to the PATRIOT Act such information requested by the Administrative Agent and such Lender no less than five (5) Business Days prior to the Closing Date in order to comply with the PATRIOT Act.

(o) Deposit Accounts. As of the Closing Date, arrangements satisfactory to the Requisite Lenders shall have been made for each Credit Party to maintain their Deposit Accounts with an Acceptable Bank pursuant to Section 6.21.

The delivery of the signature pages of the Borrower and the other Credit Parties shall constitute a representation and warranty by the Borrower and each other Credit Party that on the date hereof the conditions contained in this Section 3.1 have been satisfied. The Borrower shall provide such information as any Lender may reasonably request to confirm that the conditions in this Section 3.1 have been satisfied.

Section 3.2 Conditions to Making the First Advance, Second Advance and Third Advance. The obligation of each Term Lender to fund its Pro Rata Share of the First Advance, Second Advance and the Third Advance shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth below (which may be waived at the consent of all of the Term Lenders and, in the case of Section 3.2(i) hereof, the Administrative Agent).

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.1(b).

(b) No Default. Immediately before and after giving effect to the making of such New Term Loan and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Material Adverse Effect. There shall not have occurred or become known to any Term Loan Lender, any event, change, condition, occurrence or circumstance which, either individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on (i) the consummation of the Contemplated Acquisition, the closing of the credit facilities evidenced by the Loan Documents and/or the making of the Loans contemplated hereunder, (ii) the property, assets, business, operations, liabilities or financial condition of Borrower and its Subsidiaries taken as a whole since September 30, 2013 (except with regard to the restatement of Borrower’s 2013 annual financial statements, which occurred on May 30, 2014), (iii) the property, assets, business, operations, or liabilities of Koko’oha Investments, Inc. or Mid Pac Petroleum, LLC (taken as a whole with their respective Subsidiaries, if any) or (iv) the ability of the Term Loan Lenders to enforce their rights or remedies under the Loan Documents.

(d) Representations and Warranties. With respect to the each Advance, each of the representations and warranties made by any Credit Party set forth in Article IV hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” shall be true and correct in all respects) on and as of the date on which such Advance is made (after giving effect thereto) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date which representations and warranties shall be true and correct as of such earlier date.

(e) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Term Lender from making any New Term Loans to be made by it and no approvals from any Governmental Authority or third party approvals are necessary in connection with the making of the New Term Loans.

(f) Term Loan Commitment. After giving effect to the making of such New Term Loan, the aggregate principal amount of all Advances made prior to such date (excluding Term Loan PIK Interest) plus the aggregate principal amount of such New Term Loan shall not exceed the Total Term Loan Commitment at such time.

(g) Payment of Fees, Costs and Expenses. Concurrently with the making of the First Advance, the Borrower shall have paid all fees, costs and expenses that have been invoiced (which invoices have been delivered to Borrower on or prior to the date of the First Advance) and are payable pursuant to Section 10.4 and all other amounts that are otherwise required to be paid on the date hereof or in connection with the execution of the Loan Documents on the Closing Date.

(h) Section 3.1. The conditions set forth in Section 3.1 have been satisfied or waived (by the Term Lenders);

(i) Tax Forms. Each of the following entities shall have delivered to the Administrative Agent executed IRS Forms W-8BEN-E:

(i) Highbridge Capital Corporation;

(ii) Highbridge Capital Multi-Strategy Unit Trust;

(iii) HMLP Multi-Strategy Private Investors Ltd;

(iv) Highbridge Capital Institutional Fund, Ltd; and

(v) Highbridge Tactical Credit & Convertible, LTD

(vi) WB Macau55 Ltd.

(j) In regards to the First Advance, the Administrative Agent and the Lenders shall have received a fully executed copy of a funds flow letter setting forth the amount of the First Advance and certain of the payments to be made from the proceeds thereof, in form and substance satisfactory to the Administrative Agent and the Term Lenders.

Each delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of the corresponding New Term Loan shall constitute a representation and warranty by the Borrower and each other Credit Party that on the date on which such New Term Loan is made (both immediately before and after giving effect to such New Term Loan and the application of the proceeds thereof) the conditions contained in this Section 3.2 have been satisfied. The Borrower shall provide such information as any Term Lender may reasonably request to confirm that the conditions in this Section 3.2 have been satisfied. For the avoidance of doubt, no Term Lender shall (i) be liable to any other Lender, any Credit Party, any of their respective Affiliates or any other Person for such Term Lender’s failure to satisfy the condition applicable to it set forth in Section 3.2(i) hereof or (ii) constitute a Defaulting Lender or Non-Consenting Lender hereunder as a result of its failure to satisfy the condition applicable to it set forth in Section 3.2(i) hereof. For the avoidance of doubt, (i) each of the Term Lenders shall use commercially reasonable efforts to deliver such form to the Administrative Agent promptly after the Closing Date and (ii) no Term Lender on the Closing Date shall be obligated to fund the Term Loan if Section 3.2(i) has not been satisfied by each of the Persons referenced therein.

Section 3.3 Conditions to Making the Bridge Loan. The obligation of each Bridge Lender to fund its Pro Rata Share of the Bridge Loan shall be subject to the prior or concurrent satisfaction (or waiver by Bridge Lenders and, in the case of Section 3.3(j) hereof, the Administrative Agent) of each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.2.

(b) Purchase Agreement. The Lenders shall have received evidence that all conditions precedent to the closing of the Contemplated Acquisition and the merger contemplated under the Purchase Agreement have been satisfied (other than the payment of the acquisition consideration required to be paid by Borrower thereunder and the filing of the merger certificate), including, without limitation, that all consents, licenses and approvals required under the Purchase Agreement have been obtained in regards to the consummation of the Contemplated Acquisition.

(c) No Default. Immediately before and after giving effect to the making of the Bridge Loan and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(d) Material Adverse Effect. There shall not have occurred or become known to any Bridge Loan Lender, any event, change, condition, occurrence or circumstance which, either individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on (i) the consummation of the Contemplated Acquisition, the closing of the credit facilities evidenced by the Loan Documents and/or the making of the Loans contemplated hereunder, (ii) the property, assets, business, operations, liabilities or financial condition of Borrower and its Subsidiaries taken as a whole since September 30, 2013 (except with regard to the restatement of Borrower’s 2013 annual financial statements, which occurred on May 30, 2014), (iii) the property, assets, business, operations, or liabilities of Koko’oha Investments, Inc. or Mid Pac Petroleum, LLC (taken as a whole with their respective Subsidiaries, if any) or (iv) the ability of the Bridge Loan Lenders to enforce their rights or remedies under the Loan Documents.

(e) Representations and Warranties. With respect to the Bridge Loan, each of the representations and warranties made by any Credit Party set forth in Article IV hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” shall be true and correct in all respects) on and as of the date on which the Bridge Loan is made (after giving effect thereto) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date which representations and warranties shall be true and correct as of such earlier date.

(f) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making the Bridge Loan to be made by it or the consummation of the Contemplated Acquisition and no approvals from any Governmental Authority or third party approvals are necessary in connection with the making of the Bridge Loan and/or the consummation of the Contemplated Acquisition.

(g) Bridge Loan Commitment. After giving effect to the making of the Bridge Loan, the aggregate principal amount of the Bridge Loan (excluding Bridge Loan PIK Interest) then outstanding shall not exceed the Total Bridge Loan Commitment at such time.

(h) HPE Pledge Agreement. The Credit Parties shall have used commercially reasonable efforts to obtain the consent of First Hawaiian Bank in regards to the pledge of the Equity Interests of Koko’oha Investments, Inc. to Administrative Agent (for the benefit of the Secured Parties) to secure the Obligations and if such consent has been obtained, the Administrative Agent and Lenders shall have received (i) a fully executed copy of the HPE Pledge Agreement in accordance with Section 5.20 hereof and Administrative Agent shall have received all certificated Equity Interests issued by Koko’oha Investments, Inc. to HPE, and (ii) a fully executed copy of the Limited Recourse Guaranty in accordance with Section 5.20 hereof.

(i) Negative Pledge Agreement. The Credit Parties shall have delivered to Administrative Agent (for the benefit of the Secured Parties) and the Administrative Agent and Lenders shall have received a fully executed copy of the Negative Pledge Agreement in accordance with Section 6.20 hereof.

(j) Tax Forms. Each of the Bridge Lenders on the date on which the Borrowing Request is made for the Bridge Loan, shall have delivered to the Administrative Agent executed IRS Forms W-8BEN-E, if applicable (for the avoidance of doubt, if applicable, each of the Bridge Lenders shall use commercially reasonable efforts to deliver such form to the Administrative Agent by time the Borrowing Request is delivered).

(k) Commitment Fee. The Bridge Lenders shall have received payment of the Commitment Fee in full.

Each delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of the Bridge Loan shall constitute a representation and warranty by the Borrower and each other Credit Party that on the date on which the Bridge Loan is made (both immediately before and after giving effect to the Bridge Loan and the application of the proceeds thereof) the conditions contained in this Section 3.3 have been satisfied. The Borrower shall provide such information as the Administrative Agent or any Bridge Lender may reasonably request to confirm that the conditions in this Section 3.3 have been satisfied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent and each of the Lenders as follows:

Section 4.1 Existence. Each of the Credit Parties and each of their Subsidiaries (other than the Excluded Subsidiaries) is an entity of the type identified on Schedule 4.21, duly organized, validly existing and in good standing under the laws of its state of organization identified on Schedule 4.21. Each Credit Party and each of its Subsidiaries (other than the Excluded Subsidiaries) is in good standing and qualified to do business in each other jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where the failure to be in good standing and duly qualified could not reasonably be expected to result in a Material Adverse Change. As of the Closing Date, (i) no Credit Party has any Subsidiaries other than those identified in Schedule 4.21 and (ii) the only Excluded Subsidiaries are: (A) HPE and its Subsidiaries, including Hawaii Independent Energy, HIE Retail, LLC, Smiley’s Super Service, Inc. and Bogey, Inc., (B) Texadian Energy, Inc., (C) Texadian Energy Canada Limited and (D) Castle Exploration Company, Inc.

Section 4.2 Power. The execution, delivery, and performance by each Credit Party of this Agreement, any Notes the other Loan Documents and the Purchase Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Credit Party’s governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) such Credit Party’s Organizational Documents or (ii) any material provision of any law or any contractual restriction binding on or affecting such Credit Party, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. Each Credit Party has all requisite power and authority to carry on its business as now conducted and proposed to be conducted and to own and leases its Property.

Section 4.3 Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Credit Party of this Agreement, any Notes or the other Loan Documents to which such Credit Party is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of UCC-1 and/or UCC-3 financing statements and Mortgages in the state and county filing offices, (b) those consents and approvals that have been obtained or made on or prior to the date hereof and that are in full force and effect, (c) any approvals or clearances required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended the HSR Act in regards to the transactions contemplated under the Contemplated Acquisition, and (d) other filings and recordings (and/or amendments to and/or amendments and restatements of existing filings or recordings) with respect to the Collateral to be made by, or otherwise delivered to Administrative Agent by the Closing Date, for filing or recordation (including, with respect to Intellectual Property, the filing of security agreements (and/or amendments to and/or amendments and restatements of existing security agreements) with the United States Patent and Trademark Office or the United States Copyright Office). The execution, delivery, and performance by each Credit Party of this Agreement, any Notes, the other Loan Documents and the Purchase Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not violate or result in a default or require any consent or approval under any indenture, agreement, Organizational Document or other instrument biding upon the applicable Credit Party or its Property, or give rise to a right thereunder to require any payment to be made by such Credit Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Change. The execution, delivery, and performance by each Credit Party of this Agreement, any Notes and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not violate or result in a default or require any consent or approval under any of the Purchase Documents.

Section 4.4 Enforceable Obligations. This Agreement, any Notes, and the other Loan Documents and the Purchase Documents to which any Credit Party is a party have been duly executed and delivered by such Credit Party. Each Loan Document and each Purchase Document, each, is the legal, valid, and binding obligation of each Credit Party which is a party to it enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.5 Financial Reporting.

(a) All financial statements of any Credit Party or Subsidiary delivered to Administrative Agent or any Lender by or on behalf of any Credit Party or Subsidiary in connection with or pursuant to this Agreement or any other Loan Document including any pro forma balance sheets of the Credit Parties and/or the JV Company delivered on the Closing Date have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial positions and results of operations of the applicable Credit Party, Subsidiary or JV Company covered thereby as of the dates and for the periods indicated therein. All projections delivered from time to time to Administrative Agent or Lenders have been prepared on the basis of assumptions that the Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties, and no assurances can be given that such projections will be realized, and are not to be viewed as facts, and that actual results during the period or periods covered by the projections may differ materially from such projections).

(b) Since September 30, 2013, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred provided that restating the Borrower’s 2013 annual financial statements, which occurred on May 30, 2014, shall not in and of itself constitute a Material Adverse Change.

Section 4.6 True and Complete Disclosure. All factual information taken as a whole (other than forward looking information, projections, estimates, projections and pro forma financial information) heretofore or contemporaneously furnished by or on behalf of any Credit Party and/or its Subsidiaries in writing to any Lender or Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of any Credit Party and/or its Subsidiaries in writing to Administrative Agent or any of the Lenders was or shall be, true and accurate in all material respects on the date as of which such information was or is dated or certified and did not or does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not (taken as a whole) misleading at such time in light of the circumstances in which such information was given. All forward looking information, projections, estimates, and pro forma financial information furnished by any Credit Party and/or its Subsidiaries were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.7 Litigation; Compliance with Laws.

(a) There is no pending or, to the knowledge of any Credit Party, threatened action or proceeding against any Credit Party, any Credit Party’s Subsidiary or the JV Company before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note or any other Loan Document. As of the Closing Date, there is no pending or, to the knowledge of any Credit Party, threatened action or proceeding instituted against JV Company, any Credit Party, or any of its Subsidiaries which seeks to adjudicate any JV Company, Credit Party, or any of its Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b) Except as it concerns any environmental, health, or safety matter, which is covered by Section 4.14, each Credit Party and its Subsidiaries has complied with all Legal Requirements of any Governmental Authority having jurisdiction over the conduct of its respective businesses or the ownership of its respective Property, in each case, except as would not reasonably be expected to result in a Material Adverse Change.

Section 4.8 Use of Proceeds; Federal Reserve Regulations.

(a) The proceeds of the Loans will be used by Borrower for the purposes described in Section 5.9.

(b) No Credit Party is engaged principally (or as one of its important activities) in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

(c) No proceeds of the Loans will be used by Borrower or any of its Subsidiaries for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U) or for any purpose that violates, or that is inconsistent with Regulation T, U or X or any other provisions of the regulations of the Federal Reserve Board. No pledge of any Collateral by any Credit Party pursuant to the Security Instruments will violate such regulations.

Section 4.9 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10 Taxes.

(a) Reports and Payments. All material Returns (as defined below in clause (c) of this Section) required to be filed by or on behalf of any Credit Party and its Subsidiaries or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been or will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made or provided in accordance with GAAP.

(b) Taxes Definition. “Taxes” shall mean all present and future taxes, imposts, duties, fees, levies, deductions, withholdings (including backup withholding) and other charges or assessments imposed by any Governmental Authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

(c) Returns Definition. “Returns” shall mean any federal, state, local, or foreign report, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 4.11 Pension Plans. No Credit Party nor any member of the Controlled Group is a party to, or has incurred any obligation or liability under, any Plan or Multiemployer Plan.

Section 4.12 Condition of Property; Casualties.

(a) Each Credit Party has good and indefeasible title to, or valid leasehold interest in, all of its Oil and Gas Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens. Each Credit Party has good title to, or valid leasehold interest in, all of its material Properties (other than Oil and Gas Properties), free and clear of all Liens except for Permitted Liens. The material Properties used or to be used in the continuing operations of each Credit Party are in good repair, working order and condition, ordinary wear, tear, casualty, condemnation and Permitted Dispositions excepted (except where failure to so maintain, preserve, repair, renew or replace such assets would not reasonably be expected to result in a Material Adverse Change). Neither the business nor the material Properties of the Credit Parties, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy. To the best knowledge of all of the Credit Parties, all of the Oil and Gas Properties located in the State of California in which any Credit Party has an interest are listed in Schedule 4.12(a) attached hereto (specifying the Credit Party that owns each such interest).

(b) Schedule 4.12(b) contains a true and complete list of each interest in (A) Real Property (i) owned by each Credit Party as of the Closing Date and describes the type of interest therein held by such Credit Party and (ii) leased or subleased by any Credit Party, as lessee or sublessee as of the Closing Date and describes the type of interest therein held by such Credit Party and (B) any material Property (other than Real Property) (i) owned by any Credit Party as of the Closing Date and describes the type of interest therein held by such Credit Party and (ii) leased or subleased by any Credit Party, as lessee or sublessee as of the Closing Date and describes the type of interest therein held by such Credit Party.

(c) As of the Closing Date, no Credit Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event currently affecting all or any material portion of its Property.

(d) Each Credit Party owns or has rights to use all of the material assets that are necessary for the operation of its business as currently conducted. The use by each Credit Party of such Collateral and all such rights with respect to the foregoing does not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. No claim has been made and remains outstanding that any Credit Party’s use of any Collateral does or may violate the rights of any third party other than claims that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 4.13 No Burdensome Restrictions; No Defaults.

(a) No Credit Party or any of its Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument, the breach of which, or subject to any charter or corporate restriction, the breach of which, or provision of applicable law or governmental regulation, the compliance with which, in each case, could reasonably be expected to cause a Material Adverse Change. No Credit Party or any of its Subsidiaries is in default under or with respect to any contract, agreement, lease, or other instrument to which such Credit Party is a party other than those defaults, individually or in the aggregate, that could not reasonably be expected to cause a Material Adverse Change. No Credit Party has received any notice of default under any Material Contract to which such Credit Party is a party other than such notices that have been delivered to the Administrative Agent prior to the Closing Date.

(b) No Default has occurred and is continuing.

Section 4.14 Environmental Condition.

(a) Permits, Etc. Except as could not reasonably be expected to cause a Material Adverse Change, the JV Company, each Credit Party and each Subsidiary of any Credit Party (i) has obtained all Environmental Permits necessary for the ownership and operation of its respective Properties and the conduct of its respective businesses; (ii) has at all times been and is in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received notice of any material violation or alleged violation of any Environmental Law or Permit; and (iv) is not subject to any actual, pending or to any Credit Party’s knowledge, threatened Environmental Claim.

(b) Certain Liabilities. To each Credit Party’s knowledge, none of the present or previously owned or operated Property of JV Company, any Credit Party or of any of its current or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, or its state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site by any Governmental Authority for a Response that could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned, leased or operated by any Credit Party or any of its Subsidiaries, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances from present or past operations which has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, in the course of carrying out any Response as to any of their presently or formerly owned, leased or operated Property, JV Company and the Credit Parties, along with each of their Subsidiaries, are in material compliance with all obligations imposed by any Governmental Authority as to such Response. In addition, there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by JV Company, any Credit Party or any of its Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws that could reasonably be expected to result in a Material Adverse Change.

Section 4.15 Permits, Licenses, Etc.; Intellectual Property.

(a) JV Company, the Credit Parties and all of their Subsidiaries possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, copyrights and other Intellectual Property which are necessary to the conduct of their business (provided that the forgoing is not and shall not be deemed to be a representation or warranty of any kind with respect to infringement of Intellectual Property rights of any Person) other than as would not reasonably be expected to result in a Material Adverse Change. JV Company, Credit Parties and all of their Subsidiaries manage and operate their business in all material respects in accordance with all applicable Legal Requirements and prudent industry practices other than as could not reasonably be expected to result in a Material Adverse Change.

(b) Other than as would not reasonably be expected to result in a Material Adverse Change, no written claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property owned by or licensed to a Credit Party or any of its Subsidiaries. The use of such Intellectual Property by any Credit Party and/or any of its Subsidiaries does not infringe the rights of any Person except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

(c) Each Credit Party has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark (as such terms are defined in the Pledge and Security Agreement) in a manner that will materially impair any Credit Party’s ability to conduct its business as currently conducted. All of the Credit Parties’ copyright registrations, patent registrations and trademark registrations are in full force and effect and, to each Credit Party’s knowledge, valid other than as set forth on Schedule 4.15 attached hereto.

(d) No Violations or Proceedings. Except for such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, to each Credit Party’s knowledge, on and as of the Closing Date, there is no violation by others of any right of such Credit Party or any of its Subsidiaries with respect to its Copyright, Patent or Trademark (as such terms are defined in the Pledge and Security Agreement).

Section 4.16 Gas Contracts. No Credit Party, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of Credit Parties’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) except as has been disclosed in writing to the Administrative Agent, has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under Legal Requirements.

Section 4.17 Liens; Titles, Leases, Etc. None of the Property of any Credit Party is subject to any Lien other than Permitted Liens. On the date of this Agreement, after giving effect to (a) the filing of UCC-1 and/or UCC-3 financing statements and Mortgages (including any amendments or mortgages amending any previously filed mortgages or deeds of trust) in the state and county filing offices, and (b) other filings and recordings with respect to the Collateral to be made by, or otherwise delivered to Administrative Agent (for the benefit of the Secured Parties) by the Closing Date, for filing or recordation (including, with respect to Intellectual Property, the filing of security agreements (and/or amendments to and/or amendments and restatements of existing security agreements) with the United States Patent and Trademark Office or the United States Copyright Office (solely to the extent perfection could be achieved by such filings)), all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions other than as permitted pursuant to the Security Instruments. Except to the extent such could not reasonably be expected to cause a Material Adverse Change, all leases and agreements for the conduct of business of each Credit Party are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by any Credit Party, or to any Credit Party’s knowledge, by any of the other parties thereto, under any such leases or agreements. No Credit Party is subject to any order, judgment, writ or decree that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against its respective Properties. As of the Closing Date, to the Credit Parties’ knowledge, the Credit Parties do not own any interest in any Oil and Gas Properties in California other than in federal waters on the outer continental shelf off the coast of Santa Barbara County.

Section 4.18 Solvency. After giving effect to (a) the Loans, (b) the consummation of the transactions contemplated by this Agreement and the other Loan Documents and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties and their Subsidiaries, taken as a whole, are Solvent.

Section 4.19 Hedging Agreements. Schedule 4.19 sets forth, as of the date hereof, a true and complete list of all Hydrocarbon Hedge Agreements and Hedge Contracts of each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.20 Material Agreements. Schedule 4.20 sets forth a complete and correct list as of the Closing Date and after giving effect to the transactions contemplated to occur on such date, of all Material Contracts (other than the agreements set forth in Schedule 4.19).

Section 4.21 Equity Interests; Subsidiaries.

(a) Schedule 4.21 sets forth a list of (i) all of the Subsidiaries of Borrower or any other Credit Party and their jurisdiction of organization as of the Closing Date, (ii) all of the joint ventures of the Borrower and any other Credit Party as of the Closing Date and (iii) the number of each class of Borrower’s Equity Interests authorized, and the number outstanding, on the Closing Date. All Equity Interests of each Credit Party are duly and validly issued and are fully paid and non-assessable (to the extent applicable). As of the Closing Date, JV Holding Sub is the record and beneficial owner of, and has good and marketable title to, 33.34% of the membership interests in the JV Company, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Instruments and Permitted Liens. The JV Company has consented to the pledge of such membership interests and no consent of any other Person including any Governmental Authority, any general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or second priority status of the security interest of the Administrative Agent (for the benefit of the Secured Parties) in such membership interests or the exercise of the voting or other rights provided for in the Security Instruments or the exercise of remedies in respect thereto.

(b) An accurate organization chart, showing the ownership structure of the Borrower, the Credit Parties and each of their Subsidiaries on the Closing Date is set forth on Schedule 4.21.

Section 4.22 Labor Matters. Except as would not be reasonably be expected to result in a Material Adverse Change, as of the Closing Date, there are no strikes, lockouts or slowdowns against any Credit Party or any of its Subsidiaries pending or, to the knowledge of any Credit Party, threatened. The hours worked by and payments made to employees of any Credit Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Change. All payments due from any Credit Party, or for which any claim may be made against any Credit Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. The consummation of the transactions contemplated by this Agreement, the other Loan Documents and the Purchase Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Credit Party is bound where such termination or right of renegotiation could reasonably be expected to result in a Material Adverse Change.

Section 4.23 Insurance. Schedule 4.23 sets forth a true, complete and correct summary description of all insurance maintained by each Credit Party as of the Closing Date. All insurance maintained by the Credit Parties is in full force and effect, all premiums have been duly paid and no Credit Party has received notice of violation or cancellation thereof, except in such case, where the failure to do so could not reasonably be expected to be a Material Adverse Change. Each Credit Party carries insurance required under Section 5.2.

Section 4.24 Foreign Assets Control Regulations. No Credit Party is, or will be after the consummation of the transactions contemplated by this Agreement, the other Loan Documents and/or the Purchase Documents and the application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation in any material respect of, any United States Federal statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

Section 4.25 Anti-Terrorism Law.

(a) No Credit Party and, to the knowledge of the Credit Parties, none of its Subsidiaries or Affiliates is in violation of any Anti-Terrorism Laws.

(b) No Credit Party and to the knowledge of the Credit Parties, no Subsidiaries or Affiliates or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans are any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c) No Credit Party and, to the knowledge of the Credit Parties, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 4.26 Condition. The Credit Parties’ Real Property has not been the subject of any Taking except where such Taking could not reasonably be expected to cause a Material Adverse Change, and to the knowledge of the Borrower, no Taking is pending, other than such Takings that could not reasonably be expected to cause a Material Adverse Change.

Section 4.27 Approvals. No Real Property Approvals will terminate, or become void or voidable or terminable, upon any sale, transfer or other disposition of the Credit Parties’ Real Property, including any transfer pursuant to foreclosure sale under the Mortgage.

Section 4.28 Leases. As of the Closing Date each of the Existing Leases is in full force and there are no other leases or occupancy agreements in regards to the Real Property owned by the Credit Parties. As of the Closing Date, the Borrower has received no notices of, and has no knowledge of, any breach or default under any of the material Existing Leases.

Section 4.29 Brokers. No broker’s or finder’s fee or commission will be payable by any Credit Party with respect to the transactions contemplated by the Purchase Documents.

Section 4.30 No Undisclosed Liabilities. Borrower and its Subsidiaries do not have any material liabilities except for (i) liabilities set forth on the face of the Borrower’s most recent audited consolidated balance sheets or specifically described in the notes thereto, (ii) liabilities incurred in the ordinary course of business since the date of the Borrower’s most recent audited consolidated balance sheets and (iii) liabilities that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Change.

Section 4.31 Affiliate Transactions. No Credit Party or any of its Subsidiaries (other than the Excluded Subsidiaries), directly or indirectly, is party to any agreement or transaction (including with respect to the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of any Credit Party or any of its Subsidiaries on terms that are less favorable to the Credit Party or any of such Subsidiaries, than those that might be obtained at arm’s length with an unrelated party, other than any agreements or transactions which, if entered into following the Closing Date, would be permitted by the proviso of the first sentence of Section 6.6 hereof.

ARTICLE V.

AFFIRMATIVE COVENANTS

So long as any of the Obligations (other than contingent indemnification obligations) and/or Commitments remain outstanding, each Credit Party agrees to comply, and, as specifically set forth below, shall cause each of its Subsidiaries to comply, with the following covenants:

Section 5.1 Reserved

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Section 5.2 Maintenance of Insurance.

(a) Each Credit Party shall keep, and shall cause each of its Subsidiaries to keep, its insurable Property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to any Property subject to a Mortgage (including any insurance required under the Mortgage) and other properties material to the business of the Credit Parties and their Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Legal Requirement and (vi) such other insurance against risks as the Requisite Lenders may from time to time require (acting reasonably) (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Requisite Lenders); provided that if and so long as an Event of Default has occurred and is continuing with respect to physical hazard insurance, neither the Requisite Lenders nor the applicable Credit Party shall agree to the adjustment of any claim thereunder in excess of $1,000,000 without the consent of the other (such consent not to be unreasonably withheld or delayed).

(b) All such insurance shall (i) provide that no cancellation shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof (except with respect to cancellation as a result of a payment default, such cancellation shall not be effective until at least ten (10) days after receipt by Administrative Agent of written notice thereof) and if an endorsement providing such notice is commercially impracticable by any Credit Party’s carrier (or such carrier(s) otherwise refuse to deliver such notice), and as to any material reduction in amount or material change in coverage of any such insurance, such Credit Party will use its commercially reasonable efforts to provide thirty (30) days or ten (10) days, as applicable, notice to the Administrative Agent prior to the cancellation, material reduction in amount or material change in coverage, (ii) as to property where the Administrative Agent has a mortgage or other security interest (for the benefit of the Secured Parties), name the Administrative Agent as mortgagee (in the case of property insurance), (iii) name the Administrative Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance), (iv) as to property insurance with respect to property of the Credit Parties and each of their Subsidiaries (other than the Excluded Subsidiaries unless the Equity Interests of such Subsidiary is pledged as Collateral) provide the payment of losses to the Administrative Agent (or to any other Person with Administrative Agent’s consent, at the direction of the Requisite Bridge Lenders and Requisite Term Lenders) and name the Administrative Agent on behalf of the Secured Parties as loss payee (in the case of property insurance) and (v) be reasonably satisfactory in all other respects to the Administrative Agent (acting on the instructions of the Requisite Lenders) (it being agreed that the amount, adequacy and scope of the policies of insurance of the Credit Parties in effect as of the Closing Date are acceptable to the Requisite Lenders as of the Closing Date).

(c) If such Credit Party fails to obtain or cause its Subsidiary to obtain any insurance as required by this Section, the Administrative Agent (acting at the direction of the Requisite Lenders) may obtain such insurance at such Credit Party’s expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default or Event of Default arising from the Credit Party’s failure to maintain such insurance or pay any premiums therefor.

(d) Each Credit Party shall notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.2 is taken out by any Credit Party or its Subsidiary; and upon request as soon as practicable deliver to the Administrative Agent a duplicate copy of such policy or policies.

(e) With respect to Property subject to a Mortgage, each Credit Party shall obtain flood insurance in such total amount as the Administrative Agent (acting at the direction of the Requisite Lenders) or the Requisite Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Property subject to a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(f) Promptly following the reasonable request of the Administrative Agent (acting at the direction of the Requisite Lenders), each Credit Party shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such Credit Party’s insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

(g) No Credit Party shall, nor shall any Credit Party permit any of its Subsidiaries to, knowingly take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under any Mortgage of any Credit Party or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Property subject to a Mortgage, and each Credit Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the premises; provided, however, that the foregoing to the contrary notwithstanding, such Credit Party may, at its own expense and so long as it provides prompt written notice thereof to the Administrative Agent and the Lenders, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.2 or (ii) cause the Insurance Policy or any other insurance policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.2 (and terminate the policy that is so replaced).

Section 5.3 Preservation of Corporate Existence, Etc.

(a) Each Credit Party shall preserve and maintain and shall cause each of its Subsidiaries to preserve and maintain its existence, rights, franchises, and privileges in the jurisdiction of its formation and qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except, in each case, where failure to so qualify or preserve and maintain its rights and franchises could not reasonably be expected to cause a Material Adverse Change.

(b) Without limiting the restrictions or otherwise modifying the provision set forth in Section 5.16 hereof, (i) each Credit Party shall do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the Intellectual Property rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks, trade names and other Intellectual Property necessary to the conduct of its business, in each case, except where the failure to so obtain, keep maintain, renew, extend and/or preserve such permits, privileges, franchises or Property would not reasonably be expected to result in a Material Adverse Change; and (ii) each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except in each cases where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change; provided that nothing in this Section 5.3(b) shall prevent (A) Dispositions of Property in accordance with Section 6.4; or (B) the withdrawal by any Credit Party or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(c) Except as expressly permitted herein or in any other Loan Document, each Credit Party shall, and shall cause each of its Subsidiaries (other than the Excluded Subsidiaries) to, (a) perform and observe all material terms and provisions of each contract, instrument, agreement or other document (after giving effect to all cure periods set forth therein), in each case, to the extent such contract, instrument, agreement or other document relates to Property, revenues or obligations of such Credit Party with value in excess of $1,000,000, to be performed or observed by it, (b) maintain each such contract, instrument, agreement or other document in full force and effect, and (c) enforce each such contract, instrument, agreement or other document in accordance with its terms; provided, however, without limiting the other provisions set forth herein, (x) that no Credit Party shall (or be required to cause any of its Subsidiaries to) be required to pay or perform any obligations (or enforce, observe and perform the terms of, or maintain in full force and effect, any agreement relating thereto) which are being contested in good faith, with respect to which reserves in conformity with GAAP have been provided and (y) no Credit Party shall (or be required to cause any of its Subsidiaries to) be obligated to perform, observe, maintain, or enforce any such contract, instrument, agreement or other document if the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 5.4 Payment of Taxes, Etc.

(a) Each Credit Party shall pay and discharge before the same shall become delinquent, (i) all Taxes that are material in amount, prior to the date on which penalties attach thereto and (ii) all lawful claims that are material in amount which, if unpaid, might by law become a Lien (other than Permitted Liens) upon its Property; provided, however, that no Credit Party shall be required to pay or discharge any such Taxes or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

(b) Each Credit Party shall, and shall cause each of its Subsidiaries to, timely and correctly file all Returns required to be filed by it, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(c) The Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Borrower determines that the Loans are required to be so treated, it will promptly notify the Administrative Agent thereof.

Section 5.5 Maintenance of Records; Visitation Rights. Each Credit Party shall keep, and shall cause each of its Subsidiaries to keep, proper books of record and account (i) in which full, true and correct entries are made in conformity with all Legal Requirements and (ii) in form permitting financial statements conforming with GAAP to be derived therefrom. Borrower or any Credit Party will permit any representatives designated by the Administrative Agent (acting at the direction of the Requisite Lenders) to visit and inspect the financial records and, subject to the rights of tenants, the property of Borrower, any Credit Party or any of their Subsidiaries upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent (acting at the direction of the Requisite Lenders) to discuss the affairs, finances, accounts and condition of Borrower, any Credit Party or any of their Subsidiaries with and be advised as to the same by the officers and employees thereof and the independent accountants therefor, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent (acting at the direction of the Requisite Lenders) may request; provided, that unless a Default or an Event of Default is continuing, the Credit Parties shall not be required to pay the expenses of more than one such visit per calendar year. Any Lender may accompany Administrative Agent on any such visits at its own expense.

Section 5.6 Reporting Requirements. Borrower shall furnish to Administrative Agent (and, in the case of Section 5.6(a)(i) and (ii) and Section 5.6(b), the Lenders):

(a) Annual Financials. As soon as available, and in any event within 120 days after the end of each fiscal year of Borrower, commencing with the fiscal year of Borrower ending on December 31, 2014, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, together with a Financial Officer Certification with respect thereto; (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national or regional standing selected by the Borrower, (which report shall be unqualified as to going concern and scope of audit), and shall be prepared in accordance with audit standards of the Public Accounting Oversight Board and applicable Laws (in the event that the Borrower is at the time required to file a Form 10-K with the SEC, any such filing of a Form 10-K via its EDGAR system (or any successor thereto) made within the timeframe within which the Borrower is required to make such filing with respect to such period (including any extensions thereof) shall satisfy the obligations of this clause (a) upon Borrower’s delivery of notice (which may be electronic) to Administrative Agent and the Lenders that such documents have been so filed) and (iii) any management letters delivered by such accountants to Borrower provided that such management letters shall not be delivered to any Lender who has not requested it;

(b) Quarterly Financials. Promptly when available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, commencing with the fiscal quarter ending on June 30, 2014, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with a Financial Officer Certification with respect thereto (in the event that the Borrower is at the time required to file a Form 10-Q with the SEC, any such filing of a Form 10-Q via its EDGAR system (or any successor thereto) made within the timeframe within which the Borrower is required to make such filing with respect to such period (including any extensions thereof) shall satisfy the obligations of this clause (b) upon Borrower’s delivery of notice (which may be electronic) to Administrative Agent and the Lenders that such documents have been so filed);

(c) Defaults. As soon as possible and in any event within three (3) Business Days after the date on which any Responsible Officer of any Credit Party obtains knowledge of the occurrence of any Default, a statement of a Responsible Officer of such Credit Party setting forth the details of such Default and the actions which Borrower and the applicable Credit Party has taken and proposes to take with respect thereto;

(d) USA PATRIOT Act. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(e) Perfection Certificate/Officer’s Certificate. Concurrently with (i) the delivery of financial statements pursuant to Section 5.6(a), each Credit Party shall deliver to the Administrative Agent a duly executed perfection certificate (in the form attached hereto at Exhibit J), effective as of December 31 of the immediately preceding year solely to the extent that such Credit Party acquired Property (other than in the ordinary course) with a fair market value equal to or exceeding $1,000,000 during such year and (ii) the delivery of the financial statements pursuant to Sections 5.6(a) and (b) hereof, the Borrower shall deliver to Administrative Agent a Responsible Officer’s Certificate in the form attached hereto at Exhibit B, which shall, include without limitation, (i) a list of names of all Excluded Subsidiaries and (ii) a list of all of the Patents and Trademarks (in each case, to the extent not constituting Excluded Property), for which an application has been filed during the fiscal quarter of the Borrower just ended (and against which such recordings are required to be made at the United States Patent and Trademark Office pursuant to Section 4.7(f) of the Pledge and Security Agreement.

(f) Change in Location of Books and Records. Each Credit Party agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than (i) changes in location to a location of Property subject to a Mortgage or a leased property (or other Collateral location), (ii) changes in location with respect to Property that is in transit via rail, truck, barge, ship, pipeline, or other means between one or more locations of a Credit Party, a processor, or a customer in the ordinary course of business, (iii) changes in location with respect to Property that is being transported to or from, or is in the possession of or under the control of, a bailee, warehouseman, bulk storage or repair Person, in the ordinary course of business, (iv) Property at any location where Collateral with a value of $1,000,000 or less is located (provided that the value of all of the Property at such locations described in this clause (iv) does not exceed $2,500,000 in the aggregate at any time), (v) changes resulting from Property being in the possession of the Administrative Agent (for the benefit of the Secured Parties), or (vi) changes to any location identified on Schedule 4 to the Pledge and Security Agreement, in each case if such new location is not listed on the schedules to any of the Security Instruments or any Perfection Certificate or the most recent supplements or updates thereto;

(g) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of any Credit Party, or any of its Subsidiaries or the JV Company, as Administrative Agent or any Lender may from time to time reasonably request;

(h) Public Reports. Borrower shall deliver, as soon as reasonably practicable after the same become publicly available, in each case, copies of all periodic and other reports, proxy statements, registration statements (and any post effective amendments thereto) and other materials filed by the Borrower with the SEC, or any Governmental Authority succeeding to any or all of the functions of said SEC, or with any national securities exchange provided that any of the foregoing documents filed by any Credit Party with the SEC via its EDGAR system (or any successor thereto) will be deemed to be delivered to the Administrative Agent as of the time that Administrative Agent receives notice (which may electronic) that such documents have been so filed; and

(i) JV Reports. If requested by Administrative Agent (who shall have no obligation to make such request unless so directed by Requisite Lenders) or any Lender (it being understood that such report(s), letter(s) and response(s) shall only be delivered to the Person that requests it/them), Borrower (or any Credit Party) shall deliver or cause to be delivered, (i) as soon as reasonably practicable after receipt of the same, copies of any and all periodic reports and any other information received by the Borrower (or any Credit Party) regarding the JV Company, including, but not limited to the reports and information required to be delivered to the Borrower by the Sole Manager (as defined in the JV Company LLC Agreement) of the JV Company pursuant to Sections 5.13 and 10.4 of the JV Company LLC Agreement and (ii) contemporaneously with the delivery to the JV Company Credit Facility Agent or any JV Company Credit Facility Lender, copies of all reports or notices delivered or furnished by the JV Company to the JV Company Credit Facility Agent or JV Company Credit Facility Lenders under the JV Company Credit Facility Documents.

Section 5.7 Maintenance of Property. Each Credit Party shall maintain, preserve and protect all material Property (other than Intellectual Property) reasonably necessary in the operation of or used or useful in the business of the Credit Parties and their Subsidiaries in good condition and repair, ordinary wear and tear and condemnation and Permitted Dispositions excepted and maintain its operated Property (other than Intellectual Property), as a reasonably prudent operator would, in good condition and repair, ordinary wear and tear and condemnation and Permitted Dispositions excepted (including, without limitation, as commercially practicable making or causing to made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of any Credit Party’s business); provided that no item of Property needs to be repaired, renewed, replaced, or improved and no leased Property needs to be maintained, if such Credit Party shall in good faith determine that such action is not necessary or desirable in its business judgment for the continued efficient and profitable operation of the business of the Credit Parties; and, provided further each Credit Party shall abstain, and shall cause each of its Subsidiaries to abstain, from knowingly or willfully permitting the Release of any Hazardous Substance in, on or about the owned, leased or operated Property except in compliance with Environmental Law, the Release of which could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.8 Agreement to Pledge. As and when required under the Pledge and Security Agreement (and subject to the terms hereof and thereof (including any exceptions, limitations and time periods provided therein), each Credit Party shall, grant to Administrative Agent, for the benefit of the Secured Parties, an Acceptable Security Interest in any Property of such Credit Party (other than Excluded Property) now owned or hereafter acquired, including without limitation, (i) each Credit Party shall execute and deliver to the Administrative Agent (for the benefit of the Secured Parties), deposit account control agreements for each of their Deposit Accounts (other than Excluded Accounts) in accordance with Section 5.1 of the Pledge and Security Agreement and (ii) the Borrower shall deliver to the Administrative Agent (for the benefit of the Secured Parties), certificates representing all of the certificated Equity Interests owned by the Borrower or any other Credit Party (other than Excluded Property), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the Borrower or another Credit Party, as applicable. The Borrower shall deliver to the Administrative Agent insurance certificates naming Administrative Agent as additional insured, or loss payee, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments.

Section 5.9 Use of Proceeds. Each Credit Party shall use the proceeds of the (a) First Advance, (i) to pay any deposit then due under the Purchase Agreement, (ii) to pay the fees, costs, and expenses incurred and/or payable in connection with this Agreement, the other Loan Documents, the Purchase Documents and the transactions contemplated hereby and thereby, including without limitation, any Commitment Fees, (iii) to pay the Closing Payment and (iv) for working capital purposes and for all other general corporate purposes, (b) Second Advance and Third Advance, (i) to pay any deposit then due under the Purchase Agreement, (ii) to pay the fees, costs, and expenses incurred and/or payable in connection with this Agreement, the other Loan Documents, the Purchase Documents and the transactions contemplated hereby and thereby, including without limitation, any Commitment Fees, (iii) to pay the Acquisition Consideration and/or fund any acquisition permitted hereunder and (iv) for working capital purposes and all other general corporate purposes and (c) Bridge Loan, (i) to pay the Acquisition Consideration and (ii) to pay the fees, costs, and expenses incurred and/or payable in connection with this Agreement, the other Loan Documents, the Purchase Documents and the transactions contemplated hereby and thereby.

Section 5.10 Title Evidence and Opinions. Each Credit Party shall from time to time upon the reasonable request of the Administrative Agent, the Requisite Term Lenders or the Requisite Bridge Lenders, take such actions and execute and deliver such documents and instruments as the Administrative Agent or the Requisite Lenders shall require to ensure that the Administrative Agent shall, at all times, have received reasonably satisfactory title evidence in regards to the Real Property subject to a Mortgage, which title evidence shall be in form and substance acceptable to the Requisite Lenders in their sole discretion and shall include information regarding the before payout and after payout ownership interests held by any Credit Party, for all Wells located on the Oil and Gas Properties, as designated by the Requisite Lenders.

Section 5.11 Further Assurances; Cure of Title Defects. Each Credit Party shall, cure promptly any defects in the creation and issuance of the Loans or any Notes and the execution and delivery of the Security Instruments and this Agreement. Each Credit Party hereby authorizes Administrative Agent (for the benefit of the Secured Parties) to file any financing statements without the signature of such Credit Party to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. Notwithstanding the foregoing but subject to the Pledge and Security Agreement (and subject to the terms hereof and thereof (including any exceptions, limitations and time periods provided therein), as soon as reasonably practicable, upon the reasonable request of the Administrative Agent or the Requisite Term Lenders and/or Requisite Bridge Lenders, each Credit Party at its expense will, (a) promptly execute, acknowledge and deliver or cause the execution, acknowledgement and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office and document, agreement and/or instrument to comply with or accomplish the covenants and agreements of each Credit Party, in the Security Instruments and this Agreement, or to further evidence and more fully describe the Property intended to constitute Collateral to secure the Obligations or (b) take any necessary action to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within thirty (30) days after (a) a request by the Administrative Agent or the Requisite Lenders to cure any title defects or exceptions which are not Permitted Liens or (b) a notice by the Administrative Agent that any Credit Party has failed to comply with Section 5.10, such Credit Party shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of at least an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Requisite Term Lenders and/or Requisite Bridge Lenders in their reasonable business judgment as to such Credit Party’s ownership of such Oil and Gas Properties and other Properties and Administrative Agent’s Liens and security interests (on behalf of the Secured Parties) therein as are required to maintain compliance with Section 5.10.

Section 5.12 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.12 and the provisions of the Pledge and Security Agreement (and subject to the terms hereof and thereof (including any exceptions, limitations and time periods provided therein), with respect to any Property (excluding Real Property and Excluded Property) acquired after the Closing Date, by any Credit Party that constitutes Collateral or is otherwise intended to be subject to the Lien created by any of the Security Instruments (other than Excluded Property) but is not so subject or with respect to any Property previously designated as Excluded Property (but is no longer designated as Excluded Property), each Credit Party shall (i) execute and deliver to the Administrative Agent and the Lenders such amendments or supplements to the relevant Security Instruments or such other documents as the Administrative Agent or the Requisite Term Lenders and/or Requisite Bridge Lenders shall reasonably deem necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, Acceptable Security Interest on such Property, and (ii) to the extent not already created and/or perfected, take all actions necessary to cause such Property to be subject to an Acceptable Security Interest and not already perfected in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Requisite Term Lenders and/or Requisite Bridge Lenders, in each case, in accordance with the time frames required under the Pledge and Security Agreement.

(b) All Subsidiaries of the Borrower and Credit Parties (other than the Excluded Subsidiaries) shall be or become (as applicable) Guarantors hereunder and grantors under the Pledge and Security Agreement in accordance with Section 6.15 hereof.

(c) Each Credit Party (i) shall grant to the Administrative Agent, within sixty (60) days of the acquisition thereof, for the benefit of the Secured Parties, an Acceptable Security Interest in and Mortgage on each Real Property valued at least $1,000,000 owned in fee by such Credit Party as is acquired by such Credit Party after the Closing Date, and (ii) at Administrative Agent’s direction (at the direction and reasonable discretion of the Requisite Term Lenders or Requisite Bridge Lenders), shall use commercially reasonable efforts to grant to the Administrative Agent, within sixty (60) days of the acquisition thereof, an Acceptable Security Interest in and Mortgage on each leased Real Property (where the term of such lease is at least 7 years (including any options to extend) and the operations ongoing at such site are integral to the Credit Parties’ business (with the exception of locations used solely as the Credit Parties’ headquarters, office locations, or for storage or warehousing) of such Credit Party, in each case, as additional security for the Obligations. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the respective Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages. Such Credit Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent or Requisite Term Lenders and/or Requisite Bridge Lenders shall reasonably require to confirm the validity, perfection and priority of the Liens of any existing Mortgages or such new Mortgages against such after-acquired Real Property.

Section 5.13 Leases; Development and Maintenance. Each Credit Party shall (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases, the other leases and all other similar agreements and contracts constituting or affecting the Oil and Gas Properties and all other Properties of any Credit Party except, in each case, where the amount thereof is being contested in good faith by appropriate proceedings and except where the nonpayment or non-performance of which could not reasonably be expected to result in a Material Adverse Change, (b) in all material respects, do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the leases, Wells, units and acreage to which the Oil and Gas Properties and all other Properties of any Credit Party pertain in a prudent manner consistent with industry standard practices provided that such Credit Party shall not be required to maintain such leases, units and acreage if it in good faith determines, using its business judgment, that such leases, Wells, units and/or acreage are not necessary or desirable for the continued efficient and profitable operation of the business of the Credit Parties.

Section 5.14 Litigation and Other Notices. Each Credit Party shall furnish to the Administrative Agent, and upon the request of the Administrative Agent or any Lender, to each such Lender making the request to such Credit Party or the Administrative Agent, written notice of the following as soon as reasonably practicable (and, in any event, within five (5) Business Days of the occurrence thereof):

(a) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority with respect to any Loan Document, the Purchase Documents or the Contemplated Acquisition; and

(b) the occurrence of a Casualty Event, in excess of $250,000.

Section 5.15 Employee Benefits. Each Credit Party shall (a) except as could not reasonably be expected to have a Material Adverse Change, with respect to any Plan, comply in all respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within ten (10) days after any Responsible Officer of any Credit Party knows or has reason to know, that any Termination Event has occurred that, alone or together with any other Termination Event that has occurred, could reasonably be expected to result in liability of any Credit Party or any Controlled Group member in an aggregate amount exceeding $1,000,000 annually, a statement of a Responsible Officer of the applicable Credit Party setting forth details as to such Termination Event and the action, if any, that the Borrower and any applicable Credit Party propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any Controlled Group member with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Credit Party or any Controlled Group member from a Multiemployer Plan sponsor or any governmental agency concerning a Termination Event with respect to matters that could reasonably be expected to result in a liability of any Credit Party in an amount exceeding the $1,000,000 annually; and (iv) such other documents or governmental reports or filings relating to any Plan or the Multiemployer Plan as the Administrative Agent or Requisite Lenders shall reasonably request with respect to matters that could reasonably be expected to result in a liability of any Credit Party in an amount exceeding the $1,000,000 annually.

Section 5.16 Compliance with Environmental Laws.

(a) Each Credit Party shall comply, and cause each of its Subsidiaries and all lessees and other Persons occupying Real Property owned, operated or leased by any Credit Party or any Subsidiary to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Credit Party shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 4.14 or Section 5.16(a) shall have occurred and be continuing for more than twenty (20) days without the any Credit Party commencing activities reasonably likely to cure such Default, at the written request of the Administrative Agent or the Requisite Lenders through the Administrative Agent, such Credit Party shall provide to the Lenders within forty-five (45) days after such request, at the expense of the Credit Party, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Requisite Lenders and indicating the presence or absence of Hazardous Substances and the estimated cost of any compliance or Response to address them.

(c) No Credit Party shall, nor permit any of its Subsidiaries to, install, nor permit to be installed, in any Property subject to a Mortgage any Hazardous Substances, other than in material compliance with applicable Environmental Laws.

Section 5.17 Information Regarding Collateral.

No Credit Party shall effect any change (i) in any Credit Party’s legal name, (ii) in the location of any Credit Party’s chief executive office, (iii) in any Credit Party’s legal identity as a corporation, limited liability company or other type of entity, (iv) in any Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Credit Party’s jurisdiction of organization (including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent and Lenders not less than ten (10) days’ prior written notice (in the form of an Officers’ Certificate) of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Requisite Term Lenders and/or Requisite Bridge Lenders may reasonably request; (B) it shall have taken all action reasonably satisfactory to the Requisite Term Lenders and/or Requisite Bridge Lenders to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable; and (C) such change is not otherwise in violation of this Agreement. Each Credit Party agrees, as soon as practicable, to provide the Administrative Agent and the Lenders with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

Section 5.18 Approvals.

(a) The Credit Parties will promptly obtain all Real Property Approvals which may hereafter become required, necessary or desirable, except to the extent failure to obtain such Real Property Approvals could not reasonably be expected to result in a Material Adverse Change, and will furnish the Administrative Agent and Lenders with evidence that the Credit Parties have obtained such Real Property Approval.

(b) The Credit Parties will duly perform and comply with all of the terms and conditions of all Real Property Approvals obtained at any time except as could not reasonably be expected to cause a Material Adverse Change.

Section 5.19 Conditions Subsequent. Credit Parties shall satisfy and perform, on or prior to the dates required by the terms of Schedule 5.19, each of the conditions specified on Schedule 5.19 as required by the terms of Schedule 5.19. Anything contained in the Agreement or any other Loan Document to the contrary notwithstanding, the Credit Parties shall not be required to execute, deliver, satisfy or perform any item described on Schedule 5.19 prior to the dates specified therein.

Section 5.20 Delivery of HPE Pledge Agreement, the Limited Recourse Guaranty and Legal Opinion. The Credit Parties shall use commercially reasonable efforts to obtain the consent of First Hawaiian Bank (in regards to the pledge of the Equity Interests of Koko’oha Investments, Inc. to Administrative Agent (for the benefit of the Secured Parties) to secure the Obligations) before the Contemplated Acquisition is consummated. If the Credit Parties have obtained such consent by the consummation of the Contemplated Acquisition, immediately after the consummation of the Contemplated Acquisition, the Credit Parties shall cause HPE to deliver to Administrative Agent (i) a fully executed Pledge Agreement substantially in the form of Exhibit F hereto (as it may be amended, restated, supplemented or otherwise modified from time to time, the “HPE Pledge Agreement”) pursuant to which HPE pledges and grants a Lien on all of its right, title, and interest in and to all of the issued and outstanding Equity Interests issued by Koko’oha Investments, Inc., and (ii) a fully executed Limited Recourse Guaranty substantially in the form of Exhibit F-1 hereto (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Limited Recourse Guaranty”) pursuant to which HPE absolutely and unconditionally guarantees and agrees to be liable for the full and indefeasible payment and performance when due of the Obligations provided that recourse to pay such guaranteed obligations shall be limited to the Equity Interests of Koko’oha Investments, Inc. held by HPE. Immediately after the consummation of the Contemplated Acquisition, the Credit Parties shall deliver a legal opinion to Administrative Agent and Lenders, satisfactory in form and substance to the Requisite Bridge Lenders and Requisite Term Lenders, containing opinions reasonably requested by Requisite Bridge Lenders and Requisite Term Lenders including without limitation, opinions as to due authorization, enforceability, no conflict and perfection (if applicable), in regards to the Negative Pledge Agreement, and, if the HPE Pledge Agreement and Limited Recourse Guaranty are executed and delivered in accordance with this Section 5.20, the HPE Pledge Agreement and the Limited Recourse Guaranty.

Section 5.21 Solvency. After giving effect to the Contemplated Acquisition and the payment and accrual of all consideration and transaction costs in connection therewith, the Credit Parties and their Subsidiaries, taken as a whole, will be Solvent.

Section 5.22 Oil and Gas Properties. Notwithstanding any other provision of this Agreement and the other Loan Documents, including, without limitation, Section 5.12 of this Agreement, the Credit Parties shall use commercially reasonable efforts to determine if any Credit Party has an interest in any Oil and Gas Property located in the State of California which is not listed in Schedule 4.12(a). The Credit Parties shall deliver to Administrative Agent, no later than ninety (90) days after the date hereof, a certification as to all Oil and Gas Properties located in Colusa County, Santa Barbara County, or offshore federal waters of the State of California in which any Credit Party has an interest having a fair market value in excess of $100,000. If there are any such Oil and Gas Properties which were not listed in Schedule 4.12(a), then, at the direction of the Requisite Term Lenders and Requisite Bridge Lenders, Administrative Agent and the Credit Parties shall promptly take any and all actions necessary (including, without limitation, executing deeds of trust, assignments, financing statements and other documents in form and substance reasonably satisfactory to Requisite Term Lenders and Requisite Bridge Lenders, and recording and filing such documents with appropriate recorder’s offices and other filing offices) in order to grant Administrative Agent, on behalf of the Secured Parties, a first priority security interest (subject to the Permitted Liens) in such Oil and Gas Properties which were not listed in Schedule 4.12(a) as of the Closing Date.

ARTICLE VI.

NEGATIVE COVENANTS

So long as any of the Obligations (other than contingent indemnification obligations) or Commitments remain outstanding each Credit Party agrees to comply with the following covenants as follows:

Section 6.1 Liens, Etc. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than the Excluded Subsidiaries) to, grant, create, assume, incur, or suffer to exist any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that each Credit Party and its Subsidiaries may create, incur, assume, or suffer to exist any of the following, in each case, solely to the extent that such Liens are not granted for the direct benefit of any Excluded Subsidiary (with the exception of the Liens under Section 6.1(m)):

(a) Liens granted pursuant to the Security Instruments and securing the Obligations;

(b) purchase money Liens or interests of lessors under Capital Leases or purchase money security interests upon or in any Equipment or for other fixed or capital assets acquired or held by any Credit Party in the ordinary course of business; provided that, the principal amount of Debt secured by such Liens shall not exceed $1,500,000 in the aggregate at any time outstanding and that such Debt (i) was incurred solely for the purpose of financing the purchase, acquisition or improvement of the Property purchased, acquired or improved (or refinancing such Debt), (ii) is secured only by such Property so purchased, acquired or improved and the proceeds and products thereof and not by any other Property of any Credit Party, and (iii) does not exceed the aggregate purchase price of such Property except as otherwise permitted pursuant to a Permitted Refinancing of such Debt; provided, that in each case, individual financing of Equipment provided by one purchase money lender or lessor may be cross-collateralized to other outstanding financings of Equipment or other fixed or capital assets provided by such purchase money lender or lessor;

(c) Liens for Taxes not yet due or not yet delinquent or, if delinquent, that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(d) Liens in favor of vendors, carriers, producers, growers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, landlords, laborers, suppliers, processors or similar Liens arising by operation of law, in each case, in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided such reserve as may be required by GAAP shall have been made therefor;

(e) Liens in favor of the JV Company Credit Facility Lenders or JV Company Credit Facility Agent solely on the JV Holding Sub’s JV Interests as security for the JV Company Credit Facility; provided, that such Liens are without further recourse to Borrower or its Subsidiaries and otherwise on substantially the same terms as those set forth in the Parent Pledge Agreement as in effect as of August 31, 2012;

(f) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of any Credit Party;

(g) Liens set forth on Schedule 6.1 to the extent that such Liens do not secure loans, bonds or other borrowed money and Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements, and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into by any Credit Party, in the ordinary course of business provided that (i) such Liens do not secure borrowed money, (ii) such Liens secure amounts that are not yet due, or not yet delinquent, or if delinquent, are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (iii) such Liens are limited to the Properties that are the subject of such agreements, and (iv) such Liens do not materially detract from the aggregate value of any Credit Party’s assets;

(h) easements, rights-of-way, restrictions, and other similar encumbrances and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which materially interfere with the ordinary conduct of the business of any Credit Party or materially detract from the value or use of the Property to which they apply,

(i) Licenses of Intellectual Property granted by a Credit Party in the ordinary course of business and other licenses of Intellectual Property otherwise permitted under Section 6.4 hereof;

(j) Liens on cash collateral securing Debt permitted under Section 6.2(b);

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Credit Party in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, to secure Debt permitted under Section 6.2(o) hereof or otherwise granted in connection with the maintenance of such accounts in the ordinary course of business;

(l) Liens in favor of vendors or lessors arising under any conditional sale agreement, synthetic lease, or other title retention agreement;

(m) Liens securing Permitted Subordinated Debt;

(n) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that do not materially detract from any Credit Party’s value;

(o) Liens on cash and cash equivalents deposited with a third-party trustee that arise in connection with the defeasance, discharge or redemption of Debt to the extent that such defeasance, discharge or redemption of Debt is not prohibited hereunder;

(p) customary negative pledges on assets being sold or disposed of as part of a Disposition, including customary restrictions on distributions by a Subsidiary of the Borrower to be sold, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Person; in each case, provided, that, such Disposition is permitted under Section 6.4 hereof;

(q) Liens on property of a Person existing at the time such Person is acquired pursuant to a Permitted Acquisition (or consolidated into a Credit Party as part of such Permitted Acquisition) provided, that such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment and do not extend to any assets other than the assets so acquired;

(r) deposits in the ordinary course to secure insurance carriers and Liens on premium refunds and insurance proceeds securing the financing of insurance premiums permitted hereunder;

(s) Liens solely on any cash earnest money deposits made by a Credit Party in connection with a Permitted Investment provided that such deposits themselves are Permitted Investments;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods;

(u) Reserved;

(v) judgment Liens arising solely as a result of the existence of judgments, orders, or awards, including notices of lis pendens and associated rights related to litigation and other controversies, in each case, that do not constitute an Event of Default hereunder;

(w) the interests of lessors and sublessors under operating leases;

(x) Liens on amounts deposited to secure Credit Parties’ obligations in connection with the making or entering into of bids, tenders, trade contracts, governmental contracts, utilities contracts, or leases in the ordinary course of business and not in connection with the borrowing of money;

(y) Liens on amounts deposited to secure Credit Parties’ reimbursement and indemnity obligations with respect to surety, performance, stay, customs or appeal bonds obtained in the ordinary course of business to the extent that such reimbursement and indemnity obligations are permitted under Section 6.2(f) hereof;

(z) Liens that are replacements of Permitted Liens to the extent that the original Debt is refinanced by a Permitted Refinancing permitted hereunder and so long as the replacement Liens only encumber those assets or classes of assets that secured the original Debt;

(aa) Liens to secure Debt permitted under Section 6.2(q) hereof;

(bb) Liens in favor of the indenture trustee (as defined in the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb)), in its capacity as such and not in any other capacity, if any, under in respect of any Debt permitted by Section 6.2; provided that (i) such Liens only secure (A) a Credit Party’s obligation to pay such indenture trustee reasonable and customary compensation and the reimbursement of such indenture trustee’s reasonable fees, costs and expenses, in each case, for its services as the indenture trustee and (B) any Credit Party’s obligations to indemnify the indenture trustee, and (ii) such Lien only attaches to funds held or collected by such indenture trustee in its capacity as the indenture trustee (as defined in the as defined in the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb)) with respect to such Debt;

(cc) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens and rights reserved in any lease for rent or for compliance with the terms of such lease; and

(dd) solely to the extent constituting Liens, (i) the Investments permitted by Sections 6.7(o), and (q) and (ii) the Dispositions permitted by Sections 6.4(b)(xvi), and (xxii).

Section 6.2 Debts, Guarantees, and Other Obligations. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than the Excluded Subsidiaries with the exception of, upon the consummation of the Contemplated Acquisition, Koko’oha Investments, Inc. and its Subsidiaries including without limitation the Mid Pac Entities) to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except any of the following, in each case, solely to the extent that such Debt was not created, incurred or assumed (and Credit Parties have not become liable on account of such Debt) for the direct or indirect benefit of any Excluded Subsidiary (with the exception of the Debt under Sections 6.2(i), 6.2(r) and 6.2(t)):

(a) Debt of the Credit Parties under the Loan Documents;

(b) Debt set forth on Schedule 4.5 and any Permitted Refinancing thereof;

(c) Debt secured by the Liens permitted under Section 6.1(b) and any Permitted Refinancing thereof;

(d) Debt under Hydrocarbon Hedge Agreements and other Hedge Contracts in each case, entered into in the ordinary course of business and not purely for speculative purposes; provided that (i) such Debt shall not be secured, and (ii) such Debt shall not obligate any Credit Party to any margin call requirements including any requirement to post cash collateral, property collateral or a letter of credit;

(e) Debt of any Credit Party owing to any other Credit Party; provided that such Debt is unsecured and shall, upon the occurrence and during the continuation of an Event of Default be subordinated in right of payment to the payment of the Obligations;

(f) Debt evidenced by letters of credit, surety, statutory and appeal bonds and other credit assurances and similar obligations of a like nature (and unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations), in each case, entered into in the ordinary course of business;

(g) Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of any Credit Party in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(h) Reserved;

(i) Permitted Subordinated Debt (i) in an aggregate amount outstanding at any time not to exceed $80,000,000 provided that the proceeds of such Debt are used to repay the Obligations in accordance with Section 2.8(d) hereof and (ii) in an aggregate amount outstanding at any time not to exceed $25,000,000, the proceeds of which may be used by Borrower for any purpose;

(j) Debt incurred for the acquisition of services, supplies or inventory on normal trade credit in the ordinary course of business;

(k) Debt consisting of (i) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions and (ii) unsecured guarantees with respect to Debt of Credit Parties, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Debt;

(l) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(m) Debt owed to any Person providing property, casualty, liability, or other insurance to Credit Parties (including D&O insurance), so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance;

(n) liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Credit Parties incurred in connection with the consummation of one or more acquisitions permitted under Section 6.7 that do not involve Excluded Subsidiaries;

(o) Debt incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(p) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Debt that otherwise constitutes Debt permitted under this Section 6.2;

(q) Debt in respect of reimbursement obligations associated with letters of credit issued to utility providers in the ordinary course of business as deposits to secure performance of any Credit Party’s obligations to such utility providers;

(r) Debt (for borrowed money) of Koko’oha Investments, Inc. and its Subsidiaries including without limitation the Mid Pac Entities outstanding on the closing date of the Contemplated Acquisition and any Permitted Refinancing thereof, in each case, to the extent that the aggregate principal amount of all of such Debt shall not exceed $50 million at any time;

(s) The JV Holding Sub’s nonrecourse guarantee of the obligations under the JV Credit Agreement pursuant to the Parent Guaranty, in effect on the date initially executed; and

(t) the Borrower’s guaranty of its Subsidiaries’ leases of real property provided that the aggregate amount of the Borrower’s obligations under such guarantees (primary and/or contingent and irrespective of the likelihood that any contingent obligation shall become due and payable) shall not exceed $25 million.

Section 6.3 Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Credit Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents and the JV Company Credit Facility Documents; (2) covenants in documents creating Liens permitted by Section 6.1 prohibiting further Liens on the properties encumbered thereby; (3) contractual arrangements or covenants described on Schedule 6.3 hereto and, in the case that such arrangements or covenants are in regards to Debt, any Permitted Refinancing thereof (to the extent permitted under Section 6.2 hereof) and in the case of arrangements or covenants that do not involve Debt, any agreement evidencing any renewal or extension thereof to the extent permitted hereunder, (4) such restrictions that are binding on a Credit Party or any of its Subsidiaries at the time such Credit Party or Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into in contemplation of the acquisition whereby such Subsidiary was acquired and so long as such restrictions only apply to such Credit Party or Subsidiary, (5) restrictions that are customary provisions in joint venture agreements and other similar agreements or written arrangements applicable to such joint ventures, in each case, to the extent that such joint ventures are permitted hereunder, (6) customary restrictions on leases, subleases, licenses, sublicenses, asset sale or similar agreements, including with respect to Intellectual Property and other similar agreements, in each case, to the extent leases, subleases, licenses, sublicenses, asset sale or similar agreements are permitted under this Agreement and so long as such restrictions relate solely to the assets subject thereto, (7) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Credit Party or any of its Subsidiaries, (8) arising in connection with cash deposits or other deposits permitted under Section 6.1 to the extent that such restriction shall only be in regards to such deposit(s), (9) Reserved, (10) the agreements, documents and/or instruments evidencing Debt incurred by Excluded Subsidiaries provided that such restrictions shall only apply to the Property of such Excluded Subsidiaries and (11) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business.

Section 6.4 Merger or Consolidation; Asset Sales. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than the Excluded Subsidiaries) to:

(a) merge or consolidate with or into any other Person; provided that (i) any Guarantor may merge or consolidate with any Person (other than Borrower) so long as a Guarantor is the surviving Person or such Person becomes a Guarantor contemporaneously with such merger or consolidation, (ii) any Credit Party may merge or consolidate with the Borrower so long as the Borrower is the surviving Person and (iii) any Excluded Subsidiary may merge or consolidate with any other Excluded Subsidiary; or

(b) except as provided in clause (a) immediately above, make any Disposition of any of its Property (including, without limitation, any Working Interest, overriding Royalty Interest, production payments, net profits interest, Royalty Interest, or mineral fee interest), other than the following:

(i) the sale of Hydrocarbons in the ordinary course of Credit Parties’ business;

(ii) the Disposition of cash and Liquid Investments in the ordinary course of business;

(iii) the Disposition of Property that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of the Credit Parties as reasonably determined by such Credit Party or (C) with respect to any Equipment, contemporaneously replaced with Equipment of at least comparable value and use;

(iv) the Disposition of Property (A) between or among Credit Parties and (B) by any Subsidiary that is not a Credit Party to any Credit Party to the extent such transaction is otherwise permitted hereunder;

(v) the Disposition of frac tanks of the Credit Parties and/or their Subsidiaries;

(vi) Dispositions, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) are less than $15,000,000 with respect to all such Dispositions made through the Stated Term Loan Maturity Date; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (with the exception of $250,000 of such consideration, which shall not be required to be at fair market value) (in the case of any Disposition the proceeds of which are in excess of $10,000,000, determined in good faith by the Board of Directors of the Borrower (or similar governing body)), (B) no less than 70% of the proceeds thereof shall be paid in cash or Liquid Investments (with the exception of $250,000 of such consideration, which shall not be required to comply with the requirements set forth in this clause (B)) and (C) at the time of such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(vii) the sale, assignment, transfer, disposition or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business but only in connection with a compromise, settlement or collection;

(viii) to the extent constituting a Disposition, Restricted Payments permitted under Section 6.5;

(ix) (A) non-exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights and (B) the abandonment, lapse or other disposition of licenses, Intellectual Property or related rights that are no longer material to the conduct of the business of the Credit Parties, their Subsidiaries or JV Company as such business is operated and the license, lapse or abandonment of such licenses, Intellectual Property or related rights does not materially detract from any Credit Party’s value;

(x) leases or subleases of Real Property no longer used or no longer useful in the conduct of the business of any Credit Party and other lease of Real Property in the ordinary course of business;

(xi) sales of Inventory (as defined in the Pledge and Security Agreement) to buyers in the ordinary course of business and/or the entering into of marketing distribution, supply, off take, development, or like agreements, in each case, relating to the sale of Inventory in the ordinary course of business and containing standard or customary terms for such agreements (which terms may include, without limitation, rights of first offer and/or exclusivity arrangements);

(xii) the abandonment by any Credit Party or any of its Subsidiaries of any Property rights, franchises, licenses, that such Credit Party or Subsidiary reasonably determines are not useful to its business or no longer commercially desirable, including, without limitation, leasehold interests in Real Property but excluding Intellectual Property;

(xiii) any Disposition of any Equity Interest of any Excluded Subsidiary or any other Investment in any Excluded Subsidiary; provided that immediately after giving effect to such Disposition, such Excluded Subsidiary shall continue to constitute a Subsidiary of the applicable Credit Party;

(xiv) the granting of Liens permitted by Section 6.1;

(xv) any Casualty Event so long as the Net Cash Proceeds from such Casualty Event are applied, invested or reinvested in accordance with Section 2.8(f) hereof (to the extent required thereunder);

(xvi) any Sale Lease Transaction permitted under Section 6.10 hereof;

(xvii) the sale or issuance of Equity Interests of Borrower provided that the Net Equity Proceeds therefrom are applied in accordance with Section 2.8(g) hereof;

(xviii) Reserved;

(xix) the making of Investments permitted by Section 6.7 and the making of Restricted Payments permitted by Section 6.5;

(xx) dispositions of assets in exchange or trade in for similarly valued assets so long as the assets so received by the Credit Party or Subsidiary have a fair market value that is reasonably equivalent or greater to the fair market value of the assets so disposed by such Credit Party or Subsidiary and to the extent that the assets subject to such disposition constituted Collateral, the assets received in exchange or trade for such assets shall also constitute Collateral;

(xxi) the surrender or waiver of contractual rights or the settlement, release or surrender of contract claims or tort claims, in each case, in the ordinary course of business;

(xxii) any grant of an option to purchase, lease or acquire property to another Person, so long as the Disposition resulting therefrom would otherwise be permitted hereunder;

(xxiii) Reserved;

(xxiv) Reserved;

(xxv) the unwinding of any Hedge Contract(s) pursuant to its or their terms; and

(xxvi) Dispositions of Property to the extent that (x) such Property is exchanged for credit against the purchase price of similar replacement Property that is promptly purchased or (y) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property (which replacement Property is actually promptly purchased) provided that, in each case, if the Property disposed of constituted Collateral, the replacement Property shall also constitute Collateral.

(c) Notwithstanding Section 6.4(b) hereof, the Credit Parties shall not (nor shall they permit their Subsidiaries (other than the Excluded Subsidiaries) to) transfer, convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the Credit Parties’ business and/or Property.

For the avoidance of doubt, any Net Cash Proceeds from a Disposition of any Credit Party’s Property shall be subject to the terms of Section 2.8(c).

Section 6.5 Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than the Excluded Subsidiaries) to, make any Restricted Payments except: (i) any Subsidiary of Borrower may pay cash Dividends to the Borrower or any wholly owned Subsidiary of the Borrower, (ii) if any Subsidiary of Borrower is not a wholly owned Subsidiary of Borrower, such Subsidiary may pay cash Dividends to its shareholders generally so long as the Borrower or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary), (iii) regularly scheduled interest payments and other payments are permitted, if permitted by the applicable subordination agreement governing such Debt, (iv) Restricted Payments paid with the Equity Interests issued by Borrower; (v) cash payments in lieu of issuing fractional shares are permitted; (vi) Restricted Payments required in connection with the exercise of warrants or the conversion of convertible Debt are permitted to the extent that such conversion is for Equity Interests of the Borrower (and, in each case, does not involve any cash payments other than in regards to cash payments made in lieu of issuing fractional shares); (vii) the making of any Restricted Payment (other than Restricted Payments of the type referenced in clause (a)(x) of the definition of Restricted Payments set forth herein) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Capital Stock of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower are permitted; (viii) the redemption, defeasance, repurchase or other acquisition or retirement of subordinated Debt of a Credit Party made in exchange for, or out of the substantially concurrent sale of, new subordinated Debt qualifying as a Permitted Refinancing (and otherwise permitted hereunder) are permitted; (ix) payments on, or purchases, redemptions, defeasances or other acquisitions of, Debt of the Borrower or any Guarantor that is contractually subordinated to the Obligations, in each case, from the proceeds of a Permitted Refinancing thereof (to the extent otherwise permitted hereunder) and (x) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower held by any current or former officer, director, consultant or employee of the Borrower or any of its Subsidiaries, or his or her estate, spouse, former spouse or family member pursuant to any of the Borrower’s stock option agreements or similar stock incentive plans.

Section 6.6 Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than the Excluded Subsidiaries) to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Credit Party on terms that are less favorable to the Credit Party or any of its Subsidiaries (other than the Excluded Subsidiaries), than those that might be obtained at the time from a Person who is not an Affiliate of a Credit Party; provided, the foregoing restriction shall not apply to (a) any transaction between the Credit Parties; (b) customary fees paid to, the reimbursement of all costs and expenses incurred by, and any indemnity provided for the benefit of, members of the Board of Directors (or similar governing body) of the Borrower and any other Credit Party; (c) compensation or fees to, or the provision of benefits for officers, consultants and former consultants, directors and employees of the Borrower and the other Credit Parties entered into in the ordinary course of business; (d) transactions or arrangements described in Schedule 6.6 or any renewals or extensions of any such agreements (so long as such renewals or extensions are not less favorable in any material respect to the Borrower or any of the other Credit Parties); (e) Restricted Payments permitted to be made under Section 6.5; (f) the agreements and other documents evidencing the rights offering (including any backstop agreement related thereto) or any other agreements (including the fees set forth therein) or other arrangements evidencing the issuance and/or acquisition of the Company’s Equity Interests, in each case, a portion of the proceeds of which are used to repay the Bridge Loans and/or to fund the Contemplated Acquisition, (g) transactions with Subsidiaries (that are not Credit Parties) and Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement and in accordance with industry practice; provided that (i) any payments, royalties, fees, compensation (or agreements to pay) or other consideration from a Credit Party to such Affiliates and Subsidiaries shall not be at a premium to the prevailing market rates for the applicable goods or service and (ii) any payments, royalties, fees, compensation or other consideration received by Credit Party from such Affiliates and/or Subsidiaries shall not be at a discount to the then prevailing rate for such goods or service; and (h) the issuances of Equity Interests or other securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by a majority of the Board of Directors of the Borrower or majority of disinterested members of the Board of Directors or a compensation committee appointed by the Board of Directors. With respect to all transactions to which the restrictions in this Section 6.6 apply, in regards to any transaction or series of transactions between an Affiliate of the Credit Parties and any Credit Party, involving aggregate consideration in excess of $7,500,000, such transaction or series of transactions shall require the approval of the Board of Directors of the Borrower and evidence of such approval shall be delivered to the Administrative Agent which shall be made available by Administrative Agent to any Lender upon request.

Section 6.7 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than the Excluded Subsidiaries) to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including, without limitation, the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of Debt of or interests in any Person or any joint venture, any Oil and Gas Properties or activities related to Oil and Gas Properties (in each case, an “Investment”), except any of the following Investments, in each case, solely to the extent that such Investments are not made in or for the direct benefit of any Excluded Subsidiary (other than the Investment referenced in Sections 6.7(u), 6.7(v)(ii) and 6.7(w)):

(a) Investments in cash and/or Liquid Investments;

(b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c) creation of any additional Subsidiaries in compliance with Section 6.15 and the other provisions of this Section 6.7 (to the extent that any Investments are being made in or with respect to such Subsidiary);

(d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) Investments consisting of any deferred portion of the sales price or non-cash consideration received by any Credit Party in connection with any Disposition permitted hereunder provided that such Investments are pledged as Collateral hereunder (except to the extent consisting of Excluded Property);

(f) The JV Holding Sub’s nonrecourse guarantee of the obligations under the JV Credit Agreement pursuant to the Parent Guaranty, in effect on the date initially executed;

(g) Investments in the form of a capital contribution or loan to the JV Company to the extent permitted in accordance with clause (II) of Section 2.8(c)(i) hereof;

(h) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(i) Hedge Contracts to the extent permitted under Section 6.2 and Section 6.14;

(j) other Investments not to exceed $10,000,000 through the Stated Term Loan Maturity Date;

(k) advances (including to trade creditors) made in connection with purchases of goods or services in the ordinary course of business;

(l) Investments by one Credit Party or any Subsidiary of a Credit Party in a Credit Party;

(m) Investments owned by any Credit Party or any of its Subsidiaries on the Closing Date which are described on Schedule 6.7 attached to this Agreement;

(n) Guarantees constituting Debt permitted under Section 6.2 so long as the guaranty is of Debt of a Credit Party permitted under Section 6.2;

(o) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases of a Credit Party, and (ii) other contractual obligations of a Credit Party that do not constitute Debt, in each case, in the ordinary course of business;

(p) Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America; provided that if requested by Requisite Lenders, such assets are pledged as Collateral pursuant to Section 5.8;

(q) Permitted Acquisitions;

(r) earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment otherwise permitted under this Section 6.7 (and not otherwise prohibited hereunder);

(s) guarantees of leases (other than Capital Leases) or of other obligations, in each case, of a Credit Party that do not constitute Debt, in each case, entered into in the ordinary course of business;

(t) (i) normal and customary indemnities issued in the ordinary course of business (including in connection with any Permitted Disposition) or (ii) consisting of normal and customary indemnities issued in connection with the issuance and sale of securities otherwise permitted hereunder;

(u) the Contemplated Acquisition provided that, (i) the Credit Parties have used commercially reasonable efforts to obtain the consent of First Hawaiian Bank (in regards to the pledge of the Equity Interests of Koko’oha Investments, Inc. to Administrative Agent (for the benefit of the Secured Parties) to secure the Obligations) before the Contemplated Acquisition is consummated and if such consent is obtained, immediately following the consummation of the Contemplated Acquisition, HPE grants a perfected first priority lien on all of its Equity Interests in Koko’oha Investments, Inc. to Administrative Agent (for the benefit of the Secured Parties) to secure the Obligations, and (ii), immediately after the consummation of the Contemplated Acquisition, the Credit Parties shall deliver to the Administrative Agent and the Lenders a copy of the fully executed Negative Pledge Agreement;

(v) Investments made with (i) the Equity Interests issued by Borrower or (ii) the Net Equity Proceeds from the issuance of Equity Interests by Borrower; and

(w) cash Investments in Hawaii Pacific Energy LLC and/or Texadian Energy, Inc. to the extent that Hawaii Pacific Energy LLC and/or Texadian Energy, Inc. use the proceeds of such Investments for working capital, acquisitions and/or general corporate purposes.

Section 6.8 Gas Imbalances, Take-or-Pay or Other Prepayments. No Credit Party shall allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of such Credit Party which would require such Credit Party to deliver its Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than that which do not result in such Credit Party having net aggregate liability in excess of $100,000.

Section 6.9 Compliance with ERISA. Except as would not reasonably be expected to result in a Material Adverse Change, no Credit Party, nor any of its Subsidiaries or any member of a Controlled Group shall be party, or otherwise subject, to a Plan or Multiemployer Plan. Without limitation to the foregoing, in any event, no Credit Party shall, or shall it permit any of its Subsidiaries to, directly or indirectly, (a) engage in any transaction in connection with which Borrower or any Controlled Group member could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code with respect to any Plan; (b) terminate any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to Borrower or any Controlled Group member to the PBGC; (c) fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Borrower or any Controlled Group member is required to pay as contributions thereto; (d) fail to satisfy the minimum funding standards within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA; (e) permit the actuarial present value of the benefit liabilities (based on reasonable assumptions used to fund such Plan for purposes of Sections 412 and 430 of the Code) under any Plan maintained by Borrower or any Controlled Group member which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) acquire a 90% or greater interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA, and in either case, the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, and the withdrawal liability, if assessed, could reasonably be expected to result in a Material Adverse Change; (g) incur a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (h) amend a Plan in contravention of Section 206(g) of ERISA; or (i) permit to exist any occurrence of any “Reportable Event” (as defined in Section 4043 of ERISA, and other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC or with respect to which the notice requirement is waived under applicable regulations), or any other event or condition, which presents a material risk of such a termination by the PBGC of any Plan, and in each case in clauses (a) through (i) above, to the extent such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Change.

Section 6.10 Sale-and-Leaseback. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Excluded Subsidiaries with the exception of, upon the consummation of the Contemplated Acquisition, Koko’oha Investments, Inc. and its Subsidiaries) to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter, such Credit Party or Subsidiary shall lease as lessee such Property or any part thereof or other Property which such Credit Party or Subsidiary intends to use for substantially the same purpose as the Property sold or transferred provided that, upon the consummation of the Contemplated Acquisition, Koko’oha Investments, Inc. and its Subsidiaries may enter into Sale-Leaseback Transactions to the extent that the aggregate principal amount of such Sale Lease Transactions do not exceed, at any time, an amount equal to (x) $50.0 million minus (y) the Debt permitted (and then outstanding) under Section 6.2(r) hereof.

Section 6.11 Change of Business; Accounting Change. No Credit Party shall, nor shall the Credit Parties permit any of their Subsidiaries (other than the Excluded Subsidiaries) to, make any material change in the character of its business that it is engaged in immediately prior to the Closing Date (which such business shall include, without limitation, the business of an independent oil and gas exploration and production company and any business that is similar, complementary or reasonably related to or is a reasonable extension thereof) (such business, the “Permitted Business”), nor will any Credit Party operate any business in any jurisdiction other than the United States. No Credit Party shall make a change in the method of accounting employed in the preparation of the financial statements referred to in Section 5.6 or change its fiscal year end unless required to conform to GAAP or Approved in writing by the Requisite Lenders.

Section 6.12 Organizational Documents, Other Documents. No Credit Party shall,

(a) amend, supplement, modify or restate its Organizational Documents if such amendment, supplement, modification or restatement could, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders (including, without limitation, electing to treat any pledged Equity Interests as a “security” under Section 8-103 of the UCC) provided, however, it is understood and agreed that amendments to the number of authorized shares to increase the number of authorized shares issuable (including the shares issuable under any equity incentive plan) shall not be deemed to be adverse to the Lenders, or

(b) amend or modify, or permit the amendment or modification of, any provision of any Debt that is subordinated to the Obligations in any manner that is adverse in any material respect to the interests of the Lenders as determined by the Requisite Lenders in their sole discretion unless such amendment, modification or change is permitted at such time under the applicable subordination agreement.

(c) consent or vote in favor of, or permit the amendment or modification of, any provision of the JV Company Organizational Documents or the JV Company Credit Facility Documents in any manner that is adverse in any material respect to the interests of the Lenders as determined by the Requisite Bridge Lenders and Requisite Term Lenders in their sole discretion, including without limitation, any amendment or modification that would (i) cease to require the vote of 100% of the JV Company’s Board of Directors, (ii) change the non-recourse nature of the Parent Guaranty or confer additional rights on the JV Company Credit Facility Agent or JV Company Credit Facility Lenders against the Borrower, the JV Holding Sub, any other Credit Party or any of their assets, (iii) reduce the JV Holding Sub’s percentage ownership interest in the JV Company or its right to vote on certain material matters without the JV Holding Sub’s consent, or (iv) permit the JV Company to increase the amount of loans which can be outstanding under the JV Credit Agreement, or incur any other additional Debt, or grant Liens on any of the JV Company’s assets as security for Debt of the JV Company (other than in respect of the JV Company Credit Facility and Debt permitted to be incurred thereunder without regard to any amendment which may be made subsequent to August 31, 2012).

(d) Reserved.

Section 6.13 Use of Proceeds. No Credit Party will permit the proceeds of the Loans (or any portion thereof) to be used for any purpose other than those permitted by Section 5.9. No Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No Credit Party nor any Person acting on behalf of such Credit Party has taken or shall take, nor permit any of the Credit Parties to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of the Loans to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 6.14 Hedging. Other than the Hedge Contracts as set forth on Schedule 4.19 or permitted under Section 6.2(d), no Credit Party shall purchase, assume, or hold a speculative position in any commodities market or futures market, or enter into any Hedge Contract or similar hedge arrangement for speculative purposes.

Section 6.15 Additional Subsidiaries. All Domestic Subsidiaries of the Credit Parties (other than the Excluded Subsidiaries) shall become Guarantors hereunder in accordance with this Section 6.15. No Credit Party shall create or acquire any Foreign Subsidiaries without the consent of the Requisite Lenders. Credit Parties shall be permitted to maintain, create or acquire Domestic Subsidiaries provided that (a) creating or acquiring such Subsidiary is not otherwise prohibited hereunder, (b) promptly (and, in any event within thirty (30) days after such Person becomes a Domestic Subsidiary or is no longer an Excluded Subsidiary), such Subsidiary (other than an Excluded Subsidiary) delivers to Administrative Agent (for the benefit of the Secured Parties), certificates, if any, representing all of the Equity Interests of such Subsidiary that are owned by any Credit Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the relevant Credit Party, and all intercompany notes owing from such Subsidiary (other than Excluded Subsidiary) to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party, (c) promptly (and, in any event within thirty (30) days after such Person becomes a Subsidiary or is no longer an Excluded Subsidiary), such Subsidiary (other than an Excluded Subsidiary) executes and delivers to Administrative Agent (with a copy to each Lender), a joinder to this Agreement as a Guarantor for all purposes hereunder, a joinder to the Pledge and Security Agreement, in form and substance satisfactory to the Administrative Agent, Requisite Term Lenders and Requisite Bridge Lenders and a Mortgage, in each case, solely with respect to Property constituting Collateral, and such other Security Instruments as the Requisite Term Lenders and/or Requisite Bridge Lenders may reasonably request, (d) promptly (and, in any event within thirty (30) days after such Person becomes a Subsidiary or is no longer an Excluded Subsidiary), to the extent not already created and/or perfected, to take all actions reasonably necessary or advisable in the opinion of the Requisite Term Lenders and/or Requisite Bridge Lenders to cause the Lien in the Collateral created by the applicable Security Instrument to be duly perfected to the extent required by such agreement in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Requisite Term Lenders and/or Requisite Bridge Lenders and (e) Borrower or the applicable Credit Party delivers to the Administrative Agent (with a copy to each Lender) any certificates, opinions of counsel, title opinions or other documents as the Requisite Term Lenders and/or Requisite Bridge Lenders may reasonably request; provided that, in any event, (i) no Domestic Subsidiary may be created or acquired if a Default has occurred and is continuing before, or a Default would arise after, giving effect to the creation or acquisition of such Subsidiary and (ii) nothing in this Section 6.15 shall prohibit or otherwise restrict the right of the Excluded Subsidiaries to form and/or acquire Subsidiaries.

Section 6.16 Schedules. Any modifications or supplements to the Schedules after the date hereof shall not cure (or constitute a waiver of) any Events of Default that would otherwise arise as a result of the items disclosed in such modifications or supplements.

Section 6.17 Anti-Terrorism; Anti Money Laundering. No Credit Party shall, nor shall it permit any of its Subsidiaries to:

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 6.18, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Credit Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Credit Parties’ compliance with this Section 6.17).

(b) Cause or permit any of the funds of such Credit Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

Section 6.18 Embargoed Person. No Credit Party shall, nor shall it permit any of its Subsidiaries to cause or permit (a) any of the funds or properties of the Credit Parties that are used to repay the Loans (or any portion thereof) to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, the executive order, any related enabling legislation or any other similar executive orders (collectively, “Executive Orders”), or (2) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Credit Parties, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

Section 6.19 Optional Prepayments of Debt. No Credit Party shall optionally prepay, redeem, purchase, defease or otherwise optionally satisfy prior to the scheduled maturity thereof in any manner any Debt (other than Restricted Payments, which shall be subject to Section 6.5), except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required or mandatory repayments, redemptions, conversions or prepayments of any Debt that is permitted under Section 6.2, and (c) prepayments with proceeds of any Permitted Refinancing permitted under Section 6.2 hereof.

Section 6.20 Negative Pledge.

(a) Borrower shall not permit HPE to grant, create, assume, incur, or suffer to exist any Lien (other than, to the extent constituting a Lien, any restrictions solely related to change of control set forth in any agreements or instruments evidencing any Debt of Koko’oha Investments, Inc. and/or any of its Subsidiaries) on or in respect of any of the Equity Interests issued by Koko’oha Investments, Inc. Within fourteen (14) days after the Contemplated Acquisition is consummated Borrower shall cause HPE to provide the Administrative Agent and the Lenders with evidence satisfactory to Requisite Term Lenders and Requisite Bridge Lenders that such restrictions on transfer or pledge of the Equity Interest of Koko’oha Investments, Inc. have been noted on any stock certificates issued by Koko’oha Investments, Inc. The Borrower agrees that it shall not permit HPE to permit Koko’oha Investments, Inc. to issue any additional or replacement stock certificates or process the transfer of any stock certificates of Koko’oha Investments, Inc., in each case, without noting such restrictions on transfer or pledge thereon. In addition, the Borrower agrees to provide the Administrative Agent and the Lenders with evidence satisfactory to the Requisite Term Lenders and Requisite Bridge Lenders that such restrictions on transfer or pledge of such Equity Interests have been noted on the records of Koko’oha Investments, Inc. which relate to the Equity Interests of Koko’oha Investments, Inc. Immediately upon the consummation of the Contemplated Acquisition, the Credit Parties shall cause HPE and Koko’oha Investments, Inc. to execute and deliver to the Administrative Agent and the Lenders the Negative Pledge Agreement, in the form of Exhibit F-2 attached hereto.

(b) Notwithstanding any other provisions set forth herein, Borrower shall not grant, create, assume, incur, or suffer to exist any Lien on or in respect of any of the Equity Interests issued by Par Point Arguello LLC other than the Lien of Administrative Agent for the benefit of the Secured Parties. Notwithstanding any other provisions set forth herein, Par Point Arguello LLC shall not grant, create, assume, incur, or suffer to exist any Lien on or in respect of any of the Property subject to the mortgage(s) granted by Par Point Arguello LLC in connection with the Existing Credit Agreement other than (x) the Lien (and/or mortgage(s)) of Administrative Agent for the benefit of the Secured Parties and (y) any easements, rights-of-way, restrictions, and other similar encumbrances and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which materially interfere with the ordinary conduct of the business of Par Point Arguello LLC or materially detract from the value or use of the Property to which they apply. Borrower shall provide the Administrative Agent and the Lenders with evidence satisfactory to Requisite Term Lenders and Requisite Bridge Lenders that such restrictions on transfer or pledge of the Equity Interest of Par Point Arguello LLC have been noted on the membership interest certificates issued by Par Point Arguello LLC (within ten (10) days after such membership interest certificates are issued). The Borrower agrees that it shall not permit Par Point Arguello LLC to issue any additional or replacement membership interests or process the transfer of any membership interest certificates of Par Point Arguello LLC, in each case, without noting such restrictions on transfer or pledge thereon. Par Point Arguello LLC agrees that it shall not issue any additional or replacement membership interests or process the transfer of any membership interest certificates of Par Point Arguello LLC, in each case, without noting such restrictions on transfer or pledge thereon. In addition, the Borrower and Par Point Arguello LLC agrees to provide the Administrative Agent and the Lenders with evidence satisfactory to the Requisite Term Lenders and Requisite Bridge Lenders that such restrictions on transfer or pledge of such Equity Interests have been noted on the records of Par Point Arguello LLC which relate to the Equity Interests of Par Point Arguello LLC.

Section 6.21 Deposit Accounts. No Credit Party shall open or maintain any Deposit Accounts except for:

(a) Deposit Accounts set forth on Schedule 6.21, and

(b) Deposit Accounts opened after the date hereof which (i) are subject to account control agreements reasonably acceptable in form and substance to the Administrative Agent and the Requisite Lenders or (ii) constitute an Excluded Deposit/Securities Accounts (as defined in the Pledge and Security Agreement).

Section 6.22 Reserved.

Section 6.23 Limitation on Certain Restrictions on Subsidiaries. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries (other than any Excluded Subsidiary) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary (other than an Excluded Subsidiary) to (i) pay dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Debt owed to the Borrower or any Subsidiary, (ii) make loans or advances to the Borrower or any of its Subsidiaries or (iii) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (A) applicable law; (B) this Agreement, the other Loan Documents or the JV Credit Agreement; (C) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (D) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (E) any holder of a Lien permitted by Section 6.1 restricting the transfer of the property subject thereto; (F) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 6.4 pending the consummation of such sale, (G) contractual arrangements or covenants described on Schedule 6.3 hereto and, in the case that such arrangements or covenants are in regards to Debt, any Permitted Refinancing thereof (to the extent permitted under Section 6.2 hereof) and in the case of arrangements or covenants that do not involve Debt, any agreement evidencing any renewal or extension thereof to the extent permitted hereunder, (H) such restrictions that are binding on a Credit Party or any Subsidiary of a Credit Party at the time such Credit Party or Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into in contemplation of the acquisition whereby such Subsidiary was acquired and so long as such restrictions only apply to such Credit Party or such Subsidiary, (I) customary provisions in joint venture agreements and other similar agreements or written arrangements applicable to such joint ventures, in each case, to the extent that such joint ventures are permitted hereunder, (J) customary restrictions on leases, subleases, licenses, sublicenses, asset sale or similar agreements, including with respect to Intellectual Property and other similar agreements, in each case, to the extent leases, subleases, licenses, sublicenses, asset sale or similar agreements are permitted under this Agreement and so long as such restrictions relate solely to the assets subject thereto, (K) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Credit Party or any Subsidiary of a Credit Party, (L) arising in connection with cash deposits or other deposits permitted under Section 6.1 to the extent that such restriction shall only be in regards to such deposit(s), (M) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (N) Reserved, or (O) Reserved and (b) shall directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of the JV Company to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Debt owed to the Borrower or any Subsidiary, (ii) make loans or advances to the Borrower or any of its Subsidiaries or (iii) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (A) applicable law and (B) this Agreement or the other Loan Documents.

Section 6.24 JV Holding Sub. Notwithstanding anything herein to the contrary herein, JV Holding Sub shall not, and no Credit Party shall permit JV Holding Sub to incur any Debt for borrowed money or engage in any business activity and/or own any Property other than (A) direct or indirect ownership of the JV Interests and any distributions or property received by JV Holding Sub on account thereof or in connection therewith (including, without limitation, “Permitted Tax Distributions” and Economic Interest Agreement Payments” (each as defined in the JV Credit Agreement)), (B) the Obligations and its non-recourse guaranty of the JV Company Credit Facility Obligations pursuant to the Parent Guaranty, and granting Liens in its Property to secure its obligations thereunder, (C) activities and contractual rights incidental to maintenance of its limited liability company existence and administration, including the preparation and audit of financial statements, the preparation of Returns, the procurement of insurance, the hosting of board and manager (or equivalent) meetings and the retention of accountants, lawyers, financial advisors and other appropriate professionals in connection with the foregoing (“LLC Administration”), (D) ownership of cash and cash equivalents solely to the extent necessary to pay Taxes then due and owing, and the costs and expenses of LLC Administration, and (E) paying Dividends to, and making investments in, the Borrower.

Section 6.25 Negative Pledge. Notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, grant, create, assume or incur any Liens after the Closing Date, or suffer to exist any such Liens granted, created, assumed or incurred after the Closing Date, in each case, on or in respect of any of the Equity Interests issued by the Excluded Subsidiaries (whether now owned or hereafter acquired) other than in connection with any Permitted Refinancing of any Debt of the Excluded Subsidiaries existing on the Closing Date.

ARTICLE VII.

EVENTS OF DEFAULT; REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a) Payment. Any Credit Party shall fail to pay within three (3) Business Days after such payments become due any (i) principal payable hereunder or under any Notes or (ii) other amounts (including, without limitation, interest, fees (including without limitation, the fees and other amounts under Section 2.5 hereof), the Term Loan Exit Fee, the Bridge Loan Exit Fee, reimbursements, and indemnifications) payable hereunder, under any Notes, or under any other Loan Document;

(b) Representation and Warranties. Any representation or warranty made or deemed to be made by any Credit Party (or any of their respective officers) in this Agreement or in any other Loan Document, or by any Credit Party in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed to be made;

(c) Covenant Breaches. Any Credit Party shall fail to perform or observe any other term, agreement or covenant set forth in (i) this Agreement including, but not limited to, those contained in Section 5.2, Section 5.3, Section 5.5, Section 5.6, Section 5.9 or Article VI of this Agreement or (ii) any other Loan Documents;

(d) Cross Defaults. (i) Any Credit Party shall fail to pay any principal of or premium or interest on its Debt that is outstanding in a principal amount of at least $1,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (including, without limitation, any event of default, termination event or additional termination event under any Hedge Contract) that is outstanding in a principal amount (or termination payment amount or similar amount) of at least $1,000,000, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt, (iii) any such Debt in a principal amount of at least $1,000,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled, required prepayment or mandatory prepayment other than a mandatory prepayment of all or substantially all of such Debt), prior to the stated maturity thereof; provided that, for purposes of this Section 7.1(d), the “principal amount” of the obligations in respect of any Hedging Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Contracts were terminated at such time, (iv) the occurrence of an event of default under the JV Company Credit Facility Documents provided, however, that if all events of default under the JV Company Credit Facility Documents are cured or waived, any Event of Default arising under this Section 7.1(d)(iv) solely as a result of the occurrence such events of default shall be deemed to have been cured or waived, as applicable, (v) the occurrence of an event of default under the Texadian Trade Facility, provided, however, that if all events of default under the Texadian Trade Facility are cured or waived, any Event of Default arising under this Section 7.1(d)(v) solely as a result of the occurrence of such events of default shall be deemed to have been cured or waived, as applicable, (vi) the occurrence of an event of default under the ABL Credit Agreement, provided, however, that if all events of default under the ABL Credit Agreement are cured or waived, any Event of Default arising under this Section 7.1(d)(vi) solely as a result of the occurrence of such events of default shall be deemed to have been cured or waived, as applicable, (vii) the occurrence of an event of default under the Framework Agreement, provided, however, that if all events of default under the Framework Agreement are cured or waived, any Event of Default arising under this Section 7.1(d)(vii) solely as a result of the occurrence of such events of default shall be deemed to have been cured or waived, as applicable; and (viii) the occurrence of an event of default under the Bank of Hawaii Credit Agreement, provided, however, that if all events of default under the Bank of Hawaii Credit Agreement are cured or waived, any Event of Default arising under this Section 7.1(d)(viii) solely as a result of the occurrence of such events of default shall be deemed to have been cured or waived, as applicable;

(e) Insolvency. (i) (a) Any Credit Party shall become unable or shall admit in writing its inability or shall fail generally to pay its debts as such debts become due, or shall make a general assignment for the benefit of creditors; or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Credit Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or (ii) any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against any Credit Party either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any Credit Party or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property) shall occur; or any Credit Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

(f) Judgments. Any judgment, order or decree for the payment of money in excess of $1,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be rendered against any Credit Party or JV Company and either (i) such order or judgment shall remain unsatisfied, un-discharged, un-vacated or un-bonded for thirty (30) days, (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (iii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to Borrower by Administrative Agent (at the direction of the Requisite Lenders (provided that if no Bridge Loan is then outstanding, Administrative Agent shall only so act at the direction of the Requisite Term Lenders)), (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than an amount that would be reasonably likely to result in a Material Adverse Change (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(h) Plan Withdrawals. Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount that would be reasonably likely to result in a Material Adverse Change;

(i) Change in Control. A Change in Control shall have occurred;

(j) Loan Documents. Any material provision of any Loan Document shall for any reason cease to be valid and binding on any Credit Party or any such Credit Party shall so state in writing;

(k) Security Instruments. (i) Reserved, or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such Lien in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by any Credit Party or any of its Subsidiaries, except in each case as a result of a Disposition of Collateral in a transaction permitted under this Agreement or as a result of any action or failure to act on the part of the Administrative Agent when the Administrative Agent was expressly required to so act under the Loan Documents;

(l) Insolvency of JV Company. (i) (a) The JV Company shall become unable or shall admit in writing its inability or shall fail generally to pay its debts as such debts become due, or shall make a general assignment for the benefit of creditors; or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of the JV Company and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (ii) any proceeding shall be instituted by or against the JV Company seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the JV Company either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against the JV Company or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property) shall occur; or the JV Company shall take any corporate action to authorize any of the actions set forth above in this paragraph (l);

(m) Insolvency of HPE. (i) (a) HPE or any of its Subsidiaries shall become unable or shall admit in writing its inability or shall fail generally to pay its debts as such debts become due, or shall make a general assignment for the benefit of creditors; or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of HPE or any of its Subsidiaries and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (ii) any proceeding shall be instituted by or against HPE or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against HPE or any of its Subsidiaries, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against HPE or any of its Subsidiaries or the appointment of a receiver, trustee, custodian or other similar official for any of them or for any substantial part of their Property) shall occur; or HPE or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (m);

(n) Casualty. Loss, theft, damage or destruction of any portion of the Collateral that is the subject of any Security Instrument and not fully covered by insurance (except for deductibles and allowing for the depreciated value of such Collateral) shall have occurred unless such loss, theft, damage or destruction could not reasonably be expected to cause a Material Adverse Change;

(o) Injunction. If Credit Parties are enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of their business affairs for more than fourteen (14) days;

(p) Levy. If a notice of levy with respect to a Lien or assessment, in each case, other than a Permitted Lien, is filed or recorded by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, in each case, on account of an obligation in excess of $1,000,000 and with respect to in excess of $1,000,000 of the Collateral and not removed within twenty (20) days before the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency is entitled to seize such Collateral pursuant to such levy;

(q) Negative Pledge. If HPE or Koko’oha Investments, Inc. shall fail to perform or observe any term, agreement or covenant set forth in the Negative Pledge Agreement (if and when executed);

(r) Guarantee. If the obligation of any Guarantor under Article IX is materially impaired or terminated by operation of law or by any Guarantor thereunder other than as a result of a release of a Guarantor permitted under this Agreement;

(s) Guarantor. The termination or attempted termination by any Guarantor of its Guarantee other than as a result of a release of a Guarantor permitted under this Agreement; or

(t) Insolvency of Texadian. (i) (a) Texadian or any of its Subsidiaries shall become unable or shall admit in writing its inability or shall fail generally to pay its debts as such debts become due, or shall make a general assignment for the benefit of creditors; or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of Texadian or any of its Subsidiaries and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (ii) any proceeding shall be instituted by or against Texadian or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against Texadian or any of its Subsidiaries, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against Texadian or any of its Subsidiaries or the appointment of a receiver, trustee, custodian or other similar official for any of them or for any substantial part of their Property) shall occur; or Texadian or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (t);

provided that (A) the events described in Sections 7.1(c) (except for a default under Sections 5.2, 5.3, 5.5, 5.6, 5.8 and 5.9 and Article VI of this Agreement) and (n) above will constitute an Event of Default only if the event described is not remedied by the applicable Credit Party within thirty (30) days after the Default Notice Date, (B) defaults under Sections 5.2, 5.5, 5.6 and 5.8 and Article VI of this Agreement will constitute an Event of Default only if the event described is not remedied by the applicable Credit Party within five (5) days after the Default Notice Date, and (C) defaults under Sections 5.3 and 5.9 of this Agreement and defaults under Schedule 5.19, in each case, will constitute an Event of Default only if the event described is not remedied by the applicable Credit Party within one (1) day after the Default Notice Date. For purposes of this section, “Default Notice Date” shall mean the earlier of (i) any officer of Borrower (or, in the case of any Credit Party, any officer of that Credit Party) becoming aware of the occurrence of the event and (ii) Borrower’s receipt of a notice from Administrative Agent (at the direction of the Requisite Lenders (provided that if no Bridge Loan is then outstanding, Administrative Agent shall only so act at the direction of the Requisite Term Lenders)) on behalf of Lenders notifying the Borrower of the occurrence of such event.

Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(e)) shall have occurred and be continuing, then, and in any such event,

(a) Administrative Agent (i) shall, at the direction of the Requisite Bridge Lenders, by notice to Borrower, declare the obligation of each Bridge Lender to make the Bridge Loan hereunder (and all Bridge Loan Commitments) to be terminated, whereupon the same shall forthwith terminate and (ii) shall, at the direction of the Requisite Lenders (provided that if no Bridge Loan is then outstanding, Administrative Agent shall only so act at the direction of the Requisite Term Lenders), by notice to Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other Obligations payable under this Agreement, any Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts (including without limitation the Term Loan Exit Fee and Bridge Loan Exit Fee, as applicable) shall become and be forthwith due and payable in full, in each case, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by each Credit Party

(b) Upon the occurrence of an Event of Default, the Term Lenders may, but shall not be obligated, to fund any additional New Term Loans;

(c) Administrative Agent shall, at the direction of the Requisite Lenders (provided that if no Bridge Loan is then outstanding, Administrative Agent shall only so act at the direction of the Requisite Term Lenders), proceed to enforce its rights and remedies hereunder, under the Security Instruments, the Guarantees, and any other Loan Documents for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(e) shall occur,

(a) (i) the obligation of the Lenders to make their respective Loans hereunder (and all Commitments) shall automatically terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other Obligations payable under this Agreement (including without limitation the Term Loan Exit Fee and Bridge Loan Exit Fee, as applicable), any Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by each Credit Party;

(b) Administrative Agent shall, at the direction of the Requisite Lenders (provided that if no Bridge Loan is then outstanding, Administrative Agent shall only so act at the direction of the Requisite Term Lenders), proceed to enforce its rights and remedies hereunder, under the Security Instruments, the Guarantees, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4 Right of Set off. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Administrative Agent or such Lender to or for the credit or the account of any Credit Party against any and all of the Obligations, irrespective of whether or not Administrative Agent or such Lender shall have made any demand under this Agreement, any Notes, or such other Loan Documents, and although such Obligations may be unmatured or may be due to another Lender or the Administrative Agent. Administrative Agent and each Lender agrees to promptly notify Borrower after any such set off and application made by Administrative Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of Administrative Agent and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set off) that Administrative Agent or such Lender may have.

Section 7.5 Non-exclusivity of Remedies. No remedy conferred upon Administrative Agent and Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.6 Application of Proceeds. Notwithstanding any other provisions set forth herein, from and during the continuance of any Event of Default, any monies or Property actually received by Administrative Agent or any other Secured Party pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with any Credit Party which secures any of the Obligations, shall be applied in the following order:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all other amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith to which the Secured Parties are entitled to reimbursement pursuant to the terms of any Loan Documents, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and any fees, premiums and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations; and

(e) Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 7.6, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE VIII.

ADMINISTRATIVE AGENT

Section 8.1 Appointment, Authorization and Action.

(a) Subject to the terms and conditions hereof, each Lender hereby irrevocably designates, appoints and authorizes the Administrative Agent as an agent of such Lender and Secured Party under the Loan Documents and the Administrative Agent hereby accepts such designation and appointment. Each Lender irrevocably authorizes the Administrative Agent, in such capacity, through its agents or employees to (i) to take such action as agent on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto, (ii) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents (including without limitation the First Amendment to Pledge Agreement) or otherwise at the direction of the Requisite Lenders, (iii) negotiate, enforce or settle any claim, action or proceeding affecting the Secured Parties in their capacity as such, at the direction of the Requisite Lenders and (iv) perform its obligations under the Intercreditor Agreement. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any such provisions. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of any Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document, or applicable law.

(b) Each Lender hereby irrevocably authorizes the Administrative Agent, at the direction of the Requisite Lenders (provided that if no Bridge Loan is then outstanding, Administrative Agent shall only so act at the direction of the Requisite Term Lenders), to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent (or any other secured party) under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC (or any equivalent provision of the UCC), at any sale thereof conducted under the provisions of Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), including Section 363 of the Bankruptcy Code, or at any other sale or foreclosure conducted by the Administrative Agent (or any other secured party) (whether by judicial action or otherwise) in accordance with applicable Legal Requirements.

Section 8.2 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (including the Administrative Agent’s own negligence) by it or them under or in connection with this Agreement, the other Loan Documents or the Intercreditor Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent:

(a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Requisite Lenders;

(b) may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon;

(c) may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel (including counsel for any Credit Party), independent public accountants, and other experts selected by it and upon any certification (including without limitation, any Officer’s Certificate or Responsible Officer’s Certificate), instruction, notice or other writing delivered to it by the Borrower or any other Credit Party or delivered to it by any Secured Party, in each case, believed by it to be made by the proper Person without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof;

(d) to the extent a Responsible Officer’s certificate, Officers’ Certificate or opinion of counsel is required or permitted under this Agreement or any other Loan Document to be delivered to the Administrative Agent in respect of any matter, the Administrative Agent may rely conclusively on a Responsible Officer’s certificate, Officers’ Certificate or opinion of counsel as to such matter and such Responsible Officer’s certificate, Officers’ Certificate or opinion of counsel shall be full warranty and protection to the Administrative Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Loan Documents;

(e) may presume that, in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender before the making of such Loan;

(f) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents;

(g) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of any Credit Party or to inspect the Property (including the books and records) of any Credit Party;

(h) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document;

(i) shall be fully justified in failing or refusing to take, or refraining from taking (except as expressly required herein) any action under this Agreement or any other Loan Document (including, without limitation, any action that may be required or contemplated by the Intercreditor Agreement) unless it shall first receive such advice or concurrence of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.1) or such additional indemnity from the Lenders, in each case, as it deems appropriate and until such instructions, or indemnity, as applicable are received, the Administrative Agent shall act, or refrain from acting, as it deems advisable in its sole discretion;

(j) shall be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document (including, without limitation, any action that may be required or contemplated by the Intercreditor Agreement) in accordance with a request, direction or consent of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.1) and such request, direction or consent and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all holders of Notes;

(k) Reserved; and

(l) shall be entitled to rely upon, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, request, consent, certificate, statement, document or other instrument or writing (including any facsimile, electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and signed, sent or otherwise authenticated by the proper Person.

Section 8.3 The Administrative Agent and Its Affiliates. If the Administrative Agent shall become a Lender, the Administrative Agent shall have the same rights and powers under this Agreement in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, and any Person who may do business with or own securities of any Credit Party, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to Lenders.

Section 8.4 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, covenants, functions, responsibilities, obligations or liabilities, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing at the direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.1); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Documents or applicable Legal Requirements and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose and shall not be liable for the failure to disclose, any information relating to any Lender or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request or direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.1). The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice specifying that such Default has occurred is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representative made or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, except as otherwise expressly provided in Article III. Without limiting the generality of the foregoing, the use of the term “agent’ in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Credit Parties. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider.

Section 8.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and power by or through their respective Affiliates. The exculpatory provisions of the preceding Sections shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent in connection with their performance and/or exercise of the Administrative Agent’s duties, rights and powers, and shall apply to their respective activities as Administrative Agent.

Section 8.6 Mortgages. The Administrative Agent shall only be required to act and provide consents under the Mortgage(s) to the extent so directed by the Requisite Term Lenders and Requisite Bridge Lenders provided that Administrative Agent shall only be required to exercise rights and remedies under the Mortgage(s) to the extent it is so directed by the Requisite Lenders (provided that if no Bridge Loan is then outstanding, the Administrative Agent shall only act at the direction of the Requisite Term Lenders).

Section 8.7 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis, independent investigation, appraisal and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.8 Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY ANY CREDIT PARTY AND WITHOUT LIMITING THE OBLIGATION OF THE CREDIT PARTIES TO DO SO), ACCORDING TO THEIR RESPECTIVE CREDIT FACILITY PRO RATA SHARE OF THE COMMITMENTS AND LOANS OUTSTANDING ON THE DATE ON WHICH INDEMNIFICATION IS SOUGHT UNDER THIS SECTION 8.8 (OR, IF INDEMNIFICATION IS SOUGHT AFTER THE DATE UPON WHICH ALL COMMITMENTS SHALL HAVE TERMINATED AND THE LOANS SHALL HAVE BEEN PAID IN FULL, RATABLY IN ACCORDANCE WITH SUCH OUTSTANDING LOANS AND COMMITMENTS AS IN EFFECT IMMEDIATELY BEFORE SUCH DATE), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, FINES, PENALTIES, ACTIONS, CLAIMS, JUDGMENTS, SUITS, LITIGATION, INVESTIGATIONS, INQUIRIES OR PROCEEDINGS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH AT ANY TIME (WHETHER BEFORE OR AFTER THE PAYMENT OF THE LOANS) MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE COMMITMENTS OR ANY OTHER LOAN DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, THE COMMITMENTS OR ANY OTHER LOAN DOCUMENT (INCLUDING IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR ANY RELATED PERSON), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS AND ANY LIABILITIES ARISING UNDER ENVIRONMENTAL LAW, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, CLAIMS, SUITS, LITIGATIONS, INVESTIGATIONS, INQUIRIES OR PROCEEDINGS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND/OR AGENTS AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT OF POCKET EXPENSES (INCLUDING

COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY ANY CREDIT PARTY AND ANY PAYMENTS PAID BY LENDER(S) TO ADMINISTRATIVE AGENT UNDER THIS SECTION 8.8 SHALL BE ADDED TO THE OBLIGATIONS. To the extent that the indemnity obligations provided in this Section 8.8 are for the benefit of the Administrative Agent as the named secured party under the Liens granted under the Security Instruments, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but Obligations owing to such Lender or an Affiliate of such Lender continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 8.8 until such time as such Obligations have been satisfied or terminated in full and subject to the terms of the last sentence of Section 10.9. The agreements in this Section 8.8 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.9 Successor Administrative Agent. The Administrative Agent may resign by giving thirty (30) days prior written notice thereof to Lenders and Borrower and may be removed at any time with or without cause by the Requisite Lenders upon receipt of written notice from the Requisite Lenders to such effect. Upon delivering notice to Administrative Agent in regards to its removal or receipt of notice of any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent with, if no Event of Default has occurred and is continuing and such successor Administrative Agent is not a Lender or an Approved Fund, the consent of Borrower (provided that Borrower hereby consents to any Lender as of the Closing Date serving as Administrative Agent). If no successor Administrative Agent shall have been so appointed by the Requisite Lenders with the consent of Borrower, if applicable, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Requisite Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of Lenders and Borrower, appoint a successor Administrative Agent, which shall be, in the case of a successor agent, a Lender, an Approved Fund or a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00; provided that, if the Administrative Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent, as provided for above in this paragraph. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article VIII, Section 10.4, Section 10.12, Section 10.14 and Section 10.15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents. Notwithstanding any other provisions set forth herein, any Person into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust assets as a whole or substantially as a whole, or any Person resulting from any such conversion, merger, consolidation, sale or transfer to which the Administrative Agent is a party, shall (provided it is otherwise qualified to serve as the Administrative Agent hereunder) be and become a successor Administrative Agent hereunder and be vested with all of the title to the Collateral and all of the trusts, powers, discretions, immunities, privileges, estates, properties, rights, duties and obligations as was its predecessor without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto or any other Person, anything herein to the contrary notwithstanding.

Section 8.10 Collateral Matters.

(a) Each Lender irrevocably appoints the Administrative Agent and each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC, any equivalent provision of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

(b) The Administrative Agent is authorized on behalf of the Secured Parties (but shall not be required), without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments (but shall not be obligated to do so). The Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Requisite Lenders as set forth in Section 7.2 or Section 7.3) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law (but shall not be obligated to do so). By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(b).

(c) Each Secured Party irrevocably authorizes the Administrative Agent to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document: (i) upon termination of the Commitments and payment and satisfaction of all the Obligations at any time arising under or in respect of this Agreement and the Loan Documents and the transactions contemplated hereby or thereby; (ii) at the time the Property subject to such Lien is sold or to be sold or otherwise disposed of as part of or in connection with any Disposition, in each case, permitted under this Agreement or the other Loan Documents (and the Administrative Agent may rely conclusively on a certificate or document to that effect provided to it by a Secured Party upon its reasonable request without further inquiry) to any Person other than a Credit Party; (iii) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Loan Documents pursuant to Section 9.9; (iv) constituting property in which no Credit Party owned any interest at the time Administrative Agent’s Lien was granted nor at any time thereafter, (v) constituting property leased or licensed to a Credit Party under a lease or license that has expired or is terminated in a transaction permitted under this Agreement or (vi) if the release of such Lien is approved, authorized or ratified in writing by the applicable Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.1), as required by Section 10.1. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing or the Borrower will provide an Officer’s Certificate confirming, as the case may be, the Administrative Agent’s authority to take or refrain from taking any action with respect to the release of particular types or items of Collateral pursuant to this Section 8.10. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(c).

(d) Notwithstanding anything contained in any of the Loan Documents to the contrary, each Credit Party, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantees, it being understood and agreed that all rights and remedies hereunder (and powers in connection therewith) and under the Security Instruments may be exercised solely by the Administrative Agent at the direction of the Requisite Lenders (provided that if no Bridge Loan is then outstanding, Administrative Agent shall only so act at the direction of the Requisite Term Lenders) in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Instruments, to the extent a Secured Party is not a party hereto, it agrees to the terms of this Section 8.10(d).

(e) In each case as specified in this Section 8.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the direction of the Requisite Lenders and at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Collateral Documents, in each case in accordance with the terms of the Loan Documents, Section 9.9, and this Section 8.10; provided, however, that (1) the Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Administrative Agent’s opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Collateral or such Transferred Guarantor without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly so released) and the Administrative Agent’s Liens shall automatically attach to the proceeds from any such sale, license, lease, or other dispositions of any such Collateral.

(f) The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure the value or sufficiency of any Collateral or that the Collateral exists or is owned by any Credit Party or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained, preserved, continued or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or unless expressly provided in any Loan Documents to deliver any documents, agreements, instruments, notices, reports or other deliverables to any Lender or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents.

ARTICLE IX.

GUARANTEE

Section 9.1 The Guarantee. The Guarantors (including the JV Holding Sub) hereby jointly and severally guarantee, as primary obligors and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and any Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Credit Party under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors (including JV Holding Sub) hereby, jointly and severally, agree that if the Borrower shall fail to pay any of the Obligations or any of the other Guarantors shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations or Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 9.2 Obligations Unconditional. The obligations of the Guarantors under Section 9.1 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement or the Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, to the fullest extent permitted by the mandatory requirements of applicable law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Obligations and/or Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Obligations and/or Guaranteed Obligations shall be accelerated, or any of the Obligations and/or Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Obligations and/or Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of any Lender or Administrative Agent as security for any of the Obligations and/or Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor.

To the extent permitted by law, the Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations and/or Guaranteed Obligations. To the extent permitted by law, the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Obligations and Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Obligations and Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Obligations or Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Obligations and/or Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Obligations or Guaranteed Obligations outstanding.

Section 9.3 Reinstatement. The obligations of the Guarantors under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Credit Party in respect of the Obligations and/or Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations and/or Guaranteed Obligations, whether as a result of any proceedings under any Debtor Relief Law or otherwise.

Section 9.4 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9.1, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Debt of any Credit Party to another Credit Party permitted pursuant to this Agreement shall be subordinated to such Credit Party’s Obligations and/or Guaranteed Obligations, as applicable.

Section 9.5 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement, the Notes, if any, and the other Loan Documents may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 9.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.1.

Section 9.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article IX constitutes an instrument for the payment of money, and consents and agrees that any Lender or Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213 to the extent permitted thereunder.

Section 9.7 Continuing Guarantee. The guarantee in this Article IX is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 9.8 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable Debtor Relief Law or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 9.9 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Guarantor owned by a Credit Party or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is a Credit Party, such Transferred Guarantor shall, automatically upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Sections 10.4 and 10.7 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Instrument and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor owed by a Credit Party, the pledge of such Equity Interests to the Administrative Agent pursuant to the Security Instrument shall be automatically released, and the Administrative Agent shall take such actions as the Requisite Lenders shall direct are necessary to effect each release described in this Section 9.9 in accordance with the relevant provisions of the Security Instruments.

Section 9.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.4. The provisions of this Section 9.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, and the Lenders and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement, any Notes, or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders and each Credit Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding Section 10.1(a) hereof, no amendment, waiver, or consent shall, unless in writing and signed by all Lenders affected thereby, do any of the following:

(i) increase the Commitment of such Lender;

(ii) reduce or forgive any principal, interest, fees or reimbursement obligations payable to such Lender;

(iii) extensions of the Commitments of such Lender or of the date for payment to such Lender of any interest or fees or any reimbursement obligation; and

(iv) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or Obligations.

(c) Notwithstanding Section 10.1(a) hereof, no amendment, waiver, or consent shall, unless in writing and signed by all Lenders, do any of the following:

(i) reduce the principal of, or interest on, or any fees or other amounts payable hereunder or under any other Loan Document,

(ii) postpone any date fixed for any payment of principal of, or interest on, or any fees or other amounts payable hereunder or under any other Loan Document or extend the Bridge Loan Maturity Date (or any date set forth within such definition), the Term Loan Maturity Date (or any date set forth within such definition), the Stated Term Loan Maturity Date, the Stated Bridge Loan Maturity Date, the Term Loan Availability Period or the Bridge Loan Availability Period,

(iii) change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder or under any other Loan Document,

(iv) amend Section 2.8(h), (i) or (j), Section 2.9, Section 2.10, Section 2.11(b) or (c), Section 2.12, Section 2.13, Section 2.14, Article III, Section 7.6, Section 8.8 or this Section 10.1 or the definition of “Pro Rata Share” or the definition “Credit Facility Pro Rata Share” or the definition of “Zell Change of Control”,

(v) amend the definition of “Requisite Lenders”, “Requisite Term Lenders”, “Requisite Bridge Lenders” or “Defaulting Lender”,

(vi) release all or substantially all of the Guarantors from their Guarantees or all or substantially all of Collateral securing the Obligations,

(vii) any subordination or other modification to the priority of the Liens securing the Obligations,

(viii) the extension of the Extension Date,

(ix) any increase in the aggregate Commitments,

(x) release Liens on the JV Interests in favor of the Administrative Agent for the benefit of the Secured Parties except for (i) the sale thereof sold as permitted by this Agreement or (ii) releases of the Lien on the JV Interests in favor of the Administrative Agent for the benefit of the Secured Parties as permitted under Section 8.10(c), or

(xi) amend the definition of “Secured Parties” or the definition of “Obligations”, “Term Loan Obligations” or “Bridge Loan Obligations” in this Agreement or any such corresponding terms in any other Loan Document; and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document, (B) without limiting the provisions of this Section 10.1 requiring the consent of all Lenders, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall (1) amend, modify, terminate or waive Section 2.1 (or any defined terms in such Section), Section 2.5(a) (or any defined terms in such Section), Section 2.5(b) (or any defined terms in such Section), Section 2.6(a) (or any defined terms in such Section), Section 5.20 (or any defined terms in such Section), or Section 6.20 (or any defined terms in such Section) without the consent of the Requisite Term Lenders, (2) amend, restate or modify the definitions of “Borrowing Availability”, “Term Loan Availability Period”, “Term Loan Commitment”, “Term Loan Maturity Date” or “Stated Term Loan Maturity Date” (provided that the definition of “Stated Term Loan Maturity Date” shall not be amended to a date prior to the date set forth in the definition of “Stated Bridge Loan Maturity Date” (as defined herein on the date hereof) without the consent of the Requisite Bridge Lenders) without the consent of the Requisite Term Lenders, (3) amend, modify, terminate or waive Section 2.2 (or any defined terms in such Section), Section 2.5(c) (or any defined terms in such Section), Section 2.6(b) (or any defined terms in such Section), Section 5.20 (or any defined terms in such Section), or Section 6.20 (or any defined terms in such Section) without the consent of the Requisite Bridge Lenders and (4) amend, restate or modify the definitions of “Bridge Loan Availability Period”, “Bridge Loan Commitment”, “Bridge Loan Maturity Date” or “Stated Bridge Loan Maturity Date” or amend the definition of “Stated Term Loan Maturity Date” to a date prior to the date set forth in the definition of “Stated Bridge Loan Maturity Date” (as defined herein on the date hereof), in each case, without the consent of the Requisite Bridge Lenders, (C) no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of the Loan Documents in a manner that by its terms directly and materially adversely affects the rights of Lenders holding Loans of one Class in respect of payments required to be made to such Lenders hereunder differently from the rights of Lenders holding Loans of any other Class in respect of their rights to receive payments on account of such Loans without the prior written consent of the Lenders of each adversely affected Class of Loans and (D) without limiting the provisions of this Section 10.1 requiring the consent of all Lenders, no amendment, modification or waiver of any provision of the Pledge and Security Agreement and/or the other Security Instruments (or consent to any departure by any Credit Party therefrom), shall amend, modify or waive any provisions of the Pledge and Security Agreement and/or the other Security Instruments without the consent of the Requisite Term Lenders and the Requisite Bridge Lenders, (E) the consent of all Term Lenders shall be required to amend or waive any provision in Section 3.2 and (F) the consent of all Bridge Lenders shall be required to amend or waive any provision in Section 3.3.

Section 10.2 Notices, Etc.

(a) All notices and other communications shall be in writing and, except as otherwise provided in this Agreement, delivered by messenger, United States certified mail, return receipt requested, facsimile or other electronic transmission, or a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule II or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, facsimile or electronically delivered, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when facsimile is completed and when confirmed by the sender’s facsimile machine confirmation, or when delivered by such messenger or courier, respectively, except that notices and communications to Administrative Agent pursuant to Article II or Article VIII shall not be effective until received by Administrative Agent, and, if required thereby, the Lenders.

(b) Posting. Each Credit Party shall provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a Loan, (ii) relates to the payment of any principal or other amount due under this Agreement before the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to the Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.2(b) shall prejudice the right of the Administrative Agent, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as the Administrative Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth on Schedule II shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that the Borrower shall also deliver to the Administrative Agent an executed original of each Officer’s Certificate or Responsible Officer’s Certificate required to be delivered hereunder.

The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders on behalf of all Credit Parties to treat such Borrower Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States Federal and state securities laws; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor” and shall post the same only on such portion. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Loan Documents.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Credit Parties or their securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PERSONS WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.3 No Waiver; Remedies. No failure on the part of any Lender or Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note and/or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.4 Costs and Expenses. Borrower shall pay (a) all reasonable out of pocket expenses incurred by Administrative Agent, Lenders and their Affiliates (limited, in the case of legal fees, to the reasonable fees, charges and disbursements of only one counsel for Administrative Agent, one counsel for the Term Lenders and one counsel for the Bridge Lenders and one local counsel for the Term Lenders, in each applicable jurisdiction, one local counsel for the Bridge Lenders, in each applicable jurisdiction, and one local counsel for the Administrative Agent, in each applicable jurisdiction), in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents to be executed on the Closing Date including without limitation any tax advisory related fees, costs and expenses incurred by any Lender, (b) all reasonable out of pocket expenses incurred by Administrative Agent, Lenders and their Affiliates (limited, in the case of legal fees to the reasonable fees, charges and disbursements of only one counsel for Administrative Agent, one counsel for the Term Lenders and one counsel for the Bridge Lenders and one local counsel for the Term Lenders, in each applicable jurisdiction, one local counsel for the Bridge Lenders, in each applicable jurisdiction, and one local counsel for the Administrative Agent, in each applicable jurisdiction), in connection with the administration of this Agreement and the other Loan Documents, and the preparation of all Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated), in each case, executed after the Closing Date including without limitation any tax advisory related fees, costs and expenses incurred by any Lender and (c) all out of pocket expenses incurred by Administrative Agent and/or any Lender (including all reasonable fees, charges and disbursements of counsel for Administrative Agent and each Lender) in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.4, or (ii) in connection with the Loans made, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans and the other Obligations. This Section 10.4 shall be subject to that certain fee letter by and between the Borrower, the Term Lenders and Brown Rudnick LLP.

Section 10.5 Binding Effect; No Third Party Beneficiaries. This Agreement shall become effective when it shall have been executed by each Credit Party, the Administrative Agent and the Lenders and thereafter shall be binding upon and inure to the benefit of each Credit Party, Administrative Agent, and each Lender and their respective successors and assigns, except that no Credit Party shall have the right to assign its rights or delegate its duties under this Agreement (other than pursuant to a transaction permitted under Section 6.4(a)) or any interest in this Agreement without the prior written consent of each Lender. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, any other Indemnitee) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.6 Lender Assignments and Participations.

(a) Binding. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder (other than pursuant to a transaction permitted under Section 6.4(a)) without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and, to the extent that any Obligations are owed to the Administrative Agent under any of the Loan Documents, the Administrative Agent. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments.

(i) Any Lender may assign (the “Assignor”) to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement other than its Commitments; provided, however, that (A) each such assignment shall be of a constant, and not a varying, percentage of such Lender’s rights and obligations assigned under this Agreement, (B) the amount of the Loans of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender or an Approved Fund, not less than $1,000,000 (or, if less, the entire remaining amount of the assigning Lender’s portion of the Loans) and shall be, if not assigned in full, an integral multiple of $1,000,000 in excess thereof, (C) each such assignment shall be to an Eligible Assignee, (D) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acknowledgment, recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment and (E) each Eligible Assignee (other than, a Lender, an Approved Fund or the Eligible Assignee of Administrative Agent) shall pay to Administrative Agent a $3,500 administrative fee. Upon such execution, delivery, acknowledgement and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(ii) If any Assignor desires to sell any portion of its Pro Rata Share of the Loans to any Person (other than to a Lender or an Approved Fund) while the Obligations are outstanding, then such Lender shall first deliver a written offer letter (the “Offer Letter”) to the Borrower and the other Lenders (collectively, the “Other Lenders”) notifying them of its desire to sell a portion of its Pro Rata Share of the Loans and indicating the exact amount of the Loans desired to be sold by the Assignor (collectively, the “Offered Loans”). Upon receipt of the Offer Letter, the Other Lenders (or any of them) shall have three (3) Business Days to elect to make an offer to collectively purchase all of the Offered Loans for cash by delivering a written notice of an offer to the Assignor (the “Offer”). The Offer shall set forth the purchase price (the “Loans Offer Price”) for all of the Offered Loans that the Other Lender(s) making the Offer (the “Offering Lenders”) desire(s) to purchase, which Loans Offer Price shall, in the event the Offering Lenders do not propose the same Loans Offer Price, be determined by holders of a majority of the principal amount of the Loans then outstanding held by the Offering Lenders. The Assignor will then have ten (10) days from its receipt of the Offer to notify the Other Lenders in writing of its acceptance or rejection of the Offer. If no such acceptance or rejection notice is given by the Assignor, then the Assignor shall be deemed to have rejected the Offer. In the event that the Assignor accepts the Offer, any Offering Lender and any Other Lender that desires to purchase a portion of the Offered Loans, shall have the right to purchase a portion of the Offered Loans on the terms and conditions set forth in the Offer that was accepted by the Assignor and shall thereafter be deemed to be an “Offering Lender” for all purposes hereunder, and the accepted Offer shall be deemed made on a pro rata basis among such Offering Lenders and Other Lenders on the basis of their pro rata ownership (together with their Affiliates) of the principal amount of the Loans prior to such Offer. The closing of the purchase of the Offered Loans by the Offering Lenders (including and additional Other Lenders that desire to participate in such Offer) shall occur within thirty (30) days after the Assignor’s acceptance of the Offer at the offices of the Borrower or as otherwise mutually agreed by the Assignor and the Offering Lenders (including and additional Other Lenders that desire to participate in such Offer), with notice to the Administrative Agent. In the event that more than one Other Lender elects to be an Assignor, then, unless otherwise agreed by such Offering Lenders, such Offer shall be made on a pro rata basis among such Offering Lenders on the basis of their pro rata ownership (together with their Affiliates) of the principal amount of the Loans prior to such Offer. Notwithstanding the foregoing, in the event that the Assignor rejects the Offer or the Offering Lenders, taken together, fail to close such purchase within the time period provided above, then such Offered Loans may be sold by the Assignor to a third party within 120 days after the expiration of the applicable time period set forth above. Any such sale of Offered Loans to a third party shall be for consideration of not less than the Loans Offer Price and upon other terms and conditions, if any, not materially less favorable to the purchaser than those specified in the Offer. Any Offered Loans not sold within such 120-day period shall continue to be subject to the requirements of a prior offer and re-sale pursuant to this Section 10.6(b)(ii).

(iii) Terms of Assignments. By executing and delivering an Assignment and Acceptance, Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Register. Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 10.2(a) a book entry system, a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Commitments of, and principal amount of, and stated interest on, the Loan owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Administrative Agent, and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and any Person that represents itself to be an Eligible Assignee, together with any Notes subject to such assignment, Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) countersign such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to Administrative Agent in exchange for the surrendered Notes a new Note if requested by the Eligible Assignee or the assigning Lender, if applicable. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit E-1 or Exhibit E-2.

(e) Participations. Each Lender may sell participations to any Eligible Assignee in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes and/or its portion of the Loans for all purposes of this Agreement, (iv) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of the Notes and/or the Loans, reductions in fees or interest, releasing all or substantially all of any Collateral, permitting any Credit Party to enter into any merger or consolidation with or into any other, postponement of any date fixed for any payment of principal of, or interest on, any Notes and/or the Loans or any fees or other amounts payable hereunder, or extensions of the Term Loan Maturity Date or Bridge Loan Maturity Date, as applicable. Each Credit Party hereby agrees that participants shall have the same rights under Section 2.9, Section 2.10, Section 2.12 (provided that such participant shall have complied with all obligations required of a Lender under Section 2.12), and Section 10.7 as a Lender to the extent of their respective participations, provided that no Credit Party shall have any greater obligation pursuant to any such provision that it would have had absent the sale of the participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.7 Indemnification; Waiver.

(a) INDEMNIFICATION. EACH CREDIT PARTY SHALL, AND DOES HEREBY INDEMNIFY, ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND EACH LENDER, AND EACH OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY ANY CREDIT PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE CONTEMPLATED ACQUISITION, ANY OF THE PURCHASE DOCUMENTS, THE INTERCREDITOR AGREEMENT, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE LOANS OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY NOW, HERETOFORE OR HEREAFTER OWNED OR OPERATED BY ANY CREDIT PARTY OR ANY OF ITS PRESENT, FORMER OR FUTURE SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY CREDIT PARTY OR ANY OF ITS SUBSIDIARIES OR ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY CREDIT PARTY OR ANY OF ITS SUBSIDIARIES, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT (A) SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE AND (B) ANY TAXES OR ANY COSTS ATTRIBUTABLE TO TAXES, WHICH SHALL BE GOVERNED BY SECTION 2.12 AND THE CLOSING PAYMENT LETTER.

(b) Waiver of Damages. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Purchase Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Indemnitee referred to in Section 10.7(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Loan Documents or the Purchase Documents or the transactions contemplated hereby or thereby except to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith or willful misconduct of such Indemnitee.

Section 10.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

Section 10.9 Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of any Credit Party in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Loans and any investigation made by or on behalf of Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of each Credit Party provided for in Sections 2.9, 2.10, 2.12, 10.4 and 10.7 and all of the obligations of Lenders in Section 8.8 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 10.10 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 10.11 Reserved.

Section 10.12 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY, IN THE CASE OF ANY SECURED PARTY, AND SHALL, IN THE CASE OF ANY CREDIT PARTY, BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH CREDIT PARTY, FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE APPLICABLE CREDIT PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH ON SCHEDULE II, SUCH SERVICE TO BECOME EFFECTIVE 5 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

(b) Each Credit Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any court, and each Credit Party hereby waives any objection that such Credit Party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

(c) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.12(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

Section 10.13 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address, and tax identification number of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Credit Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and Administrative Agent.

Section 10.14 WAIVER OF JURY TRIAL. EACH CREDIT PARTY, LENDERS, AND ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AND ENTIRE AGREEMENT AMONG THE PARTIES REGARDING THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDES ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.16 Confidentiality. Neither Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to potential lenders, pledgees under Section 10.6 and participants, and then only if such Affiliate, potential lender, pledgee or participant has agreed to be bound by the terms of this Section 10.16 and any other confidentiality agreement entered into by such Administrative Agent or such Lender with respect to such Confidential Information, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign Governmental Authority or regulatory authority or examiner regulating such Administrative Agent or Lender (including the National Association of Insurance Commissioners), (d) Reserved, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder in a related court proceeding so long as such Confidential Information is (i) filed under seal with the applicable court, (ii) used in a manner consistent with any applicable protective order entered by any applicable court proceeding, or (iii) as may be agreed between the Administrative Agent and the Borrower, (f) Reserved and (g) to other Lenders. Neither any Administrative Agent nor any Lender shall disclose any Confidential Information to any Person in contravention of any confidentiality agreement entered into by such Administrative Agent or such Lender. “Confidential Information” means information concerning the Borrower of any of its direct or indirect shareholders, or any of their respective employees, directors, or Subsidiaries, or Affiliates received by Administrative Agent or any Lender on a confidential basis from the Borrower or any other Person under or pursuant to this Agreement or any other Loan Document including without limitation financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of the Borrower or any other Person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.16 or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates or any of their respective agents or representatives.

Section 10.17 Reserved.

Section 10.18 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Credit Parties hereunder with respect to any Guarantee or granting of any Lien on any property shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Credit Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any other Credit Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the other Credit Parties.

Section 10.19 Intercreditor Agreement. This Agreement shall be subject in all respects to the Intercreditor Agreement.

Section 10.20 Automatic Release. Administrative Agent, each Lender, and the Credit Parties agree that:

(a) any Lien granted to or held by the Administrative Agent (for the benefit of the Secured Parties) under any Loan Document shall be automatically released (A) from all Collateral upon payment in full of all Obligations (other than contingent indemnification obligations) and termination of the Commitments hereunder, (B) from the Collateral subject to such Disposition permitted hereunder, at the time the property subject to such Lien is transferred in connection with the consummation of any Disposition permitted hereunder or under any other Loan Document to any Person other than a Credit Party (and, upon written request from the Borrower identifying the property to be transferred pursuant to this clause (B) and confirming that such Disposition is permitted hereunder, the Administrative Agent (at the direction of the Requisite Term Lenders and Requisite Bridge Lenders) shall (without further investigation) provide to the Borrower within ten (10) Business Days a written acknowledgment that such property shall be automatically released upon consummation of the Disposition pursuant to this clause (B)), (C) if approved, authorized or ratified in writing in accordance with this Agreement, or (D) if the Collateral subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to clause (b) below; and

(b) any Guarantor shall be automatically released from its obligations under the Guarantee if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

In each case as specified in this Section 10.20, the Administrative Agent (at the direction of the Requisite Term Lenders and Requisite Bridge Lenders) will promptly, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the Loan Documents or to release such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Loan Documents. To the extent of any inconsistency between this Section 10.20 and Section 8.10, Section 8.10 shall govern.

Section 10.21 Requisite Lenders. If, when any Term Loans are outstanding, all of the Bridge Loans have been paid in full (other than any contingent indemnification obligations not yet due) and all Bridge Loan Commitments have been terminated, then each reference to the phrase “Requisite Bridge Lenders and Requisite Term Lenders” (or vice versa) shall be deemed to be automatically deleted and replaced with “Requisite Term Lenders” without any further modification, notice or other action by the Administrative Agent, Lenders or Credit Parties. If, when any Bridge Loans are outstanding, all of the Term Loans have been paid in full (other than any indemnification obligations not yet due) and the Term Loan Commitments have been terminated, then each reference to the phrase “Requisite Term Lenders and Requisite Bridge Lenders” (or vice versa) shall be deemed to be automatically deleted and replaced with “Requisite Bridge Lenders” without any further modification, notice or other action by the Administrative Agent, Lenders or Credit Parties.

[Remainder of this page intentionally left blank; Signature page follows.]

EXECUTED as of the date first above written.

BORROWER:

PAR PETROLEUM CORPORATION

By:	/s/ William Monteleone
Name:	William Monteleone
Title:	Chief Executive Officer

GUARANTORS: EWI LLC HEWW EQUIPMENT LLC PAR NEW MEXICO LLC PAR PICEANCE ENERGY EQUITY LLC PAR POINT ARGUELLO LLC PAR UTAH LLC PAR WASHINGTON LLC

By:	Par Petroleum Corporation, its sole member

By:	/s/ William Monteleone
Name:	William Monteleone
Title:	Chief Executive Officer

ADMINISTRATIVE AGENT: Jefferies Finance LLC, as Administrative Agent

By:	/s/ J. Paul McDonald
Name:	J. Paul McDonald
Title:	Managing Director

LENDERS:

WB Macau55 Ltd., as a Lender

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Director

Highbridge International, LLC, as a Lender

By:	/s/ Jason Hempel
Name:	Jason Hempel
Title:	Managing Director

Highbridge Tactical Credit & Convertibles Master Fund, L.P., as a Lender

By:	/s/ Jason Hempel
Name:	Jason Hempel
Title:	Managing Director

Chatham Asset High Yield Master Fund, LTD., as a Lender

By:	/s/ Anthony Melchiorre
Name:	Anthony Melchiorre
Title:	Managing Member

Chatham Eureka Fund, L.P., as a Lender

By:	/s/ Anthony Melchiorre
Name:	Anthony Melchiorre
Title:	Managing Member

ICQ Investments 17, LP, as a Lender

By:	/s/ Kevin Foster
Name:	Kevin Foster
Title:	Authorized Signatory

ZCOF Par Petroleum Holdings, L.L.C., as a Lender

By:	/s/ Philip G. Tinkler
Name:	Philip G. Tinkler
Title:	Vice President

Omega Charitable Partnership, L.P., as a Lender

By:	/s/ Edward Levy
Name:	Edward Levy
Title:	Member and CFO

APPENDIX I

DEFINITIONS

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of September 25, 2013, among Hawaii Independent Energy, HPE, as guarantor, the lenders party thereto, and Deutsche Bank AG New York Branch, as administrative agent.

“Acceptable Bank” means:

(a) a financial institution that has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services, A or higher by Fitch Ratings Ltd., or A-2 or higher by Moody’s Investor Services Limited (an “A” Equivalent Rating”); or

(b) any other financial institution Approved by the Requisite Lenders.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than certain of the Permitted Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Acquisition” means the purchase by any Credit Party of any business, including the purchase of all or substantially all the associated assets or operations or of stock (or other ownership interests) of a Person (other than of a wholly-owned Subsidiary of any Credit Party).

“Acquisition Consideration” shall mean the cash consideration required to be paid by Borrower for the Equity Interests of Koko’oha Investments, Inc. pursuant to the Purchase Agreement.

“Administrative Agent” means Jefferies Finance LLC, in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.9.

“Administrative Fee” has the meaning assigned such term in Section 2.5(a).

“Administrative Agent Fee Letter” means that certain Agency Fee Letter dated as of the date hereof between the Credit Parties and the Administrative Agent.

“Advance” means any of the First Advance, the Second Advance or the Third Advance.

“Advances” means, collectively, the First Advance, the Second Advance and the Third Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such Person or any Subsidiary of such Person; provided, however that no Lender shall be deemed to be an Affiliate of any Credit Party or its Subsidiaries or of Laramie Energy II, LLC solely by virtue of its (or an Affiliates of its) ownership of Equity Interests in the Borrower.

Appendix I-1

“Agreement” means this Delayed Draw Term Loan and Bridge Loan Credit Agreement, as the same may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof.

“Anti-Terrorism Law” means any requirement of law related to terrorism financing or money-laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“Patriot Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Approval” and “Consent” mean, with respect to any consent or approval sought by any Credit Party and given by the Administrative Agent (acting at the direction of the Requisite Lenders, Requisite Term Lenders or Requisite Bridge Lenders, as applicable) or the Requisite Lenders, Requisite Term Lenders or Requisite Bridge Lenders, as applicable, the writings executed by Administrative Agent and/or Requisite Lenders, Requisite Term Lenders or Requisite Bridge Lenders, as applicable, as applicable, that (a) authorize such Credit Party to take the action for which the consent or approval is sought and (b) set forth the conditions, if any, upon which the consent or approval is given by Administrative Agent and/or Requisite Lenders, Requisite Term Lenders or Requisite Bridge Lenders, as applicable.

“Approve” and “Approved” have the correlative meaning.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) any Fund approved by the Requisite Lenders, the Requisite Term Lenders or the Requisite Bridge Lenders; provided, however that the term Approved Fund shall not include the Borrower, any Credit Party or any of their Subsidiaries, the JV Company or Laramie Energy II, LLC and/or its Affiliates.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and acknowledged by the Administrative Agent in substantially the form of the attached Exhibit A.

“Assignor” has the meaning assigned such term in Section 10.6(b)(i).

“Bank of Hawaii Credit Agreement” means the Credit Agreement, dated as of November 14, 2003, among HIE Retail, LLC, Bank of Hawaii and the other financial institutions party thereto from time to time, and Bank of Hawaii, as administrative agent and collateral agent.

“Bankruptcy Code” has the meaning assigned such term in Section 8.1(b).

“Board of Directors” means with respect to any Person, (i) in the case of any corporation, the board of directors of such Person and (ii) in any other case, the functional equivalent of the foregoing.

“Borrower” means Par Petroleum Corporation, a Delaware corporation.

Appendix I-2

“Borrowing” means any Loan permitted to be made hereunder.

“Borrowing Availability” means, as of any date of determination, the Total Term Loan Commitment minus the aggregate amount of all Advances made prior to such date (without giving effect to any payments on account thereof and excluding all Term Loan PIK Interest) and minus the aggregate principal amount of the Existing Term Loans on the Closing Date immediately after giving effect to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 10.2.

“Borrowing Request” means a request by a Responsible Officer of the Borrower in accordance with the terms of Sections 2.1(b) and/or 2.2(a) and substantially in the form of Exhibit G, or such other form as shall be approved by the Administrative Agent.

“Bridge Lender” means a Lender with a Bridge Loan Commitment or an outstanding Bridge Loan.

“Bridge Loan” has the meaning assigned to such term in Section 2.2.

“Bridge Loan Availability Period” means the period from and including the Closing Date to but excluding the earlier of: (i) the one year anniversary of the Closing Date and (ii) the Bridge Loan Maturity Date.

“Bridge Loan Cash Interest” has the meaning assigned to such term in Section 2.6(b)(i)(B) hereof.

“Bridge Loan Commitment” means, with respect to each Bridge Lender, the commitment of such Bridge Lender to fund its Pro Rata Share of the Bridge Loan in accordance with the provisions hereof up to the amount set forth next to such Bridge Lender’s name on Schedule I, as the same may be (a) terminated or reduced pursuant to Section 2.7 and (b) reduced or increased from time to time pursuant to assignments by or to such Bridge Lender pursuant to Section 10.6.

“Bridge Loan Exit Fee” has the meaning assigned to such term in Section 2.5(c)(iv) hereof.

“Bridge Loan Maturity Date” means the earliest to occur of (i) the acceleration (whether automatic or by written notice) of any Obligations in accordance with the terms of this Agreement and (ii) the Stated Bridge Loan Maturity Date.

“Bridge Loan Obligations” means (a) obligations of the Borrower and the other Credit Parties from time to time to pay (and otherwise arising under or in respect of the due and punctual payment of) (i) the principal of and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on the Bridge Loan, and the Bridge Loan Exit Fee (and any other premium, if any), in each case, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all fees, including without limitation, the Commitment Fee, the Extension Fee and the Funding Fee and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Credit Parties on account of the Bridge Loan under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Credit Parties owed to Bridge Lenders under or pursuant to this Agreement and the other Loan Documents.

Appendix I-3

“Bridge Loan PIK Interest” has the meaning assigned to such term in Section 2.6(b)(i)(A) hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Casualty Event” means any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Credit Party. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means that, for any reason (i) any Person or group (as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than a Permitted Holder shall become the direct or indirect beneficial owner (as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of greater than 30% of the total voting power of all classes of capital stock then outstanding of Borrower entitled (without regard to the occurrence of any contingency) to vote in elections of directors of Borrower, (ii) any Credit Party ceases to own, either directly or indirectly, 100% of the Equity Interest in any wholly-owned Subsidiary (other than an Excluded Subsidiary) other than as a result of a sale of assets, other Disposition or merger permitted under Section 6.4; and (iii) the occurrence of a “Change of Control” (or similar defined term as defined in the JV Credit Agreement) under the JV Credit Agreement, the ABL Credit Agreement, the Framework Agreement or the Bank of Hawaii Credit Agreement; provided however that for purposes of determining whether a Change of Control has occurred transfers of Voting Securities by any Lender or an Affiliate of any Lender to a third party shall be disregarded.

Appendix I-4

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any new Legal Requirement, (b) any change in any Legal Requirement or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used herein in regards to Loans, shall mean either the Term Loans or the Bridge Loan.

“Closing Date” means July 11, 2014.

“Closing Payment” shall have the meaning assigned to such term in Section 2.5(a) hereof.

“Closing Payment Letter” means that certain closing payment letter dated as of the date hereof between the Credit Parties and the Term Lenders.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute and the rules and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by a Credit Party in or upon which a Lien is granted by such Person in favor of Administrative Agent, for the benefit of the Secured Parties, under any of the Loan Documents including without limitation, all “Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages and the Pledge and Security Agreement, as applicable) or similar terms used in the Security Instruments, provided that, in each case, Collateral shall not include Excluded Property.

“Collateral Account” has the meaning assigned to such term in the Pledge and Security Agreement.

“Commitment Fee” has the meaning assigned to such term in Section 2.5(c)(i) hereof.

“Commitments” shall mean, collectively, the Term Loan Commitments and the Bridge Loan Commitments.

“Common Stock” means the common shares of the capital of the Borrower.

“Communications” has the meaning assigned to such term in Section 10.2(b).

“Confidential Information” has the meaning assigned such term in Section 10.16.

Appendix I-5

“Contemplated Acquisition” means the acquisition by Borrower of all of the Equity Interests of Mid Pac Petroleum, LLC, a Delaware limited liability company, in accordance with that certain agreement and plan of merger dated as of June 2, 2014 by and among Borrower, Bogey, Inc., a newly formed Hawaii corporation, and Koko’oha Investments, Inc., a Hawaii corporation (the “Purchase Agreement”), and a representative of the shareholders of Koko’oha Investments, Inc. pursuant to which, Bogey, Inc. will merge with and into Koko’oha Investments, Inc. with the Koko’oha Investments, Inc. surviving the merger as a wholly owned subsidiary of HPE and as an indirect wholly-owned subsidiary of Borrower, and in consideration of such merger, the shareholders of Koko’oha Investments, Inc. will receive consideration in an aggregate amount of $107,000,000, subject to adjustment as provided in the Purchase Agreement, which amount includes the assumption of all existing bank debt of Mid Pac Petroleum, LLC owed to First Hawaiian Bank.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “Controlling” and “Controlled” and “under Common Control” shall have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Facility Pro Rata Share” means, as of any date of determination, the fraction (expressed as a percentage), the numerator of which is the aggregate amount of all of such Lender’s outstanding unfunded Commitments and the aggregate principal amount of such Lender’s Loans then outstanding and the denominator of which is the sum of the aggregate amount of all outstanding unfunded Commitments and the aggregate principal amount of all Loans then outstanding.

“Credit Party” means the Borrower and each Guarantor.

“Debt,” for any Person, means without duplication:

(a) indebtedness of such Person for borrowed money;

(b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable and royalty payments in regards to non-exclusive licenses of Intellectual Property in the ordinary course of business);

(d) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases (but excluding, for the avoidance of doubt, operating leases);

(e) obligations of such Person under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing

Appendix I-6

(f) obligations of such Person under any Hedge Contract;

(g) obligations of such Person owing in respect of Disqualified Equity Interests;

(h) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above;

(i) guarantees of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above secured by any Lien on or in respect of any Property of such Person; and

(j) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

For purposes of this definition, (i) the amount of any Debt represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Debt, (ii) the amount of any Debt represented by a guaranty which is limited, shall be valued at the limited amount of such obligations and (iii) the amount of any Debt represented by a guaranty which is non-recourse to a Person or for which recourse is limited to an identified asset, shall be valued at the fair market value of such asset to which there is recourse under such guaranty.

“Debt Issuance” means the incurrence by any Credit Party or any of the Subsidiaries of the Credit Parties (other than the Excluded Subsidiaries with the exception of, upon the consummation of the Contemplated Acquisition, Koko’oha Investments, Inc. and its Subsidiaries including without limitation the Mid Pac Entities) of any Debt after the Closing Date (other than as permitted by Section 6.2).

“Debtor Relief Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” has the meaning assigned such term in Section 2.6(b).

Appendix I-7

“Defaulting Lender” means, subject to Section 2.14(b), any Lender or its Affiliate that (a) has failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder or has failed to perform any of its funding obligations hereunder, including in respect of its Loans, in each case, within two (2) Business Days of the date when due unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Requisite Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” shall have the meaning given to such term in the UCC (or any successor statute), as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any Lien in any of the Collateral, the UCC (or any successor statute) of such other state.

“Disposition” means any sale, lease, license, transfer, assignment, conveyance, Sale Leaseback Transaction or other disposition of any Property (including any Working Interest, overriding Royalty Interest, production payments, net profits interest, Royalty Interest, or mineral fee interest).

Appendix I-8

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) requires the scheduled payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Stated Term Loan Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, and the all termination of the Commitments provided that preferred stock of the Borrower shall not be deemed to constitute Disqualified Equity Interests to the extent that any right of redemption, payment of dividends or distributions or other payments due under such preferred stock are subordinated to the payment of the Obligations upon the occurrence of an Event of Default (pursuant to documentation in form and substance satisfactory to the Requisite Lenders and the Borrower).

“Dividend” with respect to any Person, a dividend or return on equity capital to the holders of its Equity Interests or any other distribution, payment or delivery of property or cash to the holders of its Equity Interests as such, or any redemption, retirement, purchase or other acquisition, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower or any other Credit Party organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (a) any Lender (other than a Defaulting Lender), (b) any Approved Fund, (c) any Subsidiary or Affiliate of a Lender (other than a Defaulting Lender, the Borrower, any Credit Party or any of their Subsidiaries, the JV Company or Laramie Energy II, LLC or any of its Affiliates), and (d) any commercial bank or other financial institution or fund Approved by the Requisite Lenders in their sole discretion and consented to by Borrower (provided that the Borrower shall not have any such consent right upon the occurrence and during the continuation of an Event of Default) provided that Eligible Assignee shall not include any direct competitor of the Borrower or its Subsidiaries in regards to the Permitted Business.

“Embargoed Person” has the meaning assigned such term in Section 6.18.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) and shall include, without limitation, soil, soil gas, sediment, fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

Appendix I-9

“Environmental Law” means, all Legal Requirements relating to Hazardous Substances, pollution, restoration or protection of the environment or the health and safety of employees as it related to Hazardous Substances, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, in effect as of the date hereof, including any judicial or administrative interpretation thereof.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization issued under Environmental Laws by any Governmental Authority.

“Equipment” has the meaning assigned such term in the UCC.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests, limited liability company interests, and membership interests, whether outstanding on, or issued after, the Closing Date, and any and all warrants, rights or options to purchase or other arrangement or rights to acquire any of the foregoing; provided, however, that “Equity Interest” shall not include any debt securities that are convertible or exchangeable into any Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Excluded Property” has the meaning assigned to such term in the Pledge and Security Agreement.

“Excluded Subsidiary” means (a) HPE and its Subsidiaries, including Hawaii Independent Energy, HIE Retail, LLC, Smiley’s Super Service, Inc., Bogey, Inc. and, following the consummation of the Contemplated Acquisition, Koko’oha Investments, Inc., successor by merger to Bogey, Inc., and its Subsidiaries (including, without limitation, the Mid Pac Entities), (b) Texadian Energy, Inc. and Texadian Energy Canada Limited, (c) Castle Exploration Company, Inc. provided that (i) the Borrower is diligently pursuing the clearances necessary to apply for the dissolution of Castle Exploration Company, Inc. under Pennsylvania law and takes commercially reasonable action to complete the dissolution process (which could take three years or longer) and (ii) Castle Exploration Company, Inc. does not at any time own more than $250,000 of Property after the Closing Date, (d) any Subsidiary of Borrower formed after the Closing Date for the sole purpose of facilitating an acquisition or merger (or signing an acquisition or merger agreement) permitted hereunder unless and until the earlier to occur of (i) the consummation of such acquisition or merger or (ii) such Subsidiary owns more than $1,000,000 of assets at any time and (e) any Subsidiary of an Excluded Subsidiary referenced in clauses (a), (b) and (c) of this definition.

Appendix I-10

“Excluded Taxes” means, means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loans or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(e), (f), or (g); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Orders” has the meaning assigned such term in Section 6.18.

“Existing Term Loans” has the meaning assigned to such term in Section 2.1(a) hereof.

“Extension Date” means the one (1) year anniversary of the Closing Date.

“Extension Fee” has the meaning assigned to such term in Section 2.5(c)(iii) hereof.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), (b) any current or future regulations or official interpretations thereof, (c) any agreements entered into pursuant to Section 1471(b)(1) of the Code, and (d) any intergovernmental agreement or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement entered into in connection therewith.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and, with respect to quarterly financial statements, absence of footnotes.

Appendix I-11

“Financial Statements” means the audited financial statements, including the audited consolidated balance sheet, of Borrower and the Credit Parties in each case, as of December 31, 2013, or December 31 of the relevant fiscal year then ended, as applicable, and the related audited consolidated statements of income, cash flow, and retained earnings of Borrower and the Credit Parties, in each case, for the fiscal year ending December 31, 2013, or the fiscal year then ended, as applicable, copies of which have been delivered to Administrative Agent and Lenders.

“First Advance” has the meaning assigned such term in Section 2.1(c)(i).

“First Amendment to Pledge Agreement” shall mean that certain First Amendment to Pledge Agreement dated as of even date hereof by and between Administrative Agent and Par Piceance Energy Equity LLC, which amends the Pledge Agreement.

“Foreign Lender” means any Administrative Agent or Lender that is not a “United States person” within the meaning of Section 7701(a) (30) of the Code.

“Foreign Subsidiary” means any Subsidiary of a Credit Party that is not a Domestic Subsidiary and any Subsidiary of any Foreign Subsidiary.

“Framework Agreement” means the Framework Agreement, dated as of September 25, 2013, among Hawaii Independent Energy, HPE and Barclays Bank PLC.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Fee” has the meaning assigned to such term in Section 2.5(c)(ii) hereof.

“GAAP” means generally accepted accounting principles recognized as such by the Financial Accounting Standards Board (or generally recognized successor) consistently applied and maintained throughout the period indicated and consistent with applicable laws, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing (except that the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP, including, without limitation, resulting from the implementation of proposed changes to Accounting Standards Codification Topic 840, Leases, by the Exposure Draft issued by the FASB and IASB on August 17, 2010 (and related updates and changes to the Exposure Draft), or any successor proposal), applied on a basis consistent with the requirements of Section 1.3. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or generally recognized successor) in order for such principle or practice to continue as a generally accepted principle or practice, all financial reports or statements required hereunder or in connection herewith may be prepared in connection with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only if Borrower and the Requisite Lenders agree to do so. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP or International Financial Reporting Standards (IFRS), as applicable.

Appendix I-12

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means the guarantees issued pursuant to Article IX by each Guarantor.

“Guaranteed Obligations” has the meaning assigned such term in Section 9.1.

“Guarantor” means a Subsidiary of Borrower that is listed on Schedule 4.21, and each other Domestic Subsidiary that is or that becomes a party to this Agreement as a Guarantor pursuant to Sections 5.12 and/or 6.15. For the avoidance of doubt, Guarantors shall not include any Excluded Subsidiary.

“Hawaii Independent Energy” means Hawaii Independent Energy, LLC, a Hawaii limited liability company and wholly-owned subsidiary of HPE.

“Hazardous Substance” means any substances, materials, or wastes identified or regulated as “hazardous,” “toxic,” or “dangerous” pursuant to any Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products (including crude oil or any faction thereof), radionuclides, radioactive materials, and medical and infectious waste.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement provided that a “Hedge Contract” shall not include any “Master Agreement” or other agreement that provides for the sale by any Credit Party of physical Hydrocarbons in exchange for cash in the ordinary course of business.

“HPE” means Hawaii Pacific Energy, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Borrower.

Appendix I-13

“HPE Pledge Agreement” has the meaning assigned to such term in Section 5.20.

“Hydrocarbon Hedge Agreement” means a Hedge Contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a Well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes; and (b) to the extent not otherwise described in (a), Recording Taxes; provided, however, that notwithstanding any other provision of (i) this Agreement, including, without limitation, any exhibit or schedule thereto; or (ii) any other agreement referenced in or related to the transactions contemplated by this Agreement, “Indemnified Taxes” shall include U.S. federal withholding Taxes applicable to any interest or original issue discount paid under this Agreement only to WB Macau55 Ltd. and to no other Person; provided that “Indemnified Taxes” shall not include U.S. federal withholding Taxes that result from any of the following actions by WB Macau55 Ltd. or any of its Affiliates after the Closing Date: (aa) the assignment by WB Macau55 Ltd. of its rights under the Loan to any of its Affiliates; (bb) the transfer by any Affiliate of Whitebox Advisors LLC of its common stock of Borrower to another Affiliate of Whitebox Advisors LLC; or (cc) a structural reorganization (or similar entity-type reorganization) by Whitebox Advisors LLC or any of its Affiliates.

“Indemnitee” has the meaning assigned such term in Section 10.7(a).

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by any Credit Party which is an owner of Property subject to a Mortgage with respect to the applicable Property pursuant to Section 5.2 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Credit Party and applicable to the Property subject to a Mortgage or any use or condition thereof.

Appendix I-14

“Intellectual Property” means with respect to any Person, all of such Person’s rights, title and interest in and to all copyrights, patents and trademarks, including, without limitation, all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, service mark applications, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world (but excluding intent-to-use trademark applications unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Credit Party in such trademarks is no longer on an “intent-to-use” basis, at which time such trademarks shall automatically and without further action by the parties be subject to the security interest granted by such Credit Party to the Administrative Agent hereunder); copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of August 31, 2012 by and among the Administrative Agent, the JV Company Credit Facility Agent and the Borrower.

“Interest Payment Date” means (i) the last Business Day of each fiscal quarter of the Borrower during any period in which any portion of the Loans are outstanding and (ii) the Term Loan Maturity Date or the Bridge Loan Maturity Date, as applicable.

“Investments” has the meaning assigned to such term in Section 6.7 hereof.

“JV Company” means Piceance Energy, LLC.

“JV Company Credit Facility Agent” means JPMorgan Chase Bank, N.A. or the institution part from time to time as “Administrative Agent”, “indenture trustee” or any similar title under the JV Credit Agreement.

“JV Company Credit Facility Documents” means the JV Credit Agreement and all other documents compromising the definitive documentation of the transactions contemplated by the JV Credit Agreement, including, without limitation, all collateral and security documents and any intercreditor agreements executed in connection therewith as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement and this Agreement.

“JV Company Credit Facility Lenders” means the institutions party from time to time as “Lenders” under the JV Credit Agreement, including, without limitation, J.P. Morgan Chase Bank, N.A. and Wells Fargo Bank, N.A.

“JV Company Credit Facility Obligations” means the “Obligations” (as such term is defined in the JV Credit Agreement) as in effect on August 31, 2012 or in any amendment or modification thereto made in accordance with the Intercreditor Agreement and the Existing Credit Agreement or this Agreement, as applicable.

Appendix I-15

“JV Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement for the JV Company dated as of August 31, 2012.

“JV Credit Agreement” means that certain Credit Agreement dated as of June 4, 2012 by and among the JV Company, the JV Company Credit Facility Lenders, the JV Company Credit Facility Agent, and the other financial institutions party thereto, and any credit agreement, loan agreement, indenture or other document governing Debt (for purposes of this definition only, the “Refinancing Debt”) pursuant to which the obligations under such Credit Agreement (for purposes of this definition only, the “Refinanced Debt”) have been refinanced; provided that (a) such Refinancing Debt has a later maturity than and a weighted average life to maturity equal to or greater than the Refinanced Debt, (b) such Refinancing Debt shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Refinancing Debt shall not include any principal constituting interest paid in kind), (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Debt, (d) the terms and conditions relating to collateral for such Refinancing Debt, taken as a whole, shall be no more favorable to the secured parties in respect of such Debt than the terms and conditions with respect to the collateral for the Refinanced Debt (and the Liens on any collateral securing such Refinancing Debt shall have the same (or lesser) priority as the Refinanced Debt), and (e) such Refinancing Debt shall not include any term or provision that is adverse in any material respect to the interests of the Lenders as determined by the Requisite Lenders in their sole discretion.

“JV Holding Sub” means Par Piceance Energy Equity LLC, a Delaware limited liability company.

“JV Interests” means the Borrower’s, JV Holding Sub’s, or any other Credit Party’s membership interests or other Equity Interests in the JV Company.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing, including any official policy or guidance) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, which is applicable to such Person.

“Lenders” means a party hereto that (a) is a Lender listed on the signature pages of this Agreement on the date hereof or (b) is an Eligible Assignee that became a Lender under this Agreement pursuant to Section 2.13 or Section 10.6.

Appendix I-16

“Lien” means any recorded or unrecorded, express or implied, written or oral mortgage, lien (statutory or otherwise), pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Limited Recourse Guaranty” has the meaning assigned to such term in Section 5.20.

“Liquid Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

(b) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure any Credit Party’s ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A 1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P 1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the applicable Credit Party with the consent of the Requisite Lenders;

(c) deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above; and

(d) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc.

Appendix I-17

“Loans” means the Term Loans made by the Term Lenders to the Borrower pursuant to Sections 2.1(b) and 2.1(c) and the Bridge Loan made by the Bridge Lenders to Borrower pursuant to Section 2.2.

“Loans Offer Price” has the meaning assigned such term in Section 10.6(b)(ii).

“Loan Documents” means this Agreement, any Notes, the Security Instruments, the Limited Recourse Guaranty (if and when executed), the Negative Pledge Agreement (if and when executed), the Closing Payment Letter and each other agreement, instrument, or document executed by any Credit Party, any Subsidiary of any Credit Party or any of their officers at any time in connection with this Agreement.

“Lost Interest” has the meaning assigned such term in Section 2.15(a).

“Material Adverse Change” means (a) a material adverse change in the business, assets, property, condition (financial or otherwise) or operations of the Credit Parties and their Subsidiaries (excluding the Excluded Subsidiaries), taken as a whole, (b) a material adverse effect on any Credit Party’s ability, as a whole, to perform its obligations under this Agreement, any Note or any other Loan Document, or (c) a material adverse change on the validity or enforceability of this Agreement or any of the other Loan Documents.

“Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries (excluding the Excluded Subsidiaries) is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Mid Pac Entities” shall mean Mid Pac Petroleum LLC and all of its direct and indirect Subsidiaries.

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more of the Credit Parties in favor of Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D (and including any amendments to or restatements of any existing mortgages or deeds of trust executed by any one or more of the Credit Parties before the date hereof in favor of Administrative Agent (or assigned to Administrative Agent) in connection with the Existing Credit Agreement), which form shall be in the form of the Mortgage delivered in accordance with Schedule 5.19 and shall be attached as Exhibit D upon delivery of such Mortgage, or such other form as may be requested by the Requisite Term Lenders and Requisite Bridge Lenders and that is satisfactory to the Administrative Agent, Requisite Term Lenders and Requisite Bridge Lenders and as may be amended, restated, supplemented or otherwise modified from time to time, together with any assumptions or assignments of the obligations thereunder by any Credit Party, and “Mortgages” shall mean all of such Mortgages collectively.

Appendix I-18

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) and Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA.

“National Priorities List” has the meaning assigned such term in CERCLA.

“Negative Pledge Agreement” means that certain Negative Pledge Agreement by HPE entered into pursuant to Section 6.20 hereof pursuant to which HPE agrees, among other things, not to encumber the Equity Interests issued by Koko’oha Investments, Inc. to HPE.

“Net Cash Proceeds” means

(a)	with respect to any Disposition (other than any issuance or sale of Equity Interests), the cash proceeds received by any Credit Party (including cash proceeds subsequently received (as and when received by such Credit Party) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Disposition or any other liabilities retained by any Credit Party associated with the properties sold in such Disposition and, subject to the provisions of the Pledge and Security Agreement, held in an account subject to the Administrative Agent’s control (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall automatically constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within two (2) years of such Disposition and, subject to the provisions of the Pledge and Security Agreement, held in an account subject to the Administrative Agent’s control (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within two (2) years of such Disposition and, subject to the provisions of the Pledge and Security Agreement, placed in an account subject to the Administrative Agent’s control, such cash proceeds shall automatically constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Debt which is secured by a Lien on the properties sold in such Disposition (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale and the Debt secured by such Liens is permitted hereunder) and which is repaid with such proceeds (other than any such Debt assumed by the purchaser of such properties);

(b)	with respect to any Debt Issuance (and, for purposes of Section 2.8(d) hereof, any issuance of Permitted Subordinated Debt) by any Credit Party or any Subsidiary of any of the Credit Parties (other than the Excluded Subsidiaries with the exception of, upon the consummation of the Contemplated Acquisition, Koko’oha Investments, Inc. and its Subsidiaries including without limitation the Mid Pac Entities), the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

Appendix I-19

(c)	with respect to any Casualty Event, the insurance proceeds, condemnation awards and other compensation received in cash in respect thereof, net of (i) all reasonable costs and expenses incurred in connection with the collection of such proceeds and the reasonable cost of putting any real property in a safe and secure condition, awards or other compensation in respect of such Casualty Event and (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt for borrowed money which is secured by a Lien on the properties subject to such Casualty Event (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale and the Debt secured by such Liens is permitted hereunder) and which is repaid with such proceeds (other than any such Debt incurred in connection with such Casualty Event).

“Net Equity Proceeds” means an amount equal to any cash proceeds from a capital contribution to, or the issuance or sale of any Equity Interests of, the Borrower or any of its Subsidiaries (other than pursuant to any employee, director or consultant stock or stock option compensation plan), net of reasonable underwriting discounts and commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable, in each case, in connection with such contribution or issuance.

“New Term Loan” has the meaning assigned to such term in Section 2.1(b)(i) hereof.

“New Tranche B Loan” has the meaning assigned to such term in the Existing Credit Agreement, in effect immediately before giving effect to this Agreement.

“Non-Consenting Lender” means, any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 10.1 and (ii) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note of Borrower payable to a Term Lender or Bridge Lender, as applicable, in substantially the form of the attached Exhibit E-1 or Exhibit E-2, as applicable, evidencing indebtedness of Borrower to such Lender resulting from the portion of the Loans owing to such Lender.

“Obligations” means, collectively, the Term Loan Obligations, the Bridge Loan Obligations and all obligations owed to the Administrative Agent by the Credit Parties under the Loan Documents.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Offer” has the meaning assigned such term in Section 10.6(b)(ii).

“Offer Letter” has the meaning assigned such term in Section 10.6(b)(ii).

“Offered Loans” has the meaning assigned such term in Section 10.6(b)(ii).

Appendix I-20

“Offering Lenders” has the meaning assigned such term in Section 10.6(b)(ii).

“Officer’s Certificate” shall mean, as to any Person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president of such person, each in his or her official (and not individual) capacity.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“Organizational Documents” means with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loans or Loan Document).

“Other Lenders” has the meaning assigned such term in Section 10.6(b)(ii).

“Other List” has the meaning assigned such term in Section 6.18.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Guaranty” means that certain Parent Limited Guaranty, dated as of August 31, 2012, by the JV Holding Sub in favor of the JV Company Credit Facility Agent, pursuant to which, among other things, the JV Holding Sub has guaranteed the JV Company Credit Facility Obligations, with recourse thereunder limited to the JV Holding Sub’s JV Interests and fees and expenses as more fully set forth therein.

“Parent Pledge Agreement” means that certain Parent Pledge Agreement dated as of August 31, 2012, by and between the JV Holding Sub and the JV Company Credit Facility Agent.

“Participant Register” has the meaning assigned to such term in Section 10.6(e).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Appendix I-21

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Acquisition” means any acquisition, directly or indirectly, by the Borrower or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that, immediately prior to, and after giving effect thereto:

(i) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all Legal Requirements; and

(iii) in the case of the acquisition of Equity Interests by the Borrower or any Subsidiary of the Borrower (other than any Excluded Subsidiary), after giving effect to such Permitted Acquisition, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by the Borrower or a Guarantor, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 5.08, 5.11, 5.12 and/or 6.15, as applicable.

“Permitted Business” has the meaning assigned such term in Section 6.11.

“Permitted Disposition” means any Disposition permitted by Section 6.4.

“Permitted Holder” means any of Whitebox Advisors LLC, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, LP., and each of their respective Affiliates.

“Permitted Investment” means any Investment permitted by Section 6.7.

“Permitted Liens” means the Liens permitted under Section 6.1.

Appendix I-22

“Permitted Refinancing” means, with respect to any Person, Debt issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace or refinance, in whole or part, any Debt of such Person (solely for purposes of this definition, “Refinanced Debt”); provided that (a) such Debt has a later maturity than or does not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal or extension) of the Refinanced Debt, (b) except as otherwise permitted hereunder (subject to dollar-for-dollar reduction of any applicable basket) such Debt shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing and by the amount of unfunded commitments with respect thereto (provided that the limitation on principal amount of such Debt shall not include any principal constituting interest paid in kind), (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis (unless paid at a discount), and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Permitted Refinancing, (d) such Debt shall not at any time be guaranteed by any Persons other than Persons that are guarantors of the Refinanced Debt, and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Debt than the terms of the guarantee of the Refinanced Debt, (e) if the Refinanced Debt is secured and such Liens are permitted under Section 6.1 hereof, the Permitted Refinancing may be secured provided that the terms and conditions relating to collateral for such Debt, taken as a whole, shall be no more favorable to the secured parties in respect of such Debt than the terms and conditions with respect to the collateral for the Refinanced Debt (and the Liens on any collateral securing such Debt shall have the same (or lesser) priority as the Refinanced Debt relative to the Liens on the Collateral securing the Obligations), (f) if the Refinanced Debt is subordinated in right of payment to the Obligations, such Debt shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as the subordination terms applicable to the Refinanced Debt, and (g) such Debt shall have covenants, default and remedy provisions and other terms and conditions that are substantially identical to, or less favorable to the investors or lenders providing such Debt than those applicable to the Refinanced Debt.

“Permitted Subordinated Debt” means (a) Debt incurred by Credit Parties; provided that (i) such Debt shall be subordinated in right of payment to the payment in full of the Obligations, (ii) such Debt shall be either (x) unsecured or (y) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Obligations, (iii) if such Debt is secured, the holders of such Debt (or their senior representative or agent) and the Administrative Agent (and if such Debt is secured by the JV Interests, the JV Company Credit Facility Agent) shall be party to an subordination agreement reasonably satisfactory to the Administrative Agent, Requisite Term Lenders and Requisite Bridge Lenders, (iv) such Debt shall not be at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Debt than the terms of the Guarantee, (v) such Debt shall have covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums, funding discounts or optional prepayment or redemption provisions) that are substantially identical to, or less favorable to the investors providing such Debt than, those set forth in this Agreement, (vi) the maturity date of such Debt shall be no earlier than the date that is ninety one (91) days after the Stated Term Loan Maturity Date, and (vii) there shall be no scheduled amortization of such Debt, and such Debt shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change-of-control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the date that is ninety one (91) days after the Stated Term Loan Maturity Date.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Platform” has the meaning assigned to such term in Section 10.2.

Appendix I-23

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA other than a Multiemployer Plan.

“Pledge Agreement” means the Pledge Agreement executed by the JV Holding Sub in favor of the Administrative Agent, as amended by the First Amendment to Pledge Agreement and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement executed by each Credit Party in favor of the Administrative Agent, in substantially the form of the attached Exhibit I and as may be amended, restated, supplemented or otherwise modified from time to time.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Pro Rata Share” means (x) in regards to any Term Loans, as to any Term Lender, at the relevant date of determination, the fraction (expressed as a percentage), the numerator of which is such Term Lender’s outstanding unfunded Term Loan Commitment (if any) and its portion of the outstanding Term Loans and the denominator of which is the aggregate amount of all of the outstanding unfunded Term Loan Commitments and the entire aggregate outstanding amount of the Term Loans and (x) in regards to any Bridge Loan, as to any Bridge Lender, at the relevant date of determination, the fraction (expressed as a percentage), the numerator of which is such Bridge Lender’s outstanding unfunded Bridge Loan Commitment (if any) and its portion of the outstanding Bridge Loan and the denominator of which is the aggregate amount of all of the outstanding unfunded Bridge Loan Commitments and the entire aggregate outstanding amount of the Bridge Loan.

“Public Lender” has the meaning assigned to such term in Section 10.2.

“Purchase Agreement” shall have the meaning assigned to such term in the definition of “Contemplated Acquisition” in this Appendix I.

“Purchase Documents” shall mean the Purchase Agreement and all agreements, documents and/or instruments executed and/or delivered in connection with the Purchase Agreement but expressly excluding the Loan Documents.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto and all improvements and appurtenant futures and, for the avoidance of doubt, includes buildings and fixtures.

“Real Property Approvals” means all approvals, consents, waivers, orders, agreements, acknowledgments, authorizations, permits and licenses required under applicable Legal Requirements, or under the terms of any restriction, covenant or easement affecting the Credit Parties’ Real Property, or otherwise necessary or desirable, for the ownership, acquisition, construction, equipping, use, occupancy and operation of such Real Property, whether obtained from a Governmental Authority or any other Person.

Appendix I-24

“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.

“Recording Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, or any other excise or property Taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery, performance, or enforcement, registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Register” has the meaning set forth in Section 10.6(c).

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, or disposing into the Environment or as may be defined in the Environmental Laws.

“Repayment Date” when used with respect to all or any portion of the Loans to be prepaid pursuant to Section 2.8(a) (as a result of a voluntary prepayment, acceleration (as a result of a proceeding commenced under Debtor Relief Laws or otherwise) of the Loans or otherwise), means the date fixed for such prepayment pursuant to the terms of Section 2.8(a).

“Requisite Bridge Lenders” means, Bridge Lenders holding outstanding unfunded Bridge Loan Commitments and the aggregate outstanding principal amount of the Bridge Loan representing more than fifty percent (50%) of the sum of all outstanding unfunded Bridge Loan Commitments and the entire outstanding principal amount of the Bridge Loan; provided further that, if there are two or more Bridge Lenders, the Bridge Loan Commitment of, and the portion of the Bridge Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Bridge Lenders unless all Bridge Lenders are Defaulting Lenders.

“Requisite Lenders” means, Lenders holding outstanding unfunded Commitments and the aggregate outstanding principal amount of the Loans representing more than fifty percent (50%) of the sum of all outstanding unfunded Commitments of the Lenders and the entire outstanding principal amount of the Loans of the Lenders; provided further that (i) if there are two or more Lenders, the Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders unless all Lenders are Defaulting Lenders, (ii) if there is no Bridge Loan then outstanding, “Requisite Lenders” shall mean Lenders holding outstanding unfunded Commitments and the aggregate outstanding principal amount of the Loans representing more than seventy five percent (75%) of the sum of all outstanding unfunded Commitments and the entire outstanding principal amount of the Loans and (iii) if there is no Bridge Loan and there are no Bridge Loan Commitments outstanding, “Requisite Lenders” shall mean Term Lenders holding outstanding unfunded Term Loan Commitments and the aggregate outstanding principal amount of the Term Loans representing more than seventy five percent (75%) of the sum of all outstanding unfunded Term Loan Commitments and the entire outstanding principal amount of the Term Loans provided that, for purposes of this clause (iii), if there are more than two (2) Term Lenders, “Requisite Lenders” shall mean sixty six and two thirds percent (66 2/3%) of the sum of all outstanding unfunded Term Loan Commitments and the entire outstanding principal amount of the Term Loans (it being understood that, for purposes of determining whether there are more than two Term Lenders, a Term Lender and each of its Approved Funds shall be deemed to constitute a single Term Lender).

Appendix I-25

“Requisite Term Lenders” means, Term Lenders holding outstanding unfunded Term Loan Commitments and the aggregate outstanding principal amount of the Term Loans representing more than seventy five percent (75%) of the sum of all outstanding unfunded Term Loan Commitments and the entire outstanding principal amount of the Term Loans; provided that, (i) if there are two or more Term Lenders, the Term Loan Commitment of, and the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Term Lenders unless all Term Lenders are Defaulting Lenders and (ii) if there are more than two (2) Term Lenders, “Requisite Term Lenders” shall mean sixty six and two thirds percent (66 2/3%) of the sum of all outstanding unfunded Term Loan Commitments and the entire outstanding principal amount of the Term Loans (it being understood that, for purposes of determining whether there are more than two Term Lenders, a Term Lender and each of its Approved Funds shall be deemed to constitute a single Term Lender).

“Response” shall mean any response, remedial, removal, or corrective actions undertaken as required pursuant to Environmental Laws to address a Release of Hazardous Substances to the Environment.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Treasurer or General Counsel or for purposes of Section 3.1(a)(iii) such Person’s Secretary, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Responsible Officer’s Certificate” means a certificate executed by a Responsible Officer of the Borrower in the form of the attached Exhibit B.

“Restricted Payment” means, with respect to any Person, (a) (x) any direct or indirect dividend or distribution (whether in cash, securities or other Property) on account of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (y) any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person (including any swap or exchange of convertible notes for Common Stock or other Equity Interests of Borrower other than on the conversion terms set forth in such convertible notes (and/or any indenture pursuant to which such convertible notes were issued) or (b) principal payments, interest payments or fee, premium or any other payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt (including, without limitation, Permitted Subordinated Debt) of such Person; provided that the term “Restricted Payment” shall not include (x) any dividend or distribution payable solely in Equity Interests of Borrower or warrants, options or other rights to purchase such Equity Interests or (y) any conversion on account of convertible notes in accordance with the provisions set forth in such convertible notes (and/or any indenture pursuant to which such convertible notes were issued).

Appendix I-26

“Return” has the meaning assigned to such term in Section 4.10(c).

“Royalty Interest” means (a) an expense-free interest retained by a mineral lessor in a Lease, (b) an overriding royalty reserved by or conveyed to a Person, or (c) any other expense-free right to receive production or revenues from any Oil and Gas Property.

“Sale Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby any Credit Party or any of the Subsidiaries of the Credit Parties shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SDN List” has the meaning assigned such term in Section 6.18.

“SEC” means the United States Securities and Exchange Commission.

“Second Advance” has the meaning assigned such term in Section 2.1(c)(ii).

“Secured Parties” means collectively, the Administrative Agent and each Lender.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Pledge and Security Agreement, (c) the HPE Pledge Agreement (if and when executed), (d) the First Amendment to Pledge Agreement , (e) each other agreement, instrument or document executed at any time in connection with the Pledge and Security Agreement, or the Mortgages, (f) each agreement, instrument or document executed in connection with any Deposit Account subject to the Administrative Agent’s control; and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Solvent” means, with respect to any Person, as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Appendix I-27

“Stated Bridge Loan Maturity Date” means the Extension Date if the Contemplated Acquisition has not been consummated by such date provided that such date shall be extended as of the Extension Date to July 11, 2017 if the Contemplated Acquisition has been consummated by the Extension Date and the Bridge Loan (or any portion thereof) remains outstanding as of the Extension Date.

“Stated Term Loan Maturity Date” means July 11, 2018 provided that if any Bridge Loan Obligations (other than contingent indemnification obligations) remain outstanding on July 11, 2017, the Stated Term Loan Maturity Date shall mean the same date as the Stated Bridge Loan Maturity Date.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any other corporation, limited liability company, association, or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower. Notwithstanding the foregoing or anything contained herein to the contrary, the JV Company shall not be deemed to constitute a Subsidiary of the Borrower or any of the Credit Parties for purposes of this Agreement.

“Taking” means any condemnation for public use of, or damage by reason of, the action of any Governmental Authority, or any transfer by private sale in lieu thereof, either temporarily or permanently.

“Taxes” has the meaning assigned such term in Section 4.10(b).

“Tax Group” has the meaning assigned such term in Section 4.10(a).

“Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” means the Existing Term Loans and the New Term Loans.

Appendix I-28

“Term Loan Availability Period” means the period from and including the Closing Date to but excluding the earlier of: (i) nine (9) months after the Closing Date and (ii) the occurrence of any Event of Default.

“Term Loan Cash Interest” has the meaning assigned to such term in Section 2.6(a)(i)(A) hereof.

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to fund its Pro Rata Share of the Term Loans in accordance with the provisions hereof up to the amount set forth next to such Term Lender’s name on Schedule I, as the same may be (a) reduced or terminated pursuant to Section 2.7 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 10.6.

“Term Loan Exit Fee” has the meaning assigned to such term in Section 2.5(b)(iii) hereof.

“Term Loan Interest” has the meaning assigned to such term in Section 2.6(a)(i) hereof.

“Term Loan Maturity Date” means the earliest to occur of (i) the acceleration (whether automatic or by written notice) of any Obligations in accordance with the terms of this Agreement and (ii) the Stated Term Loan Maturity Date.

“Term Loan Obligations” means (a) obligations of the Borrower and the other Credit Parties from time to time to pay (and otherwise arising under or in respect of the due and punctual payment of) (i) the principal of and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on the Term Loans, and the Term Loan Exit Fee (and any other premium, if any), in each case, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) the Closing Payment and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Credit Parties on account of the Term Loans under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Credit Parties owed to the Term Lenders under or pursuant to this Agreement and the other Loan Documents.

“Term Loan PIK Interest” has the meaning assigned to such term in Section 2.6(a)(i)(B) hereof.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the PBGC or with respect to which the notice required is waived under such regulations), (b) the withdrawal of Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC.

Appendix I-29

“Texadian” means Texadian Energy, Inc.

“Texadian Trade Facility” means any revolving credit facility entered into by Texadian and Texadian-Canada, as borrowers, with one or more financial institutions which finances Texadian and Texadian-Canada’s trading activities by providing loans, letters of credit, or other extensions of credit in furtherance of Texadian’s and Texadian-Canada’s business, and which credit facility is secured by a lien on any or substantially all of the assets of Texadian and Texadian-Canada.

“Third Advance” has the meaning assigned such term in Section 2.1(c)(iii).

“Total Bridge Loan Commitment” means $75,000,000, as such amount may be reduced or terminated pursuant to Section 2.7 on and after the Closing Date.

“Total Term Loan Commitment” means $50,000,000, as such amount may be reduced or terminated pursuant to Section 2.7 on and after the Closing Date, minus the Existing Term Loans outstanding on the Closing Date immediately after giving effect to this Agreement. The initial Total Term Loan Commitment on the Closing Date immediately after giving effect to this Agreement (but before giving effect to making any Advances) is $15,536,450.23.

“Transferred Guarantor” has the meaning assigned such term in Section 9.9.

“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable state or jurisdiction.

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Well” means any existing or future oil or gas well, salt water disposal well, injection well, water supply well or any other well located on or related to the Properties, and any facility or equipment in addition to or replacement of any well.

“Working Interest” means the property interest which entitles its owner to explore and develop certain land for oil and gas production purposes, whether under an oil and gas lease or unit, a compulsory pooling order or otherwise.

Appendix I-30

“Zell Change of Control” shall mean any transaction by Zell Credit Opportunities Master Fund, L.P. and its Affiliates that results in a reduction after the Closing Date by more than twenty five percent (25%) of the sum of (x) the total number of shares of Borrower’s common stock owned by Zell Credit Opportunities Master Fund, L.P. and its Affiliates as of the Closing Date plus (y) the number of shares of common stock of Borrower acquired by Zell Credit Opportunities Master Fund, L.P. and/or its Affiliates on or prior to the date of determination as to whether a Zell Change of Control has occurred, in accordance with a rights offering issued by Borrower, a portion of the proceeds from which are used to either prepay the Bridge Loan or fund the Contemplated Acquisition.

Appendix I-31

Annex 1

	Cash Rate	PIK Rate
Closing Date through June 30, 2015	—	9%
July 1, 2015 through September 30, 2015	11.00%	11.75%
October 1, 2015 through December 31, 2015	11.50%	12.25%
January 1, 2016 through March 31, 2016	12.00%	12.75%
April 1, 2016 through June 30, 2016	12.50%	13.25%
July 1, 2016 through September 30, 2016	13.00%	N/A
October 1, 2016 through December 31, 2016	13.50%	N/A/
January 1, 2017 through March 31, 2017	14.00%	N/A/
April 1, 2017 and thereafter	14.50%	N/A/

Appendix I-32